U.S. HELICOPTER CORPORATION

                        1,003,354 SHARES OF COMMON STOCK

      This prospectus relates to the sale of up to 1,003,354 shares of U.S. Helicopter's common stock by certain persons who are stockholders of U.S. Helicopter. Please refer to "Selling Stockholders" beginning on page 24. The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of the offering. There are no minimum purchase requirements.

      Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "USHP.OB". On May 1, 2007, the last reported sale price of our common stock was $0.95 per share.

       YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST IN US.

       THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

               PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 8.

             WE WILL RECEIVE NO PROCEEDS FROM THE SALE OF OUR COMMON STOCK BY THE SELLING STOCKHOLDERS IDENTIFIED IN THIS PROSPECTUS.

           THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
      REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS May 15, 2007.

                                TABLE OF CONTENTS

EXPLANATORY NOTES                                                              1
FORWARD LOOKING STATEMENTS                                                     1
PROSPECTUS SUMMARY                                                             2
THE OFFERING                                                                   3
SUMMARY FINANCIAL INFORMATION                                                  5
RISK FACTORS                                                                   8
SELLING STOCKHOLDERS                                                          24
USE OF PROCEEDS                                                               29
PLAN OF DISTRIBUTION                                                          29
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS                       32
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                     35
DESCRIPTION OF BUSINESS                                                       51
MANAGEMENT                                                                    60
EXECUTIVE COMPENSATION                                                        65
DESCRIPTION OF PROPERTY                                                       68
LEGAL PROCEEDINGS                                                             68
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  AND RELATED STOCKHOLDER MATTERS                                             69
PRINCIPAL STOCKHOLDERS                                                        69
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                71
DESCRIPTION OF SECURITIES                                                     75
EXPERTS                                                                       78
LEGAL MATTERS                                                                 78
HOW TO GET MORE INFORMATION                                                   78
FINANCIAL STATEMENTS                                                         F-1

                            -----------------------

      We intend to distribute to our shareholders annual reports containing audited financial statements.

                                EXPLANATORY NOTES

         On April 22, 2005, U.S. Helicopter Corporation ("U.S. Helicopter", the "Company", "we" or "us") filed a registration statement on Form SB-2 (No. 333-124262) (the "Registration Statement") to register shares of our common stock, as well as shares of common stock underlying a convertible debenture, held by certain stockholders. The registration statement was declared effective on September 2, 2005. On June 13, 2006, we filed Post-Effective Amendment No. 1 to the Registration Statement to update our financial statements and certain other information, and to eliminate or modify information regarding those selling stockholders listed in the Registration Statement who have sold or otherwise ceased beneficial ownership of their shares pursuant to the Registration Statement. Post-Effective Amendment No. 1 to the Registration Statement was declared effective on June 27, 2006.

         This post-effective amendment on Form SB-2 serves as Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2. This purpose of this post-effective amendment is to update our financial statements and other information, and to eliminate or modify information regarding those selling stockholders listed in the Registration Statement who have sold or otherwise ceased beneficial ownership of their shares pursuant to the registration statement.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to management. The statements contained in this prospectus relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the successful commercialization of our services, future demand for our services, general economic conditions, government regulation, competition and potential competitors' strategies, technological innovations in the helicopter industry, changes in our business strategy or development plans, capital deployment, business disruptions, our ability to consummate future financings and other risks and uncertainties, certain of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected.

         Forward-looking statements are based on management's current views and assumptions and involve unknown risks that could cause actual results, performance or events to differ materially from those expressed or implied in those statements. These risks include, but are not limited to, the risks set forth under the caption "Risk Factors."

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operation" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                               PROSPECTUS SUMMARY

         The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and the notes to the financial statements before making any investment decision.

                                    OVERVIEW

         U.S. Helicopter is a Delaware corporation that was formed on March 4, 2003. We believe the timing is favorable, particularly in light of traffic congestion problems affecting many of the nation's highways serving major metropolitan areas during peak traffic hours (especially direct and connecting routes to major airports where gridlock has become the norm), to introduce our new Metro-hop Airport Shuttle Service. Our MASS service will provide regular, scheduled passenger helicopter service between many of the nation's larger metropolitan airports and surrounding city-based heliports. On March 27, 2006, we commenced regularly scheduled flight operations between the Downtown Manhattan Heliport and JFK International Airport. We estimate that there are annually over 29 million air passengers traveling in and out of Manhattan who could utilize a regularly scheduled helicopter service to access major airports, when it becomes available.

         Our principal target market is the business traveler who, we believe, will be willing to pay fares between $139 and $169. Individual travelers will purchase tickets at the higher price range. Large corporate travel management companies or corporations will purchase volume sales, which will be negotiated at a "per-ticket-price" at the lower price range and will be based upon large ticket commitments. Our approximate 8-minute regularly scheduled U.S. Helicopter flight from Manhattan to John F. Kennedy International Airport ("Kennedy Airport") stands in contrast to paying $850 to $2,770 for the same flight offered by a charter helicopter service or paying fares from $75-$125 plus tolls and tips for 65-125 minutes of travel time (or longer) via taxi or limousine airport ride. While our service is available to the general public including corporate CEOs and affluent leisure travelers, we believe our service has the greatest appeal to the segment of the business traveler market (like managers, directors, etc.) who use town car/executive car services, limos or taxi transportation, travel 2-3 times per month and recognize the true time-saving value offered via helicopter. We believe our service is highly attractive (for personal reasons as well as business reasons) compared to ground-based travel when the helicopter connection is reasonably and moderately priced in the range that U.S. Helicopter offers.

         During 2006, we introduced our MASS service in the Metro New York City market with service between Kennedy Airport and Newark Liberty International Airport ("Newark Liberty Airport") and the Downtown Manhattan Heliport. In February 2007 we expanded our service between Kennedy Airport and Newark Liberty Airport to the East 34th Street Heliport. In June 2006, we also commenced service between Sikorsky Memorial Airport in Stratford, Connecticut and the Downtown Manhattan Heliport. We intend to expand our service to LaGuardia International Airport and the West 30th Street Heliport in Manhattan during the next 12 months. Subsequently we intend to introduce our airport shuttle service in the metropolitan Washington DC, Chicago and Los Angeles markets, with further expansion into other major U.S. metro-markets. The number of passengers who originate or terminate their travel from within close proximity to one of these cities' heliports is estimated at over 200 million annually. Over 29 million passengers originate or terminate their trips from the island of Manhattan.

         Many of the same factors (population growth, economic expansion and airline deregulation), which drove the growth in air passenger travel during the years since 1975, are also responsible for the demand which currently exists for reliable, scheduled "Metro-hop" airport shuttle services. Even so, as traffic congestion intensified and systemic gridlock became the norm (while corporate charter helicopter usage expanded), the demand for scheduled helicopter services to and from airports to serve the general public, especially regular business travelers, has remained largely ignored and un-served in the United States.

         U.S. Helicopter believes that there is significant unfulfilled demand for scheduled, "Metro-Hop" airport helicopter shuttle services in the U.S., especially in its initial target market of the New York City metropolitan area. This demand has been largely unfulfilled since the late 1970s, when New York Airways' scheduled helicopter service carried over 400,000 passengers annually.

During this period the market size was approximately 35 million passengers as compared to today, where the market size has grown to over 96 million passengers.

         Due to significant growth in many U.S. cities, the need for ground-based infrastructure servicing metropolitan areas, and roadways servicing major airports in particular, has outpaced capacity. Only so many subways, bus lines, and taxi routes can be added to service these high demand routes before each city runs out of space and capability. Adding more limousine and taxi services will not help the situation either because the bottleneck is in the infrastructure itself. U.S. Helicopter believes that the future of transportation for short distances into and out of these densely populated urban areas is by helicopter. By using the vertical take off and landing capabilities of the helicopter, passengers will be able to travel through the city and to local destinations without suffering through hours of gridlock. People will be able to quickly travel across town, to the local airport, or to a neighboring city in minutes instead of hours.

         The securities offered hereby involve a high degree of risk. Please see "Risk Factors" beginning on page 8 for further information.

                                    ABOUT US

         Our operations headquarters are located at 1000 Great Meadow Road, Suite 200, Sikorsky Memorial Airport, Stratford, Connecticut.

         Our principal executive office is located at 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, New York. Our telephone number is
(212) 248-2002.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are stockholders of U.S. Helicopter. The selling stockholders consist of:

     o Cornell Capital Partners, L.P. ("Cornell Capital"), which intends to sell up to 478,854 shares of common stock issued upon conversion of a secured debenture (the "April 2005 Debenture").

     o Troy Rillo, who intends to sell up to 143,500 shares of common stock, which were acquired from Cornell Capital.

     o 3B Group, Inc., which intends to sell up to 381,000 shares of common stock received in consideration of its efforts in assisting us to raise capital and to induce Cornell Capital to make an investment in us.

         We previously registered up to 7,344,830 shares issuable pursuant to the April 2005 Debenture, as described below, in the Registration Statement. On September 11, 2006, all amounts remaining due and payable under the April 2005 Debenture were converted into 509,980 shares.

COMMON STOCK OFFERED                       1,003,354 shares by selling
                                           stockholders. This equals 2.82% of
                                           our outstanding common stock on the
                                           date hereof.

OFFERING PRICE                             Market price

COMMON STOCK OUTSTANDING                   35,524,931 shares as of May 1, 2007
BEFORE THE OFFERING

USE OF PROCEEDS                            We will not receive any proceeds from
                                           the sale of the shares offered by the
                                           selling stockholders. Any proceeds we
                                           have received from the sale of the
                                           April 2005 Debenture have been used
                                           for general working capital purposes.
                                           See "Use of Proceeds."

RISK FACTORS                               The securities offered hereby involve
                                           a high degree of risk and immediate
                                           substantial dilution. See "Risk
                                           Factors".

OVER-THE-COUNTER                           USHP.OB
BULLETIN BOARD SYMBOL

                          SUMMARY FINANCIAL INFORMATION

         We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the year ended December 31, 2006. The following financial information should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the financial statements and related notes appearing elsewhere in this prospectus.

BALANCE SHEET AS OF DECEMBER 31, 2006

ASSETS:
CURRENT ASSETS:
  Cash                                                              $ 2,620,540
  Restricted Cash                                                       179,442
  Accounts Receivable                                                    40,594
  Inventory                                                              31,416
  Prepaid Expenses                                                      202,697
  Other Current Assets                                                  343,169
                                                                    -----------

    TOTAL CURRENT ASSETS                                              3,417,858
                                                                    -----------

PROPERTY AND EQUIPMENT:
  Leasehold Improvements                                              1,120,625
  Office Equipment                                                      105,937
  Less: Accumulated Depreciation                                       (250,535)
                                                                    -----------

  PROPERTY AND EQUIPMENT - NET                                          976,027
                                                                    -----------

OTHER ASSETS:
  Deferred Financing Costs, Net of Accumulated Amortization
    of $180,682                                                       1,469,226
  Deferred Offering Costs                                               220,806
  Deposits                                                              833,039
                                                                    -----------

    TOTAL OTHER ASSETS                                                2,523,071
                                                                    -----------
    TOTAL ASSETS                                                    $ 6,916,956
                                                                    ===========

U.S. HELICOPTER CORPORATION

BALANCE SHEET AS OF DECEMBER 31, 2006

LIABILITIES AND STOCKHOLDERS' [DEFICIT]:
CURRENT LIABILITIES:
  Accounts Payable and Accrued Expenses                               $  1,995,071
  Current Maturities of Long-Term Debt, Net of Discount                    490,347
    of $4,158
  Deferred Salary and Taxes Payable                                          7,591
  Accrued Salary and Taxes Payable                                          69,530
  Air Traffic Liability                                                     94,031
                                                                      ------------
                                                                         2,656,570
  TOTAL CURRENT LIABILITIES

LONG-TERM DEBT - NET OF DISCOUNT OF $3,060,647                           5,589,353

LONG-TERM DERIVATIVE LIABILITY                                             251,754

DEFERRED CHARGES                                                           499,100
                                                                      ------------

  TOTAL LIABILITIES                                                      8,996,777
                                                                      ------------

COMMITMENTS AND CONTINGENCIES                                                 --
                                                                      ------------

STOCKHOLDERS' [DEFICIT]:
  Convertible Series A Preferred Stock, $0.001 Par Value; 1,500,000
    Shares Authorized; 47,000 Shares Issued and Outstanding                     47

  Common Stock, $0.001 Par Value; 95,000,000 Shares Authorized;
    35,449,931 Issued and Outstanding                                       35,450

  Additional Paid In Capital                                            11,531,008

  Deferred Equity Compensation                                            (912,449)

  Accumulated Deficit                                                  (12,733,877)
                                                                      ------------

  TOTAL STOCKHOLDERS' [DEFICIT]                                         (2,079,821)
                                                                      ------------
  TOTAL LIABILITIES AND STOCKHOLDERS' [DEFICIT]                       $  6,916,956
                                                                      ============

STATEMENTS OF OPERATIONS
                                                           YEARS ENDED
                                                          DECEMBER 31,

                                                      2006             2005
                                                  ------------     ------------

REVENUES                                          $  1,417,215     $       --
                                                  ------------     ------------

EXPENSES:
  Payroll                                            2,886,533          826,003
  Payroll Taxes and Benefits                           277,953          112,509
  Crew Costs and Other                                 109,541             --
  Substitute Service/Interrupted Passenger              13,395             --
  Maintenance                                        1,273,208             --
  Fuel                                                 387,690             --
  Aircraft and Traffic Servicing                       275,991             --
  Other Taxes                                            9,900              800
  Professional Fees                                  1,837,556          476,154
  Insurance                                            669,613           53,494
  Office Expense                                       210,776           38,427
  Website and Website Design                            35,943           21,726
  Travel                                                64,463           37,687
  Rent                                                 369,645           20,689
  Lease Expense - equipment                          1,551,304           98,834
  Reservation Expense                                  189,524          124,450
  Advertising                                        1,946,148          133,000
  Licenses and Fees                                     11,197           10,998
  Depreciation and Amortization                        252,362            2,421
                                                  ------------     ------------
  TOTAL EXPENSES                                    12,372,742        1,957,192
                                                  ------------     ------------

  OPERATING (LOSS)                                 (10,955,527)      (1,957,192)
                                                  ------------     ------------

OTHER INCOME (EXPENSE):
  Interest Income                                      118,579             --
  Interest Expense                                    (445,689)         (94,120)
  Amortization of Beneficial Conversion
    Feature of Long-Term Debt                             --           (380,000)
  Amortization of Deferred Financing Costs            (354,120)         (98,904)
  Change in Fair Value of Derivative                 2,765,581             --
  Amortization of Debt Discount                       (748,584)            --
                                                  ------------     ------------
                                                     1,336,167         (573,024)
  NET OTHER INCOME (EXPENSE)

  NET (LOSS)                                      $ (9,619,760)    $ (2,546,291)
                                                  ============     ============

  NET (LOSS) PER COMMON SHARE:
    BASIC AND DILUTED                             $       (.30)    $       (.10)
                                                  ============     ============

  WEIGHTED AVERAGE NUMBER OF SHARES                 32,583,871       25,590,244
                                                  ============     ============

                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS AND AVIATION INDUSTRY
---------------------------------------------------

         WE NEED TO MAINTAIN NUMEROUS REGULATORY PERMITS, CERTIFICATES, LICENSES, ETC. FROM GOVERNMENTAL AUTHORITIES. OUR ABILITY TO CONTINUE OPERATIONS WILL BE ADVERSELY AFFECTED IF ANY OF OUR AUTHORIZATIONS ARE SUSPENDED OR REVOKED.

         We are subject to a wide range of governmental regulation by U.S. Federal, regional, state and local governmental agencies. Our ability to continue operations will be adversely affected if any of the entities described below modifies, suspends or revokes our authorizations for failure to maintain compliance with applicable rules and regulations. Our business requires permits, licenses, operating approvals, and various other authorizations by, among others, the following authorities:

     o U.S. Department of Transportation ("DOT"): We filed our application for a Certificate of Public Convenience and Necessity with the DOT on February 14, 2005. On October 17, 2005, we received an Order to Show Cause from the DOT, which permitted us to commence promotion of our scheduled services. On November 1, 2005 we received a "Final Order" from the DOT. We received an "Effective" certificate from the DOT on February 17, 2006.

     o   U.S. Federal Aviation Administration ("FAA"): We filed a
         Pre-Application Statement of Intent with the FAA on February 14, 2005. On March 14, 2005, we filed a formal application with supporting manuals and documentation to obtain a FAR Part-135 Air Carrier Certificate. We received an Air Carrier Certificate from the FAA on February 13, 2006.

     o U.S. Transportation Security Administration ("TSA"): We worked with personnel of the TSA in Washington, D.C. and New York City to meet TSA guidelines for security operations at the New York City heliports in connection with TSA Part-1542 Airport/Heliport Facility policies and Part-1544 Air Carrier/Aircraft Operator regulations. On June 1, 2005, the TSA issued and approved our security plan under TSA Part-1544. The TSA assigned a Principal Security Inspector to facilitate the TSA compliance process. The TSA has agreed to conduct all security procedures at New York City-owned heliports (Downtown Manhattan Heliport).

     o U.S. Federal Communication Commission ("FCC"): We have received FCC approval to establish radio frequencies and communications between our operating helicopters and operations facilities.

     o Port Authority of New York and New Jersey: We have signed agreements with the Port Authority for operation and fees at JFK International Airport and Newark Liberty Airport. We signed agreements for space and bulk take-off fees with the Port Authority for the Downtown Manhattan Heliport. We will need to sign agreements with the Port Authority for LaGuardia Airport.

         WE NEED TO OBTAIN EQUIPMENT AND EQUIPMENT FINANCING IN A COMPRESSED TIMEFRAME WITH LIMITED MANPOWER AND LIMITED RESOURCES. WE COULD FAIL. CERTAIN FINANCIERS MAY REQUIRE AN EQUITY POSITION IN US IN EXCHANGE FOR PROVIDING FINANCIAL AND PERFORMANCE GUARANTEES.

         We plan to acquire through lease or mortgage and put into service up to three additional helicopters during 2007. To accomplish this we will need to secure approximately $12 million of helicopter debt/lease or mortgage financing. We have entered into an aircraft lease for our first helicopter on November 1, 2005 and received delivery of the aircraft on November 2, 2005. On December 1, 2005, February 14, 2006 and May 15, 2006, respectively, we took delivery of three additional aircraft pursuant to respective lease agreements dated December 1, 2005, February 10, 2006 and April 26, 2006. There can be no assurances that a financing transaction with respect to our additional aircraft with any potential sources will be completed at all, or on terms favorable to us. In connection with these financing arrangements, there is a potential that we may require the aircraft manufacturer to provide financial and performance guarantees. In addition, potential financiers may require an equity position in us if such guarantees are required. Accordingly, we may be required to issue some combination of our common stock, options and/or warrants to one or more financiers for our helicopters. Notwithstanding a successful grant of our common stock, options and/or warrants, we may not be able to obtain the necessary helicopter financing on favorable terms and we may not be able to get our aircraft manufacturer to provide the necessary guarantees.

         WE HAVE LIMITED REVENUE FROM OPERATIONS AND MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS. OUR OPERATIONS SINCE INCEPTION HAVE NOT GENERATED A PROFIT.

         We began operations on March 27, 2006 but had no revenue from operations prior to that date. We have relied on and will continue to rely on significant external financing to fund our operations. To date our financing has come from the sale of $11.37 million of convertible debentures, $1.75 million of cash exercises of warrants, $6.25 million in private placement proceeds from the sale of our common stock, $0.3 million in private placement proceeds from the 2004 Private Placement and $11.0 million that will be available to us under a standby equity distribution agreement (the "SEDA funds") upon the effectiveness of a registration statement. We anticipate that we will need to raise $17.1 million in additional capital to finance operations through year-end 2007, assuming that our results of operations reasonably correspond to our business plan. We must also raise $12 million for the leasing of aircraft.

         Our operations since inception in March 2003 have not generated a profit. We generated a net loss of $(17,865) during the period from inception in March 2003 to December 31, 2003, a net loss of $(549,961) during the twelve months ended December 31, 2004, a net loss of $(2,546,291) for the 12 months ended December 31, 2005 and a net loss of $(9,619,760) for the 12 months ended December 31, 2006.

         We cannot assure you that financing, whether from external sources or related parties, will be available on favorable terms. Our inability to obtain adequate financing will result in the need to reduce or curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We may need to raise additional capital to fund our anticipated future expansion. No financing commitments for future capital needs have been obtained as of the date of this prospectus, although discussions are being held.

         WE NEED TO OBTAIN CONTRACTS FOR OPERATING AND LANDING FACILITIES.

         During the balance of 2007, we must enter into operating/rental agreements with one heliport facility in New York City, and one of the three major airports servicing the New York area. We must also enter into operating agreements with facilities of other cities as our operations expand into other target markets throughout the United States. We have obtained operating agreements with the Port Authority of New York and New Jersey for the Downtown Manhattan Heliport, Kennedy Airport and Newark Liberty Airport. We will need to enter into agreements with the Port Authority with respect to operations at LaGuardia Airport. We have entered into an agreement with MacQaurie Aviation North America for the East 34th Street Heliport. We have entered into an agreement with the FAA-Air Traffic Control Manager for Kennedy, La Guardia and Newark/Liberty Airports. In addition, we must enter into an operating agreement for the West 30th Street Heliport owned by the State of New York and operated by Air Pegasus. There can be no guarantee that we will be able to obtain such agreements.

         WE NEED TO OBTAIN APPROVAL FOR SECURE RAMP-SIDE TRANSFERS OF
PASSENGERS.

         In order to conduct our business at each of the New York City-area airports, we will need to obtain approval from the TSA and Port Authority of NY and NJ for the transportation of passengers on the secure side of each airport to connecting flights with airlines that do not have interline agreements with us. Without the ability to transport passengers on the secure side of airports, our passengers could be forced to enter the airport after taking one of our flights and pass through an additional security checkpoint inside the airport. This could add a significant amount of travel time for each passenger not flying on one of our partner airlines, which may make our services less attractive to potential customers.

         WE NEED TO OBTAIN CONTRACTS WITH MAJOR AIRLINES.

         In order to conduct our business, we need to enter into contracts with major airlines regarding airport services and processing for our passengers, cross-marketing, airline interline and, in some cases, code sharing. We have entered into Interline Agreements and ground handling agreements with Delta Airlines and Continental Airlines as of the date of this prospectus. The Interline Agreements govern the procedures for passenger traffic handling and settlement of fees between the parties.

         THE AIR TRANSPORTATION INDUSTRY HAS CHANGED FUNDAMENTALLY SINCE THE TERRORIST ATTACKS ON SEPTEMBER 11, 2001, AND OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED AS A RESULT.

         Since the terrorist attacks of September 11, 2001, the air transportation industry experienced fundamental changes, including revenue declines and cost increases, which resulted in industry-wide liquidity issues. The terrorist attacks significantly reduced the demand for air travel, and additional terrorist activity involving the airline industry could have an equal or greater impact. Although global economic conditions have improved from their depressed levels after September 11, 2001, the airline industry experienced a reduction in high-yield business travel and increased price sensitivity in customers' purchasing behavior. In addition, aircraft fuel prices are at or near historically high levels. The airline industry has continued to add or restore capacity despite these conditions. We expect all of these conditions will continue.

         OUR BUSINESS IS DEPENDENT ON THE AVAILABILITY AND PRICE OF AIRCRAFT FUEL. SIGNIFICANT DISRUPTIONS IN THE SUPPLY OF AIRCRAFT FUEL OR CONTINUED PERIODS OF HISTORICALLY HIGH FUEL COSTS COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

         Our operating results will be significantly impacted by changes in the availability and to a lesser extent by increases in the price of aircraft fuel. Fuel prices increased substantially from 2004 to 2006. Aircraft fuel prices remain at near historically high levels. Due to the competitive nature of the air transportation industry, we may not be able to pass on any increases in fuel prices to our customers by increasing our fares. Political disruptions or wars involving oil-producing countries, changes in government policy concerning aircraft fuel production, transportation or marketing, changes in aircraft fuel production capacity, environmental concerns, natural events such as hurricanes and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future.

         OUR FAILURE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY COULD HARM OUR BUSINESS.

         Our growth strategy involves a gradual phase-in of expanded service in our first market, and expanding the number of markets served. Achieving our growth strategy is critical in order for our business to achieve economies of scale and to achieve profitability. Increasing the number of markets we serve depends on our ability to access suitable heliport and airports located in our targeted geographic markets in a manner that is consistent with our cost strategy. Any condition that would deny, limit or delay our access to heliport and airports we seek to serve in the future will constrain our ability to grow. Opening new markets requires us to commit a substantial amount of resources, even before the new services commence. Expansion is also dependent upon our ability to maintain a safe and secure operation and will require additional personnel, equipment and facilities as well as obtaining approval from the applicable regulatory agencies.

         An inability to hire and retain personnel, timely secure the required equipment and facilities in a cost-effective manner, efficiently operate our expanded facilities, or obtain the necessary regulatory approvals may adversely affect our ability to achieve our growth strategy. We cannot assure you that we will be able to successfully establish new markets and our failure to do so could harm our business.

         Expansion of our markets and services may also strain our existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. We expect that we will need to develop further financial, operational and management controls, reporting systems and procedures to accommodate future growth. We cannot assure you that we will be able to develop these controls, systems or procedures on a timely basis, and the failure to do so could harm our business.

         WE HAVE A LACK OF OPERATING HISTORY.

         Our business plan is focused on providing regularly scheduled passenger helicopter service. Our company had no operating history prior to March 27, 2006. This industry has been dormant in New York since the 1980s. There can be no assurance that our entry into the regularly scheduled passenger helicopter industry will be successful or that we will be able to implement our business plan as a new line of business. Moreover, our relative lack of an operating history in the passenger helicopter industry makes it impossible to predict whether or not the company will operate profitably. While our management collectively possesses substantial experience in the aviation industry, and certain experience in taking start-up companies from formation to an operational stage, there can be no assurances that U.S. Helicopter will be able to locate, hire and retain the necessary personnel to manage and operate the business, develop and implement necessary systems, obtain contracts and obtain financing as contemplated in our business plan.

         THE AIR TRANSPORTATION INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, AND CHANGES IN OR NEW REGULATIONS MAY INCREASE OUR OPERATING COSTS.

         Air carriers are subject to extensive regulatory and legal compliance requirements that result in significant costs. For instance, the FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that necessitate significant expenditures. We expect to continue incurring expenses to comply with the FAA's regulations. In addition, Congress has passed laws in the past several years, and the DOT and the TSA have issued regulations relating to the operation of airlines that have required significant expenditures. We have not yet received approvals from these governmental agencies; however, we will be obligated to comply with the regulations established by these agencies if and when we do receive such authorizations.

         Other laws, regulations, taxes and airport rates and charges have also been imposed from time to time that significantly increase the cost of air transportation operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, most of which are funded by a per-ticket tax on passengers and a tax on airlines.

         We expect to continue to incur expenses in connection with complying with government regulations. Federal agencies other than the FAA, DOT and TSA also govern other aspects of airline operations, which may require changes to current operating procedures and thereby impact our future economic or operating performance. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. We may not be able to increase our fares to pass these fees on to our customers. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.

         RISK OF COMPETITION COULD IMPACT OUR GROWTH POTENTIAL WITHIN A MARKET OR IN EXPANSION CITIES.

         If our business is successful in the New York market, our success may prompt a helicopter operator (sightseeing or charter) to inaugurate scheduled service in New York or another city. Our projected passenger load factors in our first year of operations will be readily available to helicopter operators in cities across the US. Should potential competitors decide to start scheduled service, such providers could upgrade their operating certification with the FAA and DOT and potentially become operators of scheduled service within a minimal timeframe. Such a development could impact our operations or expansion timetable.

         THE MARKET WE ANTICIPATE FOR OUR HELICOPTER SERVICE MIGHT NOT DEVELOP OR TAKE LONGER TO DEVELOP OR BE MORE COSTLY TO DEVELOP THAN WE ANTICIPATE OR THE MARKET MAY BE UNRECEPTIVE TO OUR SERVICE.

         The New York market for our business has not been served on a scheduled basis since Pan Am or New York Airways offered scheduled helicopter service in the 1980s. The success of our passenger service in a market that was exited by all carriers in the 1980s cannot be guaranteed or accurately predicted. The number of potential passengers cannot be predicted with any degree of certainty and there can be no assurance that we will operate in a profitable manner.

         Former helicopter operators exited the market for a number of reasons that included: higher maintenance costs on old helicopter technologies; lack of maintenance reliability; lack of subsidies; poor overall financial conditions of the operators and their accordant inability to support such an operation; lack of helicopter availability at affordable prices; poor schedule reliability; adverse publicity stemming from a helicopter accident on top of the Pan Am Building in New York City in 1977; less than adequate heliports and facilities; lack of back-up helicopters to support performance reliability; and lack of dedicated helicopter route networks to avoid inclement weather holding patterns with fixed wing aircraft. These prior operators operated in an era prior to helicopter GPS enabled navigation. Having such technology available would have allowed such operators to operate flights to and from New York City airports independent of the arrival and departure activities of fixed wing aircraft.

         In January 2005, we received full approval from the FAA -- Air Traffic Control for a series of helicopter-only Special Visual Flight (SVFR) routes between Manhattan and each of the three New York City-area airports. We developed these routes for use with the aircraft's Global Positioning System
(GPS) navigation system. Each route makes use of the helicopter's flight capability, including hover-and-hold and low level of speed approaches, which fixed wing aircraft cannot do. By making use of the helicopter's flexibility, we were able to develop these routes, which do not intersect or interfere with any of the active fixed wing flight routes at the airports, and thus are not subject to delays associated with the fixed wing flight patterns.

         INTERRUPTIONS OR DISRUPTIONS IN SERVICE AT ONE OF OUR HUB HELIPORTS AND/OR HUB AIRPORTS COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR OPERATIONS.

         Our business during 2007 will be heavily dependent on our operations at the Downtown Manhattan and East 34th Street Heliports and at Kennedy, Newark and LaGuardia airports. Each of these airport hub operations includes flights that gather and distribute traffic from markets in the geographic region surrounding the hub to other major cities. A significant interruption or disruption in service at any of these airports could have a serious impact on our business, financial condition and operating results. We will have facility lease and operating agreements permitting us to use the landing facilities at the various heliports in our markets, however, the owners and operators of these heliports are subject to the risks inherent in their own businesses which could in turn adversely impact on us including the risks that the heliports could close, reduce operating hours or services, increase their fees, or be adversely affected by litigation or regulatory matters.

         HELICOPTER OPERATIONS INVOLVE RISK THAT MAY NOT BE COVERED BY OUR INSURANCE OR MAY INCREASE THE COST OF OUR INSURANCE.

         The operation of helicopters inherently involves a degree of risk. Hazards such as aircraft accidents (including mechanical failure, human error, and other causes), collisions, fire and adverse weather and marine conditions are part of the business of providing helicopter services and may result in personal injury, loss of life, damage to property and equipment and suspension or reduction of operations. Any loss of our liability insurance coverage, once obtained, or the loss, expropriation or confiscation of, or severe damage to, a material number of our helicopters could adversely affect our operations or financial condition. We cannot assure you that we will be able to maintain adequate insurance coverage in the future at commercially reasonable rates or that it will be available to us.

         In addition, as a result of the terrorist attacks on September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events. At the same time, aviation insurers significantly increased the premiums for such coverage and for aviation insurance in general. Without governmental support, we will have to obtain insurance coverage commercially, which could have substantially less desirable coverage, may not be adequate or available to protect our risk of loss from future acts of terrorism and may result in a material increase to our operating expenses.

         WE ARE AT RISK OF LOSSES AND ADVERSE PUBLICITY STEMMING FROM ANY ACCIDENT INVOLVING OUR HELICOPTERS.

         If one of our helicopters were to be involved in an accident, we could be exposed to significant tort liability. The insurance we carry to cover damages arising from any accidents may be inadequate. In the event that our insurance is not adequate, we may be forced to bear substantial losses from an accident. In addition, any accident involving a helicopter that we operate could create a public perception that our helicopters are not safe or reliable, which could harm our reputation, result in air travelers being reluctant to fly on our helicopters and harm our business. Customers consider safety and reliability as primary concerns in selecting a provider of helicopter transportation services. If we fail to maintain a record of safety and reliability that is satisfactory to our customers, our ability to retain customers and attract new customers may be adversely affected.

         SEASONALITY AND OTHER FACTORS IMPACT DEMAND FOR AIR TRAVEL.

         Demand for air travel is affected by factors such as seasonality, economic conditions, war or the threat of war, fare levels and weather conditions. In addition, demand for air travel at particular airlines may be impacted from time to time by, among other things, actual or threatened disruptions to operations due to labor issues. Due to these and other factors, operating results for an interim period are not necessarily indicative of operating results for an entire year.

         WE WILL HAVE A SIGNIFICANT AMOUNT OF DEBT AND FIXED OBLIGATIONS WHICH COULD HARM OUR ABILITY TO MEET OUR GROWTH STRATEGY AND IMPAIR OUR ABILITY TO SERVICE OUR FIXED OBLIGATIONS.

         We will have a significant amount of fixed obligations under leases/mortgages related to our aircraft, heliport space, airport terminal space, other facilities and office space. Our debt and fixed obligations could:

     o impact our ability to obtain additional financing to support capital expansion plans and for working capital and other purposes on acceptable terms or at all;

     o divert substantial cash flow from our operations and expansion plans in order to service our fixed obligations;

     o require us to incur significantly more interest or rent expense than we currently do; and

     o place us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

         Our ability to make scheduled payments on our debt and fixed obligations will depend on our future operating performance and cash flow, which in turn will depend on prevailing economic and political conditions and financial, competitive, regulatory, business and other factors, many of which are beyond our control. We cannot assure you that we will be able to generate sufficient cash flow from our operations to pay our debt and fixed obligations as they become due, and our failure to do so could harm our business. If we are unable to make payments on our debt and fixed obligations, we could be forced to renegotiate those obligations or obtain additional equity or debt financing. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our growth strategy. We cannot assure you that our efforts would be successful or timely or that we could refinance our obligations on acceptable terms, if at all.

         OUR MAINTENANCE COSTS WILL INCREASE AS OUR FLEET AGES.

         History has shown that maintenance costs will increase over time. We will incur lower maintenance expenses during the first few years of operations. As equipment ages, the cost to maintain it naturally increases. For example, it costs more to maintain an aircraft that is 15 to 20 years old than one that is five years old. In addition, the costs of maintenance increase each year due to increases in parts prices from manufacturers and increases in labor rates for mechanics. Ongoing manufacturer and FAA directives also increase maintenance costs. Our maintenance costs will increase both on an absolute basis and as a percentage of our operating expenses, as our fleet ages.

         IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL AT REASONABLE COSTS OR FAIL TO MAINTAIN OUR COMPANY CULTURE, OUR BUSINESS COULD BE HARMED.

         Our business plan is labor intensive, with labor costs representing a significant percentage of our anticipated operating expenses. We expect salaries, wages and benefits to increase on a gross basis and these costs could increase as a percentage of our overall costs. Since we will compete against the major U.S. airlines and other helicopter operators for pilots, mechanics and other skilled labor and many of them offer wage and benefit packages that will exceed ours, we may be required to increase wages and/or benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, our business could be harmed and we may be unable to complete our expansion plans.

         OUR FAILURE TO SUCCESSFULLY TAKE DELIVERY OF, PLACE INTO SERVICE AND INTEGRATE INTO OUR OPERATIONS THE AIRCRAFT WE INTEND TO LEASE/PURCHASE COULD HARM OUR BUSINESS.

         We have received our initial four aircraft between November 2005 and May 2006. Our estimated delivery of seven aircraft through December 2007 is as follows:

     o   November 2, 2005: Received one Sikorsky S-76B aircraft
     o   December 1, 2005: Received one Sikorsky S-76B aircraft
     o   February 14, 2006: Received one Sikorsky S-76B aircraft
     o   May 15, 2006: Received one Sikorsky S-76B aircraft
     o   May, 2007: Anticipated delivery of one Sikorsky S-76B aircraft
     o   June, 2007: Anticipated delivery of one Sikorsky S-76B aircraft
     o   November, 2007: Anticipated delivery of one Sikorsky S-76B aircraft

         The above dates for delivery of aircraft we have not yet received represent the anticipated delivery to us. The aircraft will require modifications to bring them to our standards, which we estimate will take approximately 60 days per aircraft. These acquisitions would require financing in the amount of $12 million. Acquisition of aircraft involves a variety of risks relating to its ability to be successfully placed into service, including:

     o difficulties or delays in obtaining the necessary certification from aviation regulatory authorities and validation from the FAA as to the aircraft's airworthiness;

     o   delays in meeting the aircraft delivery schedule;

     o   difficulties in obtaining financing on acceptable terms; and

     o inability of the aircraft and all of its components to comply with agreed upon specifications and performance standards.

         In addition, we also face risks in integrating this aircraft into our infrastructure and operations, including, among other things, the costs, resources and time needed to hire and train pilots, technicians and other skilled support personnel. Our failure to successfully take delivery of, place into service and integrate into our operations our new aircraft could harm our business.

         WE WILL RELY ON MAINTAINING A HIGH DAILY AIRCRAFT UTILIZATION RATE TO KEEP OUR COSTS LOW, WHICH MAKES US ESPECIALLY VULNERABLE TO DELAYS.

         One of our key competitive strengths will be maintaining a high daily aircraft utilization rate, which is the amount of time that our aircraft will spend in the air carrying passengers. High daily aircraft utilization will allow us to generate more revenue from our aircraft and will be achieved in part by reducing turnaround times at heliports and airports so we can fly more hours on average in a day. The expansion of our business to include new markets and destinations, more frequent flights on current routes and expanded facilities could increase the risk of delays. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance. Reduced aircraft utilization may limit our ability to achieve and maintain profitability as well as lead to customer dissatisfaction.

         OUR BUSINESS IS HIGHLY DEPENDENT ON THE NEW YORK MARKET AND INCREASES IN COMPETITION OR A REDUCTION IN DEMAND FOR AIR TRAVEL IN THIS MARKET WOULD HARM OUR BUSINESS.

         Our plan for market entry contemplates phased-in growth focused on adding flights in New York City at the Downtown Manhattan Heliport, East 34th Street Heliport and the West 30th Street Heliport following our initial launch of New York service out of the Downtown Manhattan and East 34th Street Heliports.

         Our business would also be harmed by any circumstances causing a reduction in demand for air transportation in the New York metropolitan area, such as adverse changes in local economic conditions, negative public perception of the city, additional terrorist attacks, security concerns or significant price increases linked to increases in airport access costs and fees imposed on passengers.

         WE MAY BE SUBJECT TO UNIONIZATION, WORK STOPPAGES, SLOWDOWNS OR INCREASED LABOR COSTS.

         Unlike most airlines, we have a non-union workforce. Not all established airlines are unionized, such as JetBlue Airways. Without extraordinary efforts between management and all levels of employees to provide consistent two-way communications, employees have a tendency to seek union representation so that their needs and quality of life issues are being addressed.

         Startup to mid-size airlines are less likely to be unionized primarily because of two main factors: (1) such companies are more capable than larger airlines of properly managing communications between management and employees and attend to quality of life issues; and (2) employee groups remain comparatively small, which makes union representation less economically beneficial from the standpoint of both the employee groups and the applicable unions.

         We do not anticipate that our employees will seek union representation because we maintain a philosophy of open communication and integrity, and we anticipate having a comparatively small number of employees during our first few years of operations. However, there can be no assurances that once we hire more employees, any of our different employee groups will not unionize and require separate collective bargaining agreements. If any group of our employees were to unionize and we were unable to reach agreement on terms of their collective bargaining agreement, or if we were to experience widespread employee dissatisfaction, we could be subject to difficulties encountered by other air carriers such as work slowdowns or stoppages. In addition, we may be subject to disruption by organized labor groups protesting our non-union status. Any of these events would be disruptive to our operation and could harm our business.

         OUR RESULTS OF OPERATIONS WILL DEPEND IN PART ON FACTORS BEYOND OUR IMMEDIATE CONTROL, SUCH AS THE PRICE OF FUEL, WEATHER AND SEASONALITY.

         We expect our quarterly operating results to fluctuate due to changes in aircraft fuel and security costs as well as to the timing and amount of maintenance and advertising expenditures. Seasonality will also impact our operations. We are susceptible to adverse weather conditions, including snow storms and hurricanes, as a result of our operations being concentrated on the East Coast. As we enter new markets, we could be subject to additional seasonal variations along with any potential competitive responses to our entry. As a result of these factors, quarter-to-quarter comparisons of our operating results may not be a good indicator of our future performance. In addition, it is possible that in any future quarter our operating results could be below the expectations of investors and any published reports or analyses regarding U.S. Helicopter. In that event, the price of our common stock could decline, perhaps substantially.

         WE ARE SUBJECT TO THE RISKS OF HAVING A LIMITED NUMBER OF SUPPLIERS FOR OUR AIRCRAFT AND ENGINES.

         One of the elements of our business strategy is to operate only one general type of aircraft equipped with one or possibly two types of engines. Our dependence on a single type of aircraft and engine for all of our flights makes us particularly vulnerable to any problems associated with the manufacturer's airframe and engines, including design defects, mechanical problems, contractual performance by the manufacturers, or adverse perception by the public that would result in customer avoidance or in actions by the FAA resulting in an inability to operate our aircraft. Even though a single-manufacturer fleet is easier and more cost effective to maintain since employees will only have to be trained to service one type of engine, a more diversified fleet would make us better positioned than we will be to manage such events.

         WE RELY HEAVILY ON AUTOMATED SYSTEMS TO OPERATE OUR BUSINESS AND ANY FAILURE OF THESE SYSTEMS COULD HARM OUR BUSINESS.

         We will depend on automated systems to operate our business, including a computerized reservation system, a telecommunication systems and a website. Our website and reservation system must be able to accommodate a substantial volume of traffic and deliver important flight information. Substantial or repeated website, reservations system or telecommunication systems failures could reduce the attractiveness of our services and could cause customers dissatisfaction. Any disruption in these systems could result in the loss of important data, increase our expenses and generally harm our business.

         OUR BUSINESS COULD BE HARMED IF WE LOSE THE SERVICE OF OUR KEY
PERSONNEL.

         Our business depends upon the efforts of our Chief Executive Officer, John G. Murphy, and Chief Operating Officer, Terence O. Dennison and a number of management and operating personnel. We do not maintain key-man life insurance on Messrs. Murphy and Dennison. The loss of the services of any of these executives could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We may have difficulty replacing management or other key personnel who leave and, therefore, the loss of the services of any of these individuals could harm our business.

         OTHER COMPANIES MAY HAVE DIFFICULTY ACQUIRING US, EVEN IF DOING SO WOULD BENEFIT OUR STOCKHOLDERS, DUE TO PROVISIONS UNDER OUR CORPORATE CHARTER AND BYLAWS, AS WELL AS DELAWARE LAW.

         Provisions in our amended certificate of incorporation, our bylaws, and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

     o advance notification procedures for matters to be brought before stockholder meetings;

     o   a limitation on who may call stockholder meetings; and

     o the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without a stockholder vote.

         We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder", meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors. In addition, United States laws and the regulations of the DOT will require that United States citizens must effectively control us. As a result, our president and at least two-thirds of our board of directors must be United States citizens and not more than 24.9% of our voting stock may be owned by non-U.S. citizens (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49%). Any of these restrictions could have the effect of delaying or preventing a change in control.

         WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AGAINST UNAUTHORIZED USE BY THIRD PARTIES.

         Our success and ability to compete depends in part upon our proprietary rights and intellectual property. On March 21, 2006, we obtained registration of the mark "U.S. Helicopter" from the United States Patent and Trademark Office. However, existing laws afford only limited protection for our intellectual property. Despite our efforts to protect our intellectual property, a third party could utilize our corporate name without authorization. Our means of protecting our proprietary rights may not be adequate and our competitors may use our corporate name to our disadvantage. If we are unable to adequately protect our intellectual property or become subject to intellectual property infringement claims, we could incur costly and time-consuming litigation.

         On or about July 29, 2006, Textron Innovations, Inc. ("Textron") instituted a trademark cancellation proceeding against us before the U.S. Patent and Trademark Office, Trademark Trial and Appeal Board. In the cancellation proceeding, Textron seeks to cancel our trademark registration for the mark U.S. HELICOPTER(R), Trademark Registration No. 3,072,323, as used by us for our scheduled airline services (the "Mark"). We registered the Mark on March 21, 2006 on the Supplemental Register of the U.S. Patent and Trademark Office. Textron contends in the Cancellation Proceeding that a subsidiary of Textron was named "U.S. Helicopter" and used that business entity name for "helicopter repair services" in Texas prior to the use of the Mark by us. On or about September 7, 2006, we filed an answer to the petition to cancel, generally denying the allegations of Textron, and seeking dismissal of the cancellation proceeding. We are vigorously defending this claim. The case is currently in a discovery phase.

         IF WE WERE TO DETERMINE THAT OUR AIRCRAFT, PARTS OR INVENTORY WERE IMPAIRED, IT WOULD HAVE A SIGNIFICANT ADVERSE EFFECT ON OUR OPERATING RESULTS.

         We plan to periodically perform impairment reviews in order to determine whether we need to reduce the carrying value of our aircraft and related assets with a related charge to earnings. In addition to the fact that the value of our fleet will decline as it ages, the potential for industry excess capacity could evolve and other factors beyond our control, may further contribute to the decline of the fair market value of our aircraft and related parts and inventory. If such an impairment does occur, Statement of Financial Accounting Standards No. 144 ("FAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, would require us to write down these assets to their estimated fair market value through a charge to earnings. A significant charge to earnings would adversely affect our financial condition and operating results.

         BECAUSE THE AIRLINE INDUSTRY IS CHARACTERIZED BY LOW GROSS PROFIT MARGINS AND HIGH FIXED COSTS, A MINOR SHORTFALL FROM EXPECTED REVENUE COULD HAVE A SIGNIFICANT IMPACT ON EARNINGS.

         The airline industry as a whole, and scheduled service in particular, are characterized by low gross profit margins and high fixed costs. Fixed costs include, but are not limited to, aircraft, facilities, flight crews, fuel and customer service staff. Existing shuttle services between cities provided by established airlines such as Delta and US Air have demonstrated a broad range of occupancy on their flights based on the time of day.

         Shuttle service airlines believe the marketing benefits of operating hourly flights provide an airline with the maximum potential of revenue recognition. However, the fixed costs of dedicating specific resources do not vary significantly with the number of passengers carried. Therefore, the risk of a relatively small change in the number of passengers, or in fare pricing, or traffic mix could, in the aggregate, have a significant effect on operating and financial results.

         WE MAY NEED AGREEMENTS WITH A CLEARINGHOUSE SETTLEMENT PLAN.

         If we enter into an agreement with an airline that requires it, we may need agreements with one of several airline clearinghouses to facilitate the processing of our tickets issued by such airline on their ticket stock and paid to such airline for travel provided by us. If we fail to obtain such an agreement, our overall ticket sales may be adversely affected, since the vast majority of our passengers will be traveling to an airport to make a connecting flight. An airline clearinghouse agreement will facilitate ticket purchases with passengers who buy tickets for an airline on the airline's website. There can be no assurance these agreements will be reached or what deposits may be required by the clearinghouses.

         SIGNIFICANT FOREIGN OWNERSHIP MAY AFFECT OUR ABILITY TO RETAIN OUR AIR CARRIER CERTIFICATE AND WILL CONSTITUTE A DEFAULT UNDER OUR LOAN AGREEMENTS.

         Federal law requires that United States air carriers be citizens of the United States. For a corporation to qualify as a United States citizen, the President and at least two-thirds of the directors and other managing officers of the corporation must be United States citizens and at least 75% of the voting interest of the corporation must be owned or controlled by United States citizens. "Voting interest" is represented by direct ownership of our common stock. If we are unable to satisfy these requirements, our operating authority from the Department of Transportation may be revoked. Because we are unable to control the transfer of our stock, we are unable to assure that we can remain in compliance with these requirements in the future. In October, 2005, we amended our Bylaws to provide for the automatic suspension of voting rights of foreign stockholders who hold shares of our common stock in excess of 24.99% of the issued and outstanding shares of our common stock. We may in the future seek to adopt additional measures that will provide some protection against a foreign person acquiring more than a 25% voting interest. Such could require stockholder approval and there is no assurance that such approval can be obtained.

         WE WILL BE DEPENDENT ON THIRD PARTY SUPPLIERS FOR HELICOPTER PARTS AND COMPONENTS.

         Frequent maintenance will be required for our aircraft, and maintenance costs will likely comprise a significant portion of our operating costs. Failure or significant delay by potential vendors in providing necessary parts could, in the absence of alternative sources of supply, have a material adverse effect on our operations. If we are dependent on a small number of suppliers for helicopter parts, we may also be subject to adverse impacts from unusually high price increases which are greater than overall inflationary trends.

         OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

         There can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock may experience in the future significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

         OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

     o   With a price of less than $5.00 per share;

     o   That are not traded on a "recognized" national exchange;

     o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

     o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

                   RISKS RELATED TO CORNELL CAPITAL FINANCING

         We are party to certain agreements with Cornell Capital relating to the issuance of approximately $11.37 million in convertible debentures and the sale of up to $11.0 million worth of our common stock pursuant to the SEDA. Investors should be aware that there are certain risks and uncertainties associated with such agreements. In addition, while the Company entered into the SEDA in August, 2004, in light of the successful financings that the Company has closed in the past 12 months, it does not currently intend to file a registration statement to register the shares issuable under the SEDA. The decision in this regard is anticipated by June 30, 2007. Investors should take this into account when considering the following risk factors.

         THE CONVERTIBLE DEBENTURES AND THE SEDA CONTAIN CERTAIN COVENANTS PROHIBITING US FROM RAISING CAPITAL AT LESS THAN THE MARKET PRICE OR PLEDGING ASSETS TO OTHER LENDERS.

         In addition to the Convertible Debentures, the Company has entered into a Standby Equity Distribution Agreement with Cornell Capital on August 4, 2004, which was amended and restated on April 8, 2005 (the "SEDA"). The SEDA and Convertible Debentures contain covenants that restrict the following activities:

     o Raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of U.S. Helicopter's common stock on the date of issuance; or

     o Granting a security interest in U.S. Helicopter's assets, which security interest may be needed in order to obtain borrowings or capital from a lender, except that the secured party is obligated to subordinate the priority of its security interest under certain circumstances.

         The existence of these covenants may severely limit U.S. Helicopter's ability to borrow money or raise capital from the sale of stock or convertible securities because any potential lender will likely require collateral in the form of a security interest on U.S. Helicopter's assets to secure a loan and purchasers of our stock or convertible securities may want to pay a discount to the market price of our stock.

         CORNELL CAPITAL COULD ACQUIRE A SIGNIFICANT AMOUNT OF OUR COMMON STOCK AND, IF IT DOES SO, COULD EXERCISE SIGNIFICANT INFLUENCE OVER US.

         Cornell Capital currently owns 3,153,935 shares of common stock as of March 31, 2007 and, based upon the conversion rights under the March 2006, November 2006 and March 2007 Convertible Debentures, could acquire up to approximately 24.13% of our common stock based on a conversion price of $1.45 per share, or an estimated 29.46% if the conversion price is assumed to be $1.00 per share. The acquisition of such interest would be dependent upon the occurrence of an event of default under the Convertible Debentures and a waiver of Cornell Capital's restriction on owning more than 4.99% of our issued and outstanding common stock. If Cornell Capital acquired such 24.13%-29.46% of our common stock, it could exercise significant influence over the election of directors, determination of policies, appointing the persons constituting management, and determining the outcome of corporate actions requiring stockholder approval, including mergers, consolidations, and the sale of all or substantially all of our assets. The interests of Cornell Capital may differ from the interests of other stockholders.

         THERE MAY BE NO REMAINING PROCEEDS FOR STOCKHOLDERS IN THE EVENT OF OUR DISSOLUTION.

         In the event of our dissolution, the proceeds from the liquidation of our assets, if any, will be first used to satisfy the claims of creditors. Only after all outstanding debts are satisfied will the remaining proceeds, if any, be distributed to our stockholders. Accordingly, the ability of any investor to recover all or any portion of an investment in our securities under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

         IF WE DEFAULT UNDER THE CONVERTIBLE DEBENTURES, CORNELL CAPITAL MAY CONVERT ALL AMOUNTS DUE INTO SHARES OF OUR COMMON STOCK.

         Cornell Capital is restricted from converting more than 4.99% of all amounts due and owing under the Convertible Debentures issued in March, 2006 (in the principal amount of $6,000,000), November, 2006 (in the principal amount of $2,750,000) and March, 2007 (in the principal amount of $1,100,000) into shares of our common stock. In the event of a default under the terms of the Convertible Debentures, however, Cornell Capital may convert all amounts due and owing thereunder without regard to such restrictions and may sell or transfer any such shares without any contractual restriction whatsoever. The issuance of shares pursuant to the Convertible Debentures under such circumstances and the subsequent sale could lower the market price of our common stock.

         EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE SEDA.

         In the event that we decide to obtain financing pursuant to the SEDA, the sale of shares pursuant to the SEDA will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the SEDA to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution. We are obligated to file a registration statement for the shares issuable pursuant to the SEDA prior to making any sales thereunder.

         THE INVESTOR UNDER THE SEDA WILL PAY ONE PERCENT LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK.

         In the event that we decide to obtain financing pursuant to the SEDA, the common stock to be issued thereunder will be issued at a 1% discount to the volume weighted average price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

         THE SALE OF OUR STOCK UNDER OUR SEDA COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE.

         In the event that we decide to obtain financing pursuant to the SEDA, the significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the SEDA could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

         RESTRICTIONS UNDER THE CONVERTIBLE DEBENTURES AND THE SEDA COULD SIGNIFICANTLY LIMIT OUR ABILITY TO ACCESS FUNDS UNDER THE SEDA.

         We are prohibited from issuing shares to Cornell Capital upon conversion of the Convertible Debentures issued in March, 2006, November, 2006 and March 2007 which would result in Cornell Capital holding in excess of 4.99% of our common stock, or pursuant to the SEDA which would result in Cornell Capital holding in excess of 9.9%, of our issued and outstanding common stock. Pursuant to the terms of the Convertible Debentures, this restriction may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. This restriction may significantly limit and delay our ability to access funds under the SEDA and, accordingly, may affect our ability to implement our business plan.

                         RISKS RELATED TO THIS OFFERING

         FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. A total of 3,138,709 of our 35,524,931 shares of common stock outstanding as of May 1, 2007 (assuming no exercise of options or warrants or conversions of convertible notes or preferred stock) are freely tradable without restriction. Upon effectiveness of this registration statement, an additional 1,003,354 of our 35,524,931 shares of common stock outstanding as of May 1, 2007 (assuming no exercise of options or warrants or conversions of convertible notes or preferred stock) will be freely tradable without restriction. All other shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration.

         There is essentially no limit on the number of shares that U.S. Helicopter can register in future registration statements. All of the shares being registered hereunder may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

         We have also issued secured convertible debentures to Cornell Capital in March 2007 (in the principal amount of $1,100,000) (the "March 2007 Debenture"), November 2006 (in the principal amount of $2,750,000) (the "November 2006 Debenture") and March 2006 (in the principal amount of $6,000,000) (the "March 2006 Debenture") which are currently outstanding and are convertible into shares of our common stock at the lesser of $1.45 per share or 95% of the volume weighted average price of our common stock for the 30 days prior to conversion. We also previously issued convertible debentures to Cornell Capital in August 2005 (in the principal amount of $220,000) (the "August 2005 Debenture"), and in April 2005 (in the principal balance of $1,335,424) (the April 2005 Debenture") the balance of which was converted into shares of our common stock on September 11, 2006. We have filed a separate registration statement with the Securities and Exchange Commission including the shares issuable upon conversion of the March 2006 Debenture and the August 2005 Debenture. We are obligated to file a registration statement for shares issuable under the March 2007 and November 2006 Debentures upon our receipt of a written request to register such shares from Cornell Capital.

         In addition, we have issued options to purchase a total of 1,988,000 shares of our common stock, with exercise prices ranging from $0.50 per share to $1.40 per share. We have also issued warrants to purchase a total of 7,217,981 shares of our common stock at exercise prices ranging from $0.01 to $1.75 per share, warrants to purchase a total of 63,200 shares of our common stock at an exercise price of 125% of the conversion price of our Series A Preferred Stock, warrants to purchase a total of 63,200 shares of our common stock at an exercise price of 150% of the conversion price of our Series A Preferred Stock and warrants to purchase a total of 29,600 shares of our common stock at an exercise price of 80% of the fair market value of our common stock on the date of exercise. We have also agreed to issue warrants to purchase up to 500,000 shares of our common stock with an exercise price of $0.05 per share on or before July 26, 2007.

         In addition, as of May 1, 2007, a total of 47,000 shares of our Series A Convertible Preferred Stock was outstanding. Our Series A Preferred Stock is convertible into shares of our common stock at an exercise price equal to 80% of the average closing bid price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price shall be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price shall be equal to 80% of the fair market value of our common stock on the date upon which we receive the notice of conversion from the Preferred Stockholder. Such fair market value shall be determined by an accounting firm selected by us which accounting firm is not then currently performing any accounting services for us.

         THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE.

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 1,003,354 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

         There are additional restrictions on our ability to request advances under the SEDA. For example, our ability to request an advance is conditioned upon us registering the shares of common stock with the SEC. Further, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock, which may only be waived by Cornell Capital. (We are also restricted from issuing shares to Cornell Capital upon conversion of the March 2006, November 2006 or March 2007 Debentures which would result in Cornell Capital holding more than 4.99% of our outstanding common stock.) This restriction may significantly limit and delay our ability to access funds under the SEDA. Even if we request advances the amount of each advance is limited to a maximum draw down of $300,000 every five (5) trading days.

         The Company will not be in a position to rely on the SEDA entered into with Cornell Capital to provide liquidity for the Company's working capital and equipment leasing, as it will take time for a market for the Company's business to develop. The Company will not be in a position to access the capital under the SEDA until the Company's securities are quoted on the NASD Bulletin Board, and sufficient demand exists for the Company's equity securities. There can be no assurance that the Company will successfully list its securities for a quotation on the NASD Bulletin Board, or that a market for the Company's securities will develop in a manner that will allow the Company to receive financing under the SEDA.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to U.S. Helicopter and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                        PERCENTAGE
                                                                           OF          PERCENTAGE
                                         SHARES            SHARES       OUTSTANDING    OF SHARES
                                      BENEFICIALLY      BENEFICIALLY     SHARES TO    BENEFICIALLY
                                         OWNED             OWNED        BE SOLD IN       OWNED
                                        BEFORE            BEFORE          THE          AFTER THE
     SELLING STOCKHOLDER              OFFERING          OFFERING (1)    OFFERING       OFFERING
--------------------------------------------------------------------------------------------------
Cornell Capital Partners, L.P.(2)   8,459,416(3)         20.72%        478,854(4)       19.55%

3B Group, Inc.(5)                     431,000(6)          1.07%        381,000              0%

Troy Rillo                            143,500               *          143,500              0%

------------------
* Less than 1%.

(1) Applicable percentage of ownership is based on 35,524,931 shares of common stock outstanding as of May 1, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of May 1, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of May 1, 2007 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC makes the investment decisions on behalf of Yorkville Advisors, LLC.

(3) This figure includes 509,980 shares of common stock, which were acquired upon conversion of the April 2005 Debenture as of September 11, 2006 and warrants to purchase a total of 5,305,481 shares of common stock exercisable within 60 days of May 1, 2007. This figure does not include shares held by Troy Rillo, who was an employee of Cornell Capital as of May 30, 2006 but who does not control, is not controlled by, and is not under common control with Cornell Capital.

(4) Represents remaining shares held upon conversion of the April 2005 Debenture as of September 11, 2006.

(5) All investment decisions of 3B Group, Inc. are made by Barry Liben, President of 3B Group, Inc.

(6) Includes warrants to purchase a total of 50,000 shares of common stock exercisable within 60 days of May 1, 2007.

         The following information contains a description of the selling stockholders' relationships to U.S. Helicopter and how the selling shareholder acquired the shares to be sold in this offering. The selling stockholders have not held positions or offices, or had any other material relationships, with U.S. Helicopter, except as follows:

         CORNELL CAPITAL PARTNERS, L.P. Cornell Capital is the holder of the Convertible Debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in financing transactions with U.S. Helicopter. The transactions are explained below:

         CONVERTIBLE DEBENTURES.

         APRIL 2005 DEBENTURE. We issued to Cornell Capital an Amended and Restated Secured Convertible Debenture in the principal amount of $1,335,424 on April 8, 2005 (the "April 2005 Debenture"). Since January 1, 2006, we were required to make monthly payments of $200,000 until all amounts under the April 2005 Debenture are repaid. On March 31, 2006, we repaid $896,644 in principal and interest under the April 2005 Debenture in connection with the March 2006 Debenture (described below). On September 11, 2006, Cornell Capital converted all amounts remaining due and payable under the April 2005 Debenture into 509,980 shares of common stock. We are registering these shares in this offering.

         The April 2005 Debenture was originally issued in two separate tranches pursuant to a Securities Purchase Agreement between Cornell Capital and us dated August 4, 2004, whereby $1,300,000 of 5% secured, convertible debentures were issued. On August 6, 2004, U.S. Helicopter received net proceeds of $772,500 after payment of certain expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. On February 26, 2005, U.S. Helicopter received net proceeds of $270,000 after payment of certain expenses in the amount of $30,000 from the sale of $300,000 worth of debentures. On April 8, 2005, the Company entered into an Amended and Restated Secured Debenture in the amount $1,335,424, representing the principal and interest due under the prior debentures as of such date. The April 2005 debenture bore interest at 5% per annum and was secured by a security agreement covering substantially all of our business assets, which was amended and restated on August 23, 2005, March 31, 2006, November 10, 2006 and again on March 30, 2007 (the "Amended and Restated Security Agreement") to grant a security interest in connection with the August 2005 Debenture, the March 2006 Debenture, the November 2006 Debenture and the March 2007 Debenture (together, the "Convertible Debentures"). The secured party has agreed to subordinate the priority of its lien under certain circumstances.

         Pursuant to the Convertible Debentures, Cornell Capital's consent is needed before the Company may sell or issue its equity securities without consideration or for a consideration less than fair market value. We will request such consent from Cornell Capital if and when a potential helicopter supplier requires an equity position in us to complete a transaction under terms that would necessitate a Cornell Capital consent.

         AUGUST 2005 DEBENTURE. On August 23, 2005, we entered into a new Securities Purchase Agreement with Cornell Capital, whereby $220,000 of 5% secured convertible debentures were issued (the "August 2005 Debenture"). On August 23, 2005, we received net proceeds of $190,000 after payment of certain expenses in the amount of $30,000. The terms of the August 2005 Debenture were substantially similar to those of the April 2005 Debenture. Commencing January 1, 2006, we were required to make monthly payments of $40,000 until all amounts under the August 2005 Debenture are repaid in full. On March 31, 2006, we repaid $131,189 in principal and interest under the August 2005 Debenture in connection with the March 2006 Debenture (described below). On September 11, 2006, Cornell Capital converted all amounts remaining due and payable under the August 2005 Debenture into 74,608 shares. We filed a separate registration statement for the resale of these shares.

         MARCH 2006 DEBENTURE. On March 31, 2006, we entered into an additional Securities Purchase Agreement with Cornell Capital pursuant to which we issued convertible debentures in the principal amount of $6,000,000 (the "March 2006 Debenture"). The March 2006 Debenture is convertible at the option of Cornell Capital any time up to maturity at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. We are not permitted to issue such number of shares to Cornell Capital upon conversion that would result in Cornell Capital owning in excess of 4.99% of our outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. This restriction may significantly limit and delay our ability to access funds under the SEDA. The debentures have a three-year term and accrue interest at 8% per year payable in our common stock at the rate equal to the conversion price of the debentures in effect at the time of payment. Interest and principal payments on the March 2006 Debenture are due on the maturity date of March 31, 2009. To date, we have issued a total of 100,473 shares to Cornell Capital pursuant to conversion notices of a total of $100,000 under the March 2006 Debenture.

         We entered into the Amended and Restated Security Agreement with Cornell Capital pursuant to which we continued the security interest of Cornell Capital in all our assets which we granted in connection with the original debenture issued by us to Cornell Capital.

         We were required to register all shares issuable pursuant to the March 2006 Debenture pursuant to the terms of an Investor Registration Rights Agreement between Cornell Capital and us. We have filed a separate registration statement with the Securities and Exchange Commission including the shares issuable pursuant to the March 2006 Debenture.

         In connection with this financing, we issued to Cornell Capital five year warrants with the following exercise prices: 1,250,000 at $1.00 per share, 1,250,000 at $1.15 per share, 1,250,000 at $1.30 and 1,250,000 at $1.45. We amended the terms of two warrant agreements to purchase an aggregate of 2,500,000 shares of our common stock as described below in October 2006. We have filed a separate registration statement with the Securities and Exchange Commission including the shares issuable upon exercise of these warrants.

         OCTOBER 2006 WARRANT AMENDMENTS AND EXERCISE. On October 20, 2006, Cornell Capital and we amended the terms of two warrant agreements (the "Cornell Warrants") relating to the issuance of 1,250,000 shares of common stock each that were issued in connection with the March 2006 Debenture. The Cornell Warrants contained exercise prices of $1.00 and $1.15, respectively. To induce Cornell Capital to make an additional investment in us via the cash exercise of the Cornell Warrants, the Company agreed to reduce the exercise price of each Cornell Warrant to $0.70 per share. On October 20, 2006, we issued a total of 2,500,000 shares of common stock in connection with a notice of exercise of the Cornell Warrants received from Cornell Capital on such date. In connection with this agreement, we also agreed to issue additional warrants to purchase up to 500,000 shares of our common stock with the following exercise prices: $1.20 per share (as to 125,000 warrants); $1.35 per share (as to 125,000 warrants); $1.50 per share (as to 125,000 warrants); and $1.65 per share (as to 125,000 warrants). We are not registering the shares of common stock issuable upon exercise of these warrants in this registration statement.

         NOVEMBER 2006 DEBENTURE. On November 10, 2006, we entered into a Securities Purchase Agreement (the "November SPA") with Cornell Capital pursuant to which we agreed to issue a secured convertible debenture to Cornell Capital in the principal amount of $2,750,000 (the "November 2006 Debenture"), which was funded on November 28, 2006. The November 2006 Debenture will mature 36 months after issuance and accrues interest at 8% per year which will be payable in shares of our common stock at the lower of $1.45 per share or 95% of the Fair Market Value for the 30-day period prior to the interest payment due date.

         The November 2006 Debenture is convertible at Cornell Capital's option into shares of our common stock upon the same terms and conditions as the March 2007 Debenture. In addition, Cornell Capital has agreed to not sell any shares that may be acquired under the November 2006 Debenture until May 10, 2007. Thereafter, Cornell Capital will limit its resales of our common stock acquired under the November 2006 Debenture to $250,000 worth for a period of 30 days if our common stock falls below $1.45 per share for five consecutive trading days (the "Resale Limitation"). The Resale Limitation would not apply upon an event of default as defined in the November 2006 Debenture, if waived in writing by us, or to private resales by Cornell Capital. We are required pursuant to the November 2006 Debenture to reserve a total of 20% of the maximum number of shares that may be owned by persons who are not U.S. citizens as determined in accordance with U.S. Department of Transportation regulations for issuance pursuant to the November 2006 Debenture.

         In addition, in the event we close on any debt or equity financing after the issuance date of the November 2006 Debenture, we are required to use 50% of the net proceeds of such financings to prepay outstanding amounts under the November 2006 Debenture or any other debenture issued by us to Cornell Capital. If amounts to be prepaid by us do not total at least the equivalent of $70,000 per month beginning on April 1, 2007, we must prepay the difference to match such amount up to $2,000,000. No further prepayments are required once we prepay a total of $2,000,000.

         We have agreed to grant a security interest to Cornell Capital covering substantially all of our assets to secure our obligations under the November 2006 Debenture pursuant to an Amended and Restated Security Agreement. Pursuant to the November SPA, we also agreed to issue to Cornell Capital warrants to purchase a total of 2,000,000 shares of our common stock with the following exercise prices: $1.20 per share (as to 500,000 warrants); $1.35 per share (as to 500,000 warrants); $1.50 per share (as to 500,000 warrants); and $1.65 per share (as to 500,000 warrants).

         In connection with the November SPA, we also entered into an Investor Registration Rights Agreement whereby we have agreed to register upon written request from Cornell Capital up to 6,875,000 shares that may be acquired under the November 2006 Debenture and the 2,000,000 shares that may be issued pursuant to the warrants.

         MARCH 2007 DEBENTURE. On March 30, 2007, we entered into a Securities Purchase Agreement (the "March 2007 SPA") with Cornell Capital pursuant to which we agreed to issue a secured convertible debenture to Cornell Capital in the principal amount of $1,100,000 (the "March 2007 Debenture"), which was funded on April 2, 2007. The March 2007 Debenture is repayable as of June 30, 2007; however, if we are not successful in completing a financing of at least $1.1 million at such time and no event of default occurs under the March 2007 Debenture, the maturity date will be extended until September 30, 2007. The March 2007 Debenture accrues interest at 12% per year payable in our common stock at the rate equal to the conversion price of the debenture in effect at the time of payment. In the event that the maturity date for the debenture is extended, the interest rate under the debenture will increase by two percent per month through and until September 30, 2007.

         The March 2007 Debenture is convertible at Cornell Capital's option into shares of our common stock at a price per share equal to the lower of $1.45 per share or 95% of the lowest daily volume weighted average price of our common stock ("Fair Market Value") for the 30 days prior to the notice of exercise, as adjusted in accordance with the terms of the March 2007 Debenture. Cornell Capital's conversion right under the March 2007 Debenture is subject to certain limitations including that Cornell Capital may not convert the March 2007 Debenture for a number of shares in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of our common stock beneficially held by Cornell Capital to exceed 4.99% of our then outstanding common stock. In addition, Cornell Capital has agreed to not sell any shares that may be acquired under the March 2007 Debenture until March 31, 2008; provided, however, that such limitation does not apply in the event that the closing bid price of our common stock is greater than $1.75 for five consecutive trading days, upon the occurrence of an event of default under the March 2007 Debenture, if waived by Cornell Capital or to private resales by Cornell Capital.

         In addition, in the event we close on any debt or equity financing after the issuance date of the March 2007 Debenture, we are required to use 100% of the net proceeds of such financings to prepay outstanding amounts under the

March 2007 Debenture until the March 2007 Debenture is repaid in full. In connection with this financing, we also agreed to repay up to a total of $5 million owed to Cornell Capital pursuant to the March 2007, November 2006 and March 2006 Debentures in the event we are successful in raising $5.0 million in two separate private placement transactions.

         We have agreed to grant a security interest to Cornell Capital covering substantially all of our assets to secure our obligations under the March 2007 Debenture pursuant to the Amended and Restated Security Agreement. Pursuant to the March 2007 SPA, we also agreed to issue to Cornell Capital warrants to purchase a total of 155,481 shares of our common stock with the following exercise prices: $1.15 per share (as to 47,827 warrants); $1.35 per share (as to 40,741 warrants); $1.55 per share (as to 35,484 warrants); and $1.75 per share (as to 31,429 warrants). The warrants are exercisable for a period of five years.

         In connection with the March 2007 SPA, we also agreed to register upon written request from Cornell Capital the shares that may be acquired under the March 2007 Debenture and the 155,481 shares that may be issued pursuant to the warrants.

         STANDBY EQUITY DISTRIBUTION AGREEMENT. In August 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P., which was amended and restated on April 8, 2005. Pursuant to the Amended and Restated Standby Equity Distribution Agreement (the "SEDA"), we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $11.0 million. For each share of common stock purchased under the SEDA, Cornell Capital will pay U.S. Helicopter 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital will retain a fee of 5% of each advance under the SEDA. In connection with the SEDA, Cornell Capital received a commitment fee of 2,472,527 shares of our common stock, which were previously registered with the SEC in a prior registration statement. While the Company entered into the SEDA in August, 2004, in light of the successful financings that the Company has closed in the past 12 months, it does not currently intend to file a registration statement to register the shares issuable under the SEDA. The decision in this regard is anticipated by June 30, 2007.

         Cornell Capital subsequently transferred 741,758 shares to Troy Rillo and Amir Elbaz. In February 2006, Mr. Elbaz converted his shares into a promissory note in the principal amount of $494,505, which is convertible into shares of our common stock at the lessor of $1.00 per share or 100% of the fair market value of our common stock for the ten trading days prior to the conversion date, provided that the conversion price shall not be less than $0.50 per share. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a fee of 5,556 shares of our common stock. U.S. Helicopter is not registering the shares issuable pursuant to the SEDA in this registration statement.

         TROY RILLO. Mr. Rillo is an employee of Cornell Capital and received shares of U.S. Helicopter common stock from Cornell Capital. Mr. Rillo does not control, is not controlled by and is not under common control with Cornell Capital.

         3B GROUP, INC. 3B Group, Inc. received 773,196 shares of common stock from us in consideration of its efforts in assisting us to raise capital and to induce Cornell Capital to make an investment in us. We are registering the shares issued to 3B Group, Inc. in this offering. In addition, 3B Group, Inc. received a warrant to purchase up to 50,000 shares of our common stock in consideration of its efforts in assisting us to raise capital and to induce Cornell Capital to make an investment in us in connection with the March 2006 Debenture. U.S. Helicopter is not registering the shares of common stock issuable upon exercise of this warrant in this registration statement.

THERE ARE CERTAIN RISKS RELATED TO SALES BY CORNELL CAPITAL

         There are certain risks related to sales by Cornell Capital, including:

     o The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital is issued shares, the greater chance that Cornell Capital gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

     o To the extent Cornell Capital sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital to sell greater amounts of common stock, the sales of which would further depress the stock price.

     o The significant downward pressure on the price of the common stock as Cornell Capital sells material amounts of common stocks could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of the common stock.

         The Company will not be in a position to rely on the SEDA entered into with Cornell Capital to provide liquidity for the Company's working capital and equipment leasing, as it will take time for a market for the Company's business to develop. The Company will not be in a position to access the capital under the SEDA until the shares issuable pursuant to the SEDA are registered.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we have received net proceeds of $1,042,500 from the sale of the April 2005 Debenture to Cornell Capital under the August 2004 Securities Purchase Agreement. All proceeds we received have been used for working capital purposes including, but not limited to, equipment financing, acquisition of leased facilities and additional startup costs. Please see the headings entitled "Recent Sales of Unregistered Securities" and "Selling Stockholders" for more information about our transactions with Cornell Capital and our other private placement transactions in 2005 and 2004.

                                REGISTRATION FEES

         We expect to incur expenses of approximately $121,000 in connection with this registration, consisting primarily of professional fees. The Company will incur additional fees in connection with the SEDA shares in connection with a subsequent registration statement. The fees to be incurred in connection with a subsequent registration statement in connection with the SEDA shares are separate and not currently known.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o   privately-negotiated transactions;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o   through the writing of options on the shares;

     o   a combination of any such methods of sale; and

     o   any other method permitted pursuant to applicable law.

         The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, if such stockholders are "underwriters," these stockholders may not sell shares by relying on Rule 144.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

         INDEMNIFICATION. We have agreed to indemnify Cornell Capital, its officers, directors, partners, attorneys, employees and agents from and against any and all losses, including reasonable attorneys' fees and disbursements, arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by us in the SEDA or the Securities Purchase Agreement, (b) any breach of any covenant, agreement or obligation of us in the SEDA, Securities Purchase Agreement or other document contemplated thereby, (c) claims made against Cornell Capital arising from the SEDA or the Securities

Purchase Agreement or other document contemplated thereby, (d) any untrue statement or omission of a material fact in a registration statement or post-effective amendment thereto, any blue sky filing or any final prospectus relating to the shares of common stock being registered pursuant to this registration statement or (e) any violation or alleged violation by us of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or applicable state securities laws relating to the shares being registered pursuant to this registration statement.

         Certain selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of U.S. Helicopter pursuant to the foregoing, or otherwise, U.S. Helicopter has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         STATUTORY UNDERWRITER. Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the SEDA. Cornell Capital will pay us 99% of the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital will retain 5% of the proceeds received by us under the SEDA, and received a one-time commitment fee of 2,472,527 shares of our common stock in connection with the SEDA. In addition, 3B Group, Inc. received 773,196 shares of our common stock and a warrant to purchase up to 50,000 shares of our common stock in consideration of its efforts in assisting us to raise capital and to induce Cornell Capital to make an investment in us in connection with the SEDA and the March 2006 Debenture, respectively. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the SEDA. For its services, Newbridge Securities Corporation received 5,556 shares of our common stock. We are not registering in this offering the shares issued to Newbridge Securities Corporation or issuable to Cornell Capital pursuant to the SEDA, with the exception of the shares originally issued to Cornell Capital as payment of a commitment fee.

         Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

         BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         COSTS OF REGISTRATION. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $121,000. The offering expenses consist of: a SEC registration fee of $934.88, printing expenses of $10,000, accounting fees of $25,000, legal fees of $75,000 and miscellaneous expenses of $10,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

         REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Our common stock is traded in the over-the-counter market, and "bid" and "asked" prices in the common stock are quoted on the OTC Electronic Bulletin Board under the symbol "USHP". The NASD approved our application for listing on the OTC-BB on March 15, 2006, and our common stock did not begin trading until April 3, 2006; accordingly, historical high and low bid prices for our common stock were not available until April 3, 2006. The following table sets forth certain information with respect to the high and low bid prices for our common stock as of the close of each of the four calendar quarters of 2006. Such quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

                                           BID PRICES FOR COMMON STOCK
                                             HIGH                LOW

2007
First Quarter                                $1.25              $0.86

2006
Fourth Quarter                               $1.55              $0.82
Third Quarter                                $1.32              $0.70
Second Quarter                               $3.05              $0.80
First Quarter                                 N/A                N/A

         On May 1, 2007, the last sale price quoted on the OTC Bulletin Board was $0.95. As of May 1, 2007, there were approximately 100 holders of record of our common stock.

DIVIDENDS

         We have never paid cash dividends on our common stock and do not presently anticipate paying cash dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for use in our business for an indefinite period. Payments of dividends in the future, if any, will depend on, among other things, our ability to generate earnings, our need for capital, and our financial condition. Our ability to pay dividends is limited by applicable state law. Declaration of dividends in the future will remain within the discretion of our Board of Directors, which will review the dividend policy from time to time.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN.

         The following table sets forth the securities that have been authorized under equity compensation plans as of December 31, 2006.

                                                                       NUMBER OF
                                                                      SECURITIES
                              NUMBER OF                                REMAINING
                             SECURITIES                                AVAILABLE
                            TO BE ISSUED                              FOR FUTURE
                            UPON EXERCISE     WEIGHTED-AVERAGE      ISSUANCE UNDER
                            OF OUTSTANDING     EXERCISE PRICE    EQUITY COMPENSATION
                             OPTIONS,         OF OUTSTANDING       PLANS (EXCLUDING
                             WARRANTS        OPTIONS,WARRANTS        SECURITIES
                            AND RIGHTS           AND RIGHTS         REFLECTED IN
                               (A)                   (B)           COLUMN (A)) (C)

Equity compensation plans
  approved by
  security holders            1,388,000           $    0.77        1,086,000

Equity compensation plans
  not approved by
  security holders     Warrants:
                       ---------

                                 63,200               $1.38(1)             0
                                 63,200               $1.65(2)             0
                                 29,600               $1.36(3)             0
                                250,000               $0.75                0
                                750,000               $1.00                0
                                100,000               $0.50                0
                                312,500               $1.00                0
                              2,650,000               $1.30                0
                                350,000               $0.75                0
                                100,000               $0.01                0
                                 50,000               $0.01                0
                                500,000               $1.42                0
                              2,000,000               $1.42                0
                              =========               =====        =========
             Total            7,218,500               $1.22        1,086,000
                                                      -----        ---------

-------------

(1) Warrants are exercisable at a price equal to 125% of the conversion price of the shares of Series A Convertible Preferred Stock held by such warrant holder upon conversion of such shares. Our Series A Convertible Preferred Stock is convertible into shares of our Common Stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder.
(2) Warrants are exercisable at a price equal to 150% of the conversion price of the shares of Series A Convertible Preferred Stock.
(3) Warrants are exercisable at a price equal to 80% of the fair market value of our Common Stock on the date of exercise.

2004 STOCK INCENTIVE PLAN

         The Company adopted a 2004 Stock Incentive Plan (the "2004 Plan") in March 2003. The 2004 Plan terminates in 2014. A total of 3,700,000 shares of Common Stock are reserved and, as of December 31, 2006, a total of 1,086,000 remained available for grant under the 2004 Plan. The exercise price of an option granted under the 2004 Plan will not be less than the fair market value of our Common Stock on the date of grant; however, for any non-qualified stock option the option price per share of Common Stock, may alternatively be fixed at any price deemed to be fair and reasonable as of the date of the grant. Options granted that are not vested will be canceled immediately upon termination of the grantee's employment or association with us, except in certain situations such as retirement, death or disability. Vested options are exercisable for up to sixty months upon termination of the grantee's termination of the grantee's employment or association with us.

WARRANTS

         Warrants issued under equity compensation plans, which were outstanding as of December 31, 2006, include the following:

         We issued warrants to purchase a total of 126,400 shares of Common Stock to 20 accredited investors in connection with a private placement of units conducted from November to December, 2004 (the "2004 Private Placement"). A total of 63,200 warrants issued in the 2004 Private Placement are each exercisable at a price equal to 125% and 150%, respectively, of the conversion price of the shares of Series A Convertible Preferred Stock held by such warrant holder upon conversion of such shares. Our Series A Convertible Preferred Stock is convertible into shares of our Common Stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. The warrants expire on the fifth anniversary of the date upon which the shares of Series A Convertible Preferred Stock are converted.

         In connection with the 2004 Private Placement, we issued warrants to the placement agent and affiliated persons to purchase up to 29,600 shares of Common Stock as partial consideration for acting as placement agent in such offering. The warrants contain exercise prices equal to 80% of the fair market value of our Common Stock on the date of exercise and expire on December 22, 2009.

         We issued to a consultant and affiliated persons warrants to purchase 250,000 shares of Common Stock in accordance with a Financial Advisory and Investment Banking Agreement as of December 31, 2004. The warrants contain an exercise price of $0.75 per share and expire on December 31, 2009.

         We issued to an investor warrants to purchase 750,000 shares of Common Stock in connection with a private placement transaction in October 2005. The warrants contain an exercise price of $1.00 per share and expire on October 26, 2008.

         We issued to an investor warrants to purchase 100,000 shares of Common Stock in connection with a bridge loan private placement transaction in October 2005. The warrants contain an exercise price of $0.50 per share an expire on October 26, 2010.

         We issued to a consultant warrants to purchase 312,500 shares of Common Stock on November 1, 2005 at an exercise price of $1.00 per share. The warrants expire on November 1, 2008.

         We issued to Cornell Capital Partners, LP ("Cornell Capital") in connection with a debenture financing, warrants to purchase 2,650,000 shares of Common Stock with the following exercise prices: 1,250,000 have an exercise price of $1.30 per share; 1,250,000 have an exercise price of $1.45 per share; and 150,000 have an exercise price of $0.01 per share. The warrants expire on March 31, 2011.

         We issued to a consultant and affiliated persons warrants to purchase 350,000 shares of Common Stock in accordance with a Financial Advisory and Investment Banking Agreement as of April 1, 2006. The warrants contain an exercise price of $0.75 per share and expire on April 1, 2011.

         We issued to a finder in the March 2006 debenture financing warrants to purchase 100,000 shares of Common Stock with an exercise price of $0.01 per share on April 1, 2006. The warrants expire on April 1, 2011.

         We issued to a finder in the March 2006 debenture financing warrants to purchase 50,000 shares of Common Stock with an exercise price of $0.01 per share on April 1, 2006. The warrants expire on April 1, 2011.

         We issued to Cornell Capital in connection with the restructuring of certain warrants, warrants to purchase 500,000 shares of Common Stock with the following exercise prices: 125,000 have an exercise price of $1.20 per share; 125,000 have an exercise price of $1.35 per share; 125,000 have an exercise price of $1.50 per share; and 125,000 have an exercise price of $1.65 per share. The warrants expire on November 10, 2011.

         We issued to Cornell Capital in connection with a debenture financing, warrants to purchase 2,000,000 shares of Common Stock with the following exercise prices: 500,000 have an exercise price of $1.20 per share; 500,000 have an exercise price of $1.35 per share; 500,000 have an exercise price of $1.50 per share; and 500,000 have an exercise price of $1.65 per share. The warrants expire on November 28, 2011.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following discussion and analysis should be read together with the financial statements and the accompanying notes thereto included elsewhere in this prospectus.

         This prospectus contains certain forward-looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to management. The statements contained in this prospectus relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties including the Company, including, but not limited to, the successful commercialization of our services, future demand for our services, general economic conditions, government regulation, competition and potential competitors' strategies, technological innovations in the helicopter industry, changes in our business strategy or development plans, capital deployment, business disruptions, our ability to consummate future financings and other risks and uncertainties, certain of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected. Additional factors that could affect the Company's forward-looking statements include, among other things: the impact and result of any litigation (included private litigation), or of any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company; and the Company's ability to successfully implement internal controls and procedures that remediate any material weakness in controls and ensure timely, effective and accurate financial reporting. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected.

GENERAL

         We believe the timing is favorable, particularly in light of traffic congestion problems affecting many of the nation's highways serving major metropolitan areas during peak traffic hours (especially direct and connecting routes to major airports where gridlock has become the norm), to introduce our Metro-hop Airport Shuttle Service. Our MASS service will provide regular, scheduled passenger helicopter service between many of the nation's larger metropolitan airports and surrounding city-based heliports. On March 27, 2006, we commenced regularly scheduled flight operations between the Downtown Manhattan Heliport and JFK International Airport. We expanded service to Newark Liberty Airport in December 2006. We further expanded service from the East 34th Street Heliport to Kennedy Airport and Newark Liberty Airport in February 2007. We estimate that there are annually over 29 million air passengers traveling in and out of Manhattan who could utilize a regularly scheduled helicopter service to access major airports, when it becomes available.

         Our principal target market is the business traveler who, we believe, will be willing to pay fares between $139 and $169. Individual travelers will purchase tickets at the higher price range. Large corporate travel management companies or corporations will purchase volume sales, which will be negotiated at a "per-ticket-price" at the lower price range and will be based upon large ticket commitments. Our approximate 8-minute regularly scheduled U.S. Helicopter flight from Manhattan to Kennedy Airport stands in contrast to paying $850 to $2,770 for the same flight offered by a charter helicopter service or paying fares from $75-$125 plus tolls and tips for 65-125 minutes of travel time (or longer) via taxi or limousine airport ride. While our service is available to the general public including corporate CEOs and affluent leisure travelers, we believe our service has the greatest appeal to the segment of the business traveler market (like managers, directors, etc.) who use town car/executive car services, limos or taxi transportation, travel 2-3 times per month and recognize the true time-saving value offered via helicopter. We believe our service is highly attractive (for personal reasons as well as business reasons) compared to ground-based travel when the helicopter connection is reasonably and moderately priced in the range that U.S. Helicopter offers.

         During 2006, we introduced our MASS service in the Metro New York City market with service between Kennedy Airport and Newark Liberty Airport and the Downtown Manhattan Heliport. In June 2006, we also commenced service between Sikorsky Memorial Airport in Stratford, Connecticut and the Downtown Manhattan Heliport. Beginning in February 2007 we expanded our service between Kennedy Airport and Newark Liberty Airport to the East 34th Street Heliport. We intend to expand our service to LaGuardia International Airport and the West 30th Street Heliport in Manhattan during the next 12 months. Subsequently we intend to introduce our airport shuttle service in the metropolitan Washington DC, Chicago and Los Angeles markets, with further expansion into other major U.S. metro-markets. The number of passengers who originate or terminate their travel from within close proximity to one of these cities' heliports is estimated at over 200 million annually. Over 29 million passengers originate or terminate their trips from the island of Manhattan.

         Many of the same factors (population growth, economic expansion and airline deregulation), which drove the growth in air passenger travel during the years since 1975, are also responsible for the demand which currently exists for reliable, scheduled "Metro-hop" airport shuttle services. Even so, as traffic congestion intensified and systemic gridlock became the norm (while corporate charter helicopter usage expanded), the demand for scheduled helicopter services to and from airports to serve the general public, especially regular business travelers, has remained largely ignored and un-served in the United States.

         U.S. Helicopter believes that there is significant unfulfilled demand for scheduled, "Metro-Hop" airport helicopter shuttle services in the U.S., especially in its initial target market of the New York City metropolitan area. This demand has been largely unfulfilled since the late 1970s, when New York Airways' scheduled helicopter service carried over 400,000 passengers annually. During this period the market size was approximately 35 million passengers as compared to today's, where the market size has grown to over 96 million passengers.

         Due to significant growth in many U.S. cities, the need for ground-based infrastructure servicing metropolitan areas, and roadways servicing major airports in particular, has outpaced capacity. Only so many subways, bus lines, and taxi routes can be added to service these high demand routes before each city runs out of space and capability. Adding more limousine and taxi services will not help the situation either because the bottleneck is in the infrastructure itself. U.S. Helicopter believes that the future of transportation for short distances into and out of these densely populated urban areas is by helicopter. By using the vertical take off and landing capabilities of the helicopter, passengers will be able to travel through the city and to local destinations without suffering through hours of gridlock. People will be able to quickly travel across town, to the local airport, or to a neighboring city in minutes instead of hours.

         Since inception, we have incurred substantial operating losses. As of December 31, 2006, we had an accumulated deficit of $(12,773,877). We did not receive any revenues from inception until the start of operations on March 27, 2006. Our operations have been financed primarily through the sale of secured convertible debentures, the cash exercise of outstanding warrants, the private placement of Common Stock, the private placement of convertible notes, and a sale of equity securities comprising 63,200 Units consisting of Series A Preferred Stock and common stock purchase warrants. The terms of these debt and equity financings are set forth below.

MARCH 2007 CONVERTIBLE DEBENTURE FINANCING

         On March 30, 2007, we entered into a Securities Purchase Agreement (the "March 2007 SPA") with Cornell Capital pursuant to which we agreed to issue a secured convertible debenture to Cornell Capital in the principal amount of $1,100,000 (the "March 2007 Debenture"), which was funded on April 2, 2007. The March 2007 Debenture is repayable as of June 30, 2007; however, if we are not successful in completing a financing of at least $1.1 million at such time and no event of default occurs under the March 2007 Debenture, the maturity date will be extended until September 30, 2007. The March 2007 Debenture accrues interest at 12% per year payable in our common stock at the rate equal to the conversion price of the debenture in effect at the time of payment. In the event that the maturity date for the debenture is extended, the interest rate under the debenture will increase by two percent per month through and until September 30, 2007.

         The March 2007 Debenture is convertible at Cornell Capital's option into shares of our common stock at a price per share equal to the lower of $1.45 per share or 95% of the lowest daily volume weighted average price of our common stock ("Fair Market Value") for the 30 days prior to the notice of exercise, as adjusted in accordance with the terms of the March 2007 Debenture. Cornell Capital's conversion right under the March 2007 Debenture is subject to certain limitations including that Cornell Capital may not convert the March 2007 Debenture for a number of shares in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of our common stock beneficially held by Cornell Capital to exceed 4.99% of our then outstanding common stock. In addition, Cornell Capital has agreed to not sell any shares that may be acquired under the March 2007 Debenture until March 31, 2008; provided, however, that such limitation does not apply in the event that the closing bid price of our common stock is greater than $1.75 for five consecutive trading days, upon the occurrence of an event of default under the March 2007 Debenture, if waived by Cornell Capital or to private resales by Cornell Capital.

         In addition, in the event we close on any debt or equity financing after the issuance date of the March 2007 Debenture, we are required to use 100% of the net proceeds of such financings to prepay outstanding amounts under the March 2007 Debenture until the March 2007 Debenture is repaid in full. In connection with this financing, we also agreed to repay up to a total of $5 million owed to Cornell Capital pursuant to the March 2007, November 2006 and March 2006 Debentures in the event we are successful in raising $5.0 million in two separate private placement transactions.

         We have agreed to grant a security interest to Cornell Capital covering substantially all of our assets to secure our obligations under the March 2007 Debenture pursuant to an Amended and Restated Security Agreement. Pursuant to the March 2007 SPA, we also agreed to issue to Cornell Capital warrants to purchase a total of 155,481 shares of our common stock with the following exercise prices: $1.15 per share (as to 47,827 warrants); $1.35 per share (as to 40,741 warrants); $1.55 per share (as to 35,484 warrants); and $1.75 per share (as to 31,429 warrants). The warrants are exercisable for a period of five years.

         In connection with the March 2007 SPA, we also agreed to register upon written request from Cornell Capital the shares that may be acquired under the March 2007 Debenture and the 155,481 shares that may be issued pursuant to the warrants.

NOVEMBER 2006 CONVERTIBLE DEBENTURE FINANCING

         On November 10, 2006, we entered into a Securities Purchase Agreement (the "November SPA") with Cornell Capital pursuant to which we agreed to issue a secured convertible debenture to Cornell Capital in the principal amount of $2,750,000 (the "November 2006 Debenture"), which was funded on November 28, 2006. The November 2006 Debenture will mature 36 months after issuance and accrues interest at 8% per year which will be payable in shares of our common stock at the lower of $1.45 per share or 95% of the Fair Market Value for the 30-day period prior to the interest payment due date.

         The November 2006 Debenture is convertible at Cornell Capital's option into shares of our common stock upon the same terms and conditions as the March 2007 Debenture. In addition, Cornell Capital has agreed to not sell any shares that may be acquired under the November 2006 Debenture until May 10, 2007. Thereafter, Cornell Capital will limit its resales of our common stock acquired under the November 2006 Debenture to $250,000 worth for a period of 30 days if our common stock falls below $1.45 per share for five consecutive trading days (the "Resale Limitation"). The Resale Limitation would not apply upon an event of default as defined in the November 2006 Debenture, if waived in writing by us, or to private resales by Cornell Capital. We are required pursuant to the November 2006 Debenture to reserve a total of 20% of the maximum number of shares that may be owned by persons who are not U.S. citizens as determined in accordance with U.S. Department of Transportation regulations for issuance pursuant to the November 2006 Debenture.

         In addition, in the event we close on any debt or equity financing after the issuance date of the November 2006 Debenture, we are required to use 50% of the net proceeds of such financings to prepay outstanding amounts under the November 2006 Debenture or any other debenture issued by us to Cornell Capital. If amounts to be prepaid by us do not total at least the equivalent of $70,000 per month beginning on April 1, 2007, we must prepay the difference to match such amount up to $2,000,000. No further prepayments are required once we prepay a total of $2,000,000.

         We have agreed to grant a security interest to Cornell Capital covering substantially all of our assets to secure our obligations under the November 2006 Debenture pursuant to an Amended and Restated Security Agreement. Pursuant to the November SPA, we also agreed to issue to Cornell Capital warrants to purchase a total of 2,000,000 shares of our common stock with the following exercise prices: $1.20 per share (as to 500,000 warrants); $1.35 per share (as to 500,000 warrants); $1.50 per share (as to 500,000 warrants); and $1.65 per share (as to 500,000 warrants).

         In connection with the November SPA, we also entered into an Investor Registration Rights Agreement whereby we have agreed to register upon written request from Cornell Capital up to 6,875,000 shares that may be acquired under the November 2006 Debenture and the 2,000,000 shares that may be issued pursuant to the warrants.

OCTOBER 2006 WARRANT AMENDMENTS AND EXERCISE

         On October 20, 2006, Cornell Capital and we amended the terms of two warrant agreements (the "Cornell Warrants") relating to the issuance of 1,250,000 shares of common stock each that were issued in connection with the March 2006 Debenture (defined below). The Cornell Warrants contained exercise prices of $1.00 and $1.15, respectively. To induce Cornell Capital to make an additional investment in us via the cash exercise of the Cornell Warrants, the Company agreed to reduce the exercise price of each Cornell Warrant to $0.70 per share. On October 20, 2006, we issued a total of 2,500,000 shares of common stock in connection with a notice of exercise of the Cornell Warrants received from Cornell Capital on such date. In connection with this agreement, we also agreed to issue additional warrants to purchase up to 500,000 shares of our common stock with the following exercise prices: $1.20 per share (as to 125,000 warrants); $1.35 per share (as to 125,000 warrants); $1.50 per share (as to 125,000 warrants); and $1.65 per share (as to 125,000 warrants).

MARCH 2006 CONVERTIBLE DEBENTURE FINANCING

         On March 31, 2006, we entered into a Securities Purchase Agreement with Cornell Capital pursuant to which we issued convertible debentures in the principal amount of $6,000,000 (the "March 2006 Debenture"). The March 2006 Debenture is convertible at the option of Cornell Capital any time up to maturity upon the same terms as the March 2007 and November 2006 Debentures. We are not permitted to issue such number of shares to Cornell Capital upon conversion that would result in Cornell Capital owning in excess of 4.99% of our outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. The debentures have a three-year term and accrue interest at 8% per year payable in our common stock at the rate equal to the conversion price of the debentures in effect at the time of payment. Interest and principal payments on the March 2006 Debenture are due on the maturity date of March 31, 2009. To date, we have issued a total of 100,473 shares to Cornell Capital pursuant to conversion notices of a total of $100,000 under the March 2006 Debenture.

         We entered into an Amended and Restated Security Agreement with Cornell Capital in connection with the March 2006 Debenture pursuant to which we continued the security interest of Cornell Capital in all our assets which we granted in connection with the original debenture issued by us to Cornell Capital in August 2004.

         We were required to register all shares issuable pursuant to the March 2006 Debenture pursuant to the terms of an Investor Registration Rights Agreement between Cornell Capital and us. We registered a total of 10,802,179 shares of common stock underlying the March 2006 Debenture pursuant to a registration statement declared effective by the SEC on June 13, 2006 (the "June 2006 Registration Statement").

         In connection with this financing, we issued to Cornell Capital five year warrants with the following exercise prices: 1,250,000 at $1.00 per share, 1,250,000 at $1.15 per share, 1,250,000 at $1.30 and 1,250,000 at $1.45. The warrants containing exercise prices of $1.15 and $1.00 were amended in October 2006 as described above. We registered the shares issuable upon exercise of each of these warrants with the Securities and Exchange Commission in the June 2006 Registration Statement.

OCTOBER 2005 CONVERTIBLE NOTE FINANCING

         On October 26, 2005, we entered into an agreement with Portfolio Lenders II, LLC whereby we issued a note (the "Portfolio Lenders Note") in the principal amount of $250,000. We also issued to the investor a warrant to purchase up to 100,000 shares of our common stock as an inducement to enter into the transaction. The Portfolio Lenders Note accrued interest at the rate of 15% per annum, of which 120 days worth of interest was paid in advance on the closing date. An additional $12,500 origination fee was also paid to the investor at closing. Interest at the rate of 20% per annum was payable upon the occurrence of an event of default under the Portfolio Lenders Note. The Portfolio Lenders Note, together with accrued and unpaid interest, was convertible at the option of the holder into shares of our common stock at a conversion price equal to $0.50 per share. The investor converted all sums due and payable under the Portfolio Lenders Note as of March 26, 2006 into 500,000 shares of common stock. We filed a registration statement including the resale of these shares, along with the 100,000 shares of common stock issuable upon exercise of the Portfolio Lenders Warrant in the June 2006 Registration Statement.

OCTOBER 2005 PRIVATE PLACEMENTS

         On October 26, 2005, we entered into a Common Stock Purchase Agreement with International Financial Advisors, K.S.C. pursuant to which, on November 1, 2005 we issued 3,000,000 shares of our common stock at a purchase price of $1.00 per share for a total purchase price of $3 million. We also issued to this investor on November 1, 2005 a warrant to purchase up to 750,000 shares of our common stock. The warrant is exercisable at an exercise price of $1.00 per share for a period of three years from its date of issuance. We registered these shares of common stock and the shares of common stock issuable upon exercise of the warrant in the June 2006 Registration Statement.

         The Common Stock Purchase Agreement provides the investor with (1) the right to participate in future equity or debt securities offerings conducted by us for a period of two years so long as the investor holds at least five percent of our outstanding common stock and (2) the exclusive right to develop with us a joint venture, partnership or any other commercial arrangement involving the establishment of aviation operations in the Middle East (as defined in the agreement) for a period of three years. We also agreed to appoint Christopher D. Brady to our Board of Directors pursuant to the Common Stock Purchase Agreement effective on the closing date. Mr. Brady was appointed to the Board of Directors on November 1, 2005.

         On October 26, 2005, we also entered into separate Common Stock Purchase Agreements with four individual investors pursuant to which we agreed to issue an aggregate of 250,000 shares of our common stock at a purchase price of $1.00 per share for a total purchase price of $250,000. We registered these shares of common stock in the June 2006 Registration Statement.

         We paid commissions of $325,000 in cash and warrants to purchase up to 162,500 shares of our common stock exercisable at an exercise price of $1.00 per share for a period of three years from its date of issuance in connection with this financing. Of these commissions, a total of $162,500 in cash and warrants to purchase 162,500 shares were paid to broker dealers. We registered the shares of common stock issuable upon exercise of these warrants in the June 2006 Registration Statement.

         On October 26, 2005, we entered into a Common Stock Purchase Agreement with Samama Global Corporation ("Samama") pursuant to which on November 1, 2005 we issued 3,000,000 shares of our common stock at a purchase price of $1.00 per share for a total purchase price of $3 million. We registered these shares of common stock in the June 2006 Registration Statement.

         We also agreed to appoint a nominee of Samama to our Board of Directors in connection with this financing. Effective February 8, 2006, we appointed George A. Fechter to the Board in satisfaction of this obligation. Samama also agreed that its voting rights may be automatically suspended as to any shares held by Samama which exceed an aggregate of 24.99% of our outstanding voting securities when taken together with shares held by all other non-U.S. citizens.

         We paid commissions of $300,000 in cash and warrants to purchase up to 150,000 shares of our common stock exercisable at an exercise price of $1.00 per share for a period of three years from its date of issuance in connection with this financing. Of these commissions, a total of $150,000 in cash and the warrants to purchase 150,000 shares were paid to broker dealers. We registered the shares of common stock issuable upon exercise of these warrants in the June 2006 Registration Statement.

PRIOR CORNELL CAPITAL FINANCINGS

         In addition to the November 2006 and March 2006 Debentures, we have also entered into Securities Purchase Agreements with Cornell Capital whereby we previously issued a total of $1.52 million in principal of secured convertible debentures in August 2004 ($1,000,000), February 2005 ($300,000) and August 2005 ($220,000) (the "August 2005 Debenture"). On April 8, 2005, we entered into an Amended and Restated Secured Debenture (the "April 2005 Debenture") in the amount of $1,335,424, representing the principal and interest due under the debentures issued in August 2004 and February 2005 as of such date. We repaid all but $114,900 under the April 2005 Debenture and the August 2005 Debenture with proceeds received in the March 2006 Debenture transaction. On September 11, 2006, Cornell Capital converted all remaining amounts due and owing under the April 2005 Debenture and the August 2005 Debenture into a total of 584,588 shares of our common stock.

         We are registering in this offering a total of 509,980 shares of our common stock that were issued upon conversion of the April 2005 Debenture on September 11, 2006. We registered a total of 77,482 shares issuable upon conversion of the August 2005 Debenture in the June 2006 Registration Statement.

2004 PRIVATE PLACEMENT

         In addition, in November and December 2004, U.S. Helicopter issued a total of 63,200 of our Units to a limited number of accredited investors pursuant to a private placement offering during 2004 (the "2004 Private Placement"), in which we received $316,000 before payment of expenses associated with the offering. In connection with the 2004 Private Placement, 20 persons have received a total of 316,000 shares of our Series A Convertible Preferred

Stock and 126,400 warrants to purchase our common stock, of which 63,200 warrants have an exercise price equal to 125% of the conversion price of the Series A Preferred Stock and the remaining 63,200 warrants have an exercise price equal to 150% of the conversion price of the Series A Preferred Stock. We registered the shares of common stock issuable upon the conversion of the Series A Preferred Stock and the warrants issued in the 2004 Private Placement in the June 2006 Registration Statement.

RESULTS OF OPERATIONS

         From inception on March 4, 2003 through March 27, 2006, the Company had no revenues from operations and did not generate any revenues from operations until March 27, 2006. For the 12 months ended December 31, 2006, total revenues were $1,417,215.

         For the 12 months ended December 31, 2006, the Company has incurred professional fees totaling $1,837,556. These fees are comprised of legal fees for general matters, accounting and audit fees, other consulting fees, transfer agent fees and registered agent fees.

         Since inception, the Company has incurred operating losses. As of December 31, 2006, our accumulated deficit was $(12,733,877).

LIQUIDITY AND FINANCIAL CONDITION

         We have financed our operations since inception primarily through private placement financings with Cornell Capital, a private placement of a convertible note with Portfolio Lenders II, LLC, private placements of common stock conducted in October and November 2005 and the 2004 Private Placement. In August 2004, the Company closed on a $1.3 million convertible debenture financing with Cornell Capital, of which the Company has received gross proceeds of $1.3 million to date. In November and December of 2004, the Company closed on a private placement offering of 63,200 Units to a limited number of accredited investors, pursuant to which we received $316,000 before payment of expenses associated with the offering. U.S. Helicopter received net proceeds of $206,300 in the 2004 Private Placement, which was used for general working capital purposes and startup costs. The Company closed on an additional $220,000 convertible debenture financing with Cornell Capital in August, 2005. On October 26, 2005, the Company closed on a $250,000 convertible note offering with Portfolio Lenders II, LLC. In addition, in November, 2005, the Company closed on six common stock private placement transactions with six investors for a total of $6,250,000, pursuant to which the Company issued a total of 6,250,000 shares of its common stock. In March 2006, we closed on an additional $6.0 million convertible debenture financing with Cornell Capital. In October 2006, we received $1,750,000 in connection with the cash exercise of two amended warrant agreements issued to Cornell Capital. In November 2006, we closed on an additional $2.75 million convertible debenture financing with Cornell Capital. In March 2007, we closed on an additional $1.1 million convertible debenture fianacing with Cornell Capital.

         In addition, in February 2006, we issued a convertible note in the amount of $494,505 to one investor in exchange for 494,505 shares of our common stock held by this investor. This note bears interest at 10% per annum and is repayable on February 23, 2007 and may be extended to February 23, 2008. The investor has indicated they would like to extend the term of this note and we anticipate completing the documentation in the near future. The note is convertible into shares of our common stock at the lesser of $1.00 per share or 100% of the fair market value of our common stock for the ten trading days prior to the conversion date, provided that the conversion price shall not be less than $0.50 per share.

         We acquired through lease, and put into service, up to four (4) helicopters during our first year of flight operations which commenced on March 27, 2006. On November 2, 2005, we took delivery of our first helicopter pursuant to a lease dated as of November 1, 2005. At the time of entering into the lease, we paid the lessor the first month's rent, in advance, and a security deposit, as defined in the lease. Future rent payments are due on the first of each month and continue during the term. The lease term is for three years with no renewals or purchase options.

         On December 1, 2005, February 14, 2006 and May 15, 2006, respectively, we took delivery of three additional aircraft pursuant to respective lease agreements dated December 1, 2005, February 10, 2006 and April 26, 2006. The lease terms are for five years each. At the time of entering into the leases, we paid the lessor the first month's rent, in advance, and a security deposit, as defined in the lease. Future rent payments are due on the first of each month and continue during the term.

         In addition, the Company has entered into a Deposit and Advance Order Agreement with Sikorsky, as amended, for the purchase of four aircraft to be delivered in late 2008. The Company has made a deposit with Sikorsky in the amount of $400,000, or $100,000 per aircraft. The Company and Sikorsky will need to negotiate a formal sales agreement for the aircraft. No assurances can be given that a formal sales agreement with Sikorsky will be completed on terms favorable to us or at all.

         We plan to acquire, through lease or mortgage, and put into service, three (3) additional helicopters during 2007.

         We will need approximately $12.0 million of helicopter lease/debt financing for our next three helicopters, inclusive of deposits required in connection with any financing transaction. It is anticipated that the purchase price per aircraft for the next five used aircraft, including the cost of refurbishment and re-configuration of interiors, will be approximately $3.8 million, which amount is included in the overall purchase price described herein. It is anticipated that the security deposit for these three aircraft will be approximately $0.2 million, with the balance of the purchase price to be in the form of lease financing. It is anticipated that the manufacturers of these aircraft, the engine manufacturer or a third party source will enter into "power-by-the-hour" ("PBH") arrangements, whereby the Company would be allowed to cover the cost of major maintenance items over a period of time, rather than as the maintenance costs are specifically incurred. The Company will be required to place deposits with the aircraft manufacturers for new aircraft to be delivered in late 2008. Accounting for PBH arrangements will be accomplished through our Statement of Operations, where we will expense in full the amount of such costs at the rates in accordance with any contracts we have in place. We will record deposits made to the manufacturer(s) as Deposits on our Balance Sheet. These deposits could be used by the manufacturer(s) if there is an event of default by us.

         In addition to the lease financing described above, it is currently anticipated that the Company would place an order by March 31, 2007 for delivery in late 2008 of four new aircraft at an average purchase price of $8.0 million, and an additional fourteen (14) aircraft after 2008. The current anticipated delivery schedule for the initial and additional aircraft for the first year of operations is as follows:

     o   November 2, 2005: Received one Sikorsky S-76B aircraft
     o   December 1, 2005: Received one Sikorsky S-76B aircraft
     o   February 14, 2006: Received one Sikorsky S-76B aircraft
     o   May 15, 2006: Received one Sikorsky S-76B aircraft
     o   May, 2007: Anticipated delivery of one Sikorsky S-76B aircraft
     o   June, 2007: Anticipated Delivery of one Sikorsky S-76B aircraft
     o   November, 2007: Anticipated delivery of one Sikorsky S-76B aircraft

         The above dates for delivery of aircraft we have not yet received represent the anticipated delivery to us. The aircraft will require modifications to bring them to our standards, which we estimate will take approximately 60 days per aircraft.

         There can be no assurance that the Company will be successful in entering into financing agreements for these aircraft. If these financings cannot be consummated, the Company will assess all available alternatives.

         To date our financing has come from the sale of $10.27 million of convertible debentures, $1.75 million of warrant exercises, $0.3 million in private placement proceeds in the 2004 Private Placement, $0.25 million from the sale of a convertible note and $6.25 million in private placement proceeds from the sale of our common stock in 2005. We also have the ability to sell up to $11 million of our common stock to Cornell Capital pursuant to an Amended and Restated Standby Equity Distribution Agreement with Cornell Capital in April 2005 (the "SEDA").

MANAGEMENT'S PLAN TO OVERCOME OPERATING AND LIQUIDITY MATTERS

         Our operating plan seeks to minimize our capital requirements, but expansion of our flight services in the New York market and other markets will require additional capital. As of December 31, 2006, we had $2,620,540 in cash. We believe that additional capital is required to satisfy our cash requirements for the following 12 months with our current cash and expected revenues from operations. We have recently entered into a number of financing transactions (see Notes 11 and 12 to our Financial Statements), and we are continuing to seek other financing initiatives and have had, and continue to have, discussions with a number of potential investors concerning investments in our securities.

         We are presently working to raise additional capital to meet our working capital needs, for the repayment of debt and for capital expenditures. During the next twelve months, we anticipate that we will need approximately $4.0 million of working capital (inclusive of capital expenditures), $12.0 million of lease financing, and $1.1 million to repay debt.

         Such capital is expected to come from helicopter lease financing and the sale of equity or debt securities, which may include the sale of common stock under our existing $11 million SEDA. As of the date of this prospectus, we are in discussions with financing sources for helicopter operating lease financing on one helicopter. We believe that if we complete this helicopter lease financing and raise the remaining approximately $13.1 million through $8 million of operating lease financing and $5.1 million of some combination of debt, equity or SEDA draws, we would have sufficient funds to meet our needs for working capital, repayment of debt and for capital improvements over the next 12 months. There can be no assurances, however, that we will be able to complete such financings on terms favorable to us or at all.

GOING CONCERN MATTERS

         The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred substantial net operating losses and used substantial amounts of cash in our operating activities. Since our inception, we have incurred losses, have an accumulated deficit, and have experienced negative cash flows from operations. The expansion and development of our business will likely require additional capital. This condition raises substantial doubt about our ability to continue as a going concern. We expect cash flows from operating activities to improve, primarily as a result of an increase in revenue, although there can be no assurance thereof. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flows or obtain additional financing when required, we may have to modify, delay or abandon some or all of our business and expansion plans.

RECENT ACCOUNTING PRONOUNCEMENTS

         FASB STAFF POSITION EITF 00-19-2: In December 2006, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position EITF 00-19-2 ("FSP ETF 00-19-2") that addresses an issuer's accounting for registration payment arrangements. EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, "ACCOUNTING FOR CONTINGENCIES". The guidance in EITF 00-19-2 amends FASB Statements No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, and FASB Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, to include scope exceptions for registration payment arrangements. This pronouncement further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. Under FSP 00-19-2, the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement shall be recognized and measured separately in accordance with Statement 5 and FASB Interpretation No. 14, REASONABLE ESTIMATION OF THE AMOUNT OF A LOSS. FSP EITF 00-19-2 is effective immediately for registration payment arrangements entered into after December 21, 2006 and for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years.

         STAFF ACCOUNTING BULLETIN NO. 108, "CONSIDERING THE EFFECTS OF PRIOR YEAR MISSTATEMENTS WHEN QUANTIFYING MISSTATEMENTS IN CURRENT YEAR FINANCIAL STATEMENTS": In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for us as of December 31, 2007.

         SFAS NO. 157, "FAIR VALUE MEASURES": In September 2006, the FASB issued SFAS No. 157, "Fair Value Measures" ("SFAS 157"). FAS 157 defines fair value and establishes a framework for measuring fair value in accordance with generally accepted accounting principles. This Statement also applies to other accounting pronouncements that require or permit a fair value measure. As defined by this Statement, the fair value of an Asset or Liability would be based on an "exit price" basis rather than an "entry price" basis. Additionally, the fair value should be market-based and not an entity-based measurement. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are still evaluating the effects, if any, SFAS No. 157 may have on our financial position, results of operations or cash flows.

         FASB INTERPRETATION NO. 48, "ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES
- AN INTERPRETATION OF FASB STATEMENT NO. 109": In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Specifically, FIN 48 requires the recognition in financial statements of the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Additionally, FIN 48 provides guidance on the de-recognition of previously recognized deferred tax items, classification, accounting for interest and penalties, and accounting in interim periods related to uncertain tax positions, as well as, requires expanded disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.

         SFAS NO. 156, "ACCOUNTING FOR SERVICING OF FINANCIAL ASSETS - AN AMENDMENT OF FASB STATEMENT NO. 140": In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140" ("SFAS 156"). This Statement amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to accounting for separately recognized servicing assets and servicing liabilities. This Statement clarifies when servicing rights should be separately accounted for, requires companies to account for separately recognized servicing rights initially at fair value, and gives companies the option of subsequently accounting for those servicing rights at either fair value or under the amortization method. SFAS 156 is effective for fiscal years beginning after September 15, 2006. SFAS No. 156 is not expected to have a material impact on our financial position, results of operations or cash flows.

         SFAS NO. 155, "ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS - AN AMENDMENT TO FASB STATEMENTS NO. 133 AND 140": In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment to FASB Statements No. 133 and 140" ("SFAS 155"). SFAS 155 simplifies the accounting for certain hybrid financial instruments containing embedded derivatives. SFAS 155 allows fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS 133. In addition, it amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement (new basis) event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. SFAS No. 155 is not expected to have a material impact on our financial position, results of operations or cash flows.

         FSP NO. FAS 123(R)-5, AMENDMENT OF FASB STAFF POSITION FAS 123 (R)-1:
This FSP concluded that for instruments that were originally issued as employee compensation and then modified, and for which such modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, no change in the recognition or the measurement (due to a change in classification) of those instruments will result if certain conditions are met. The FSP should be applied in the first reporting period beginning after October 10, 2006. The effects of this standard are not anticipated to have a material impact on our financial position, results of operations or cash flows.

         FSP NO. FAS 123(R)-6, TECHNICAL CORRECTIONS OF FASB STATEMENT NO. 123
(R): This FSP made four technical corrections to eliminate certain inconsistencies in FASB Statement No. 123(R), Share-Based Payment. This FSP should be applied in the first reporting period beginning after October 20, 2006. The effects of this standard are not anticipated to have a material impact on our financial position, results of operations or cash flows.

         FSP NO. AUG AIR-1, ACCOUNTING FOR PLANNED MAJOR MAINTENANCE ACTIVITIES This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The guidance in the FSP is applicable to entities in all industries and must be applied to the first fiscal year beginning after December 15, 2006. The effects of this standard are not anticipated to have a material impact on our financial position, results of operations or cash flows.

         DERIVATIVES IMPLEMENTATION GROUP STATEMENT 133 IMPLEMENTATION ISSUE NO. B40, EMBEDDED DERIVATIVES: Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets: This Issue provides a narrow scope exception from paragraph 13(b) of Statement No. 133 for securitized interests that contain only an embedded derivative that is tied to the prepayment risk of the underlying prepayable financial assets. The guidance in this Issue is generally effective upon initial adoption of Statement No. 155.

CRITICAL ACCOUNTING POLICIES.

         U.S. Helicopter's consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on various assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

         Our significant accounting policies are summarized in the Notes of our consolidated financial statements. While all these significant accounting policies impact its financial condition and results of operations, U.S. Helicopter views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on U.S. Helicopter's consolidated financial statements (or are anticipated to have such impact when operations commence) and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this prospectus. Our critical accounting policies are useful lives of assets, impairment testing of assets, revenue recognition, and deferred offering costs.

         USEFUL LIVES OF TANGIBLE AND INTANGIBLE ASSETS. Depreciation and amortization of tangible and intangible assets are based on estimates of the useful lives of the assets. We regularly review the useful life estimates established to determine their propriety. Changes in estimated useful lives could result in increased depreciation or amortization expense in the period of the change in estimate and in future periods that could materially impact our financial condition and results of operations.

         IMPAIRMENT OF LONG-LIVED ASSETS. We adopted Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. An impairment charge could materially impact our financial condition and results of operations.

         REVENUE RECOGNITION. We recognize revenue when transportation has been provided, including scheduled passenger and charter services.

         DEFERRED OFFERING COSTS AND DEFERRED FINANCING COSTS. We incurred certain costs related to financing activities during the twelve-month periods ended December 31, 2006 and 2005. These costs consisted primarily of legal fees, placement agent fees and commissions which are related to the placement of debt securities (deferred financing costs) and equity securities (deferred offering costs).

         ADDITIONAL INFORMATION. With respect to our cash requirements and sources during the next 12 months, see Management's Discussion and Analysis--Liquidity and Financial Condition. We will lease or purchase approximately three additional used, low-time helicopters roughly through and including fourth quarter 2007. During that time period, we expect that our most significant equipment-related and plant-related expenses will be a combination of helicopter lease and/or debt payments (approximately $2.63 million). With respect to changes in number of employees, we have 47 full time employees and 25 part-time employees as of December 31, 2006 and expect to have approximately 60 full-time and 30 part-time employees at the end of 2007.

         OFF-BALANCE SHEET ARRANGEMENTS. U.S. Helicopter has no off-balance sheet arrangements.

PLAN OF OPERATION.

OVERVIEW

         U.S. Helicopter Corporation's core business will be providing regularly scheduled helicopter shuttle service between many of the nation's larger metropolitan airports and surrounding city-based heliports. The Company has introduced, and intends to expand its service, called "Metro-hop Airport Shuttle Service" ("MASS"), in the New York City market. When fully implemented, the Company's plan in the New York City market is to offer frequent service between Kennedy, Newark Liberty and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34th Street, and West 30th Street. The Company's MASS service is intended to provide a fast, reliable, and safe alternative for airline passengers who wish to avoid the uncertainties and frequent delays associated with depending upon surface-based transportation to and from airports.

         As the Company completes its first 18 months of operations and the introduction of its MASS service in New York City, it intends to phase-in similar service during the following four years in other major U.S. metropolitan markets such as Washington, D.C., Chicago and Los Angeles.

         In addition to the airport-focused MASS shuttle service, the Company also intends to develop and introduce other regularly scheduled helicopter services (as differentiated from charter flights) including: commuter service between suburban helipads and New York City metropolitan heliports; weekend service between New York City metropolitan heliports and weekend/vacation retreat destinations such as the Hamptons, Cape Code and Martha's Vineyard; scheduled service to and from entertainment and resort destinations such as casinos based in Atlantic City and Connecticut; and utilizing aircraft at night or on weekends when aircraft are not flying the MASS shuttle service.

         U.S. Helicopter must raise additional capital in the next 12 months in order to purchase aircraft. Management currently plans to acquire through lease or mortgage up to three additional helicopters during the Company's next 12 months of operations, for which approximately $12 million in lease/debt financing will be needed. The Company acquired its first four aircraft pursuant to leases on November 1, 2005, December 1, 2005, February 14, 2006 and May 15, 2006, respectively. The Company is currently in negotiations with a number of potential financing sources for its aircraft acquisition costs; however, there can be no assurances that a transaction with any of these potential financing sources will be completed.

         The Company has 47 full-time employees and 25 part-time employees as of December 31, 2006 and 50 full-time and 22 part-time employees as of the end of first quarter 2007. As of the end of fourth quarter 2007, the Company expects to have approximately 60 full time and 30 part-time employees. None of our employees are represented by a labor union. We consider our employee relations to be good.

         In August 2004, we received our first tranche of $1.0 million ($772,500 net of expenses) from a financing transaction with Cornell Capital pursuant to the terms of a Securities Purchase Agreement (the "SPA"). In February 2005, we received our second tranche of $300,000 ($270,000 net of expenses) pursuant to the SPA. In exchange for financing under the SPA, we agreed to issue to Cornell Capital $1,300,000 of our 5% secured, convertible debentures. On April 8, 2005, we entered into the April 2005 Debenture in the amount of $1,335,424, representing the principal and interest due under the prior debentures as of such date. The April 2005 Debenture's conversion provision entitled Cornell Capital at any time, and from time to time, to convert up to 10% of the principal plus accrued interest into U.S. Helicopter's $0.001 par value common stock, at a price of $0.20 per share. We used the proceeds from these transactions for general working capital purposes and startup costs. We repaid approximately $897,000 due under the April 2005 Debenture with proceeds received in connection with the March 2006 Debenture transaction on March 31, 2006. On September 11, 2006, Cornell Capital converted all amounts that remained due and owing under the April 2005 Debenture into a total of 509,980 shares of our common stock.

         In addition, we entered into an Amended and Restated Standby Equity Distribution Agreement with Cornell Capital in April 2005 (the "SEDA") whereby we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of $11.0 million. For each share of common stock purchased under the SEDA, Cornell Capital will pay U.S. Helicopter 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital will retain a fee of 5% of each advance under the SEDA. In connection with the SEDA, Cornell Capital received a commitment fee of 2,472,527 shares of our common stock.

         In addition, on August 23, 2005, we received net proceeds of $190,000 from an additional financing transaction with Cornell Capital pursuant to the terms of a new Securities Purchase Agreement with Cornell Capital, whereby $220,000 of 5% secured convertible debentures were issued (the "August 2005 Debenture"). Since January 1, 2006, we were required to make monthly payments of $40,000 until all amounts under the August 2005 Debenture were repaid in full. The August 2005 Debenture bore interest at 5% per annum and was secured by the Amended and Restated Security Agreement under identical terms as the April 2005

Debenture. Up to 10% of all sums due and payable under the August 2005 Convertible Debenture were convertible at Cornell Capital's option, into shares of our common stock at a price of $0.20 per share. All other material terms of the August 2005 Convertible Debenture were identical to the April 2005 Debenture. We repaid approximately $131,200 due under the August 2005 Debenture with proceeds received in connection with the March 2006 Debenture transaction on March 31, 2006. On September 11, 2006, Cornell Capital converted all amounts that remained due and owing under the August 2005 Debenture into a total of 74,608 shares of our common stock.

         On March 31, 2006, we received net proceeds of $5,505,000 from an additional financing with Cornell Capital pursuant to the terms of a new Securities Purchase Agreement with Cornell Capital, whereby $6,000,000 of 8% secured convertible debentures were issued (the "March 2006 Debenture"). The March 2006 Debenture is convertible at the option of Cornell Capital any time up to maturity at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. The March 2006 Debenture has a three-year term and accrues interest at 8% per year payable in our common stock at the rate equal to the conversion price of the March 2006 Debenture in effect at the time of payment. Interest and principal payments on the March 2006 Debenture are due on the maturity date of March 31, 2009. To date, we have issued a total of 100,473 shares to Cornell Capital pursuant to conversion notices of a total of $100,000 under the March 2006 Debenture.

         On October 20, 2006, Cornell Capital and we amended the terms of the Cornell Warrants relating to the issuance of 1,250,000 shares of common stock each. The Cornell Warrants contained exercise prices of $1.00 and $1.15, respectively. To induce Cornell Capital to make an additional investment in us via the cash exercise of the Cornell Warrants, the Company agreed to reduce the exercise price of each Warrant to $0.70 per share. On October 20, 2006, we issued a total of 2,500,000 shares of common stock in connection with a notice of exercise of the Cornell Warrants received from Cornell Capital on such date. In connection with this agreement, we also agreed to issue additional warrants within 30 days to purchase up to 500,000 shares of our common stock with the following exercise prices: $1.20 per share (as to 125,000 warrants); $1.35 per share (as to 125,000 warrants); $1.50 per share (as to 125,000 warrants); and $1.65 per share (as to 125,000 warrants).

         On November 10, 2006, we entered into the November SPA with Cornell Capital pursuant to which we agreed to issue the November 2006 Debenture, which was funded on November 28, 2006. In connection with this transaction, we issued to Cornell Capital warrants to purchase up to 2,000,000 shares of our common stock with the following exercise prices: $1.20 per share (as to 500,000 warrants); $1.35 per share (as to 500,000 warrants); $1.50 per share (as to 500,000 warrants); and $1.65 per share (as to 500,000 warrants).

         On March 30, 2007, we entered into the March 2007 SPA pursuant to which we agreed to issue the March 2007 Debenture, which was funded on April 2, 2007. In connection with this transaction, we issued to Cornell Capital warrants to purchase up to 155,481 shares of our common stock with the following exercise prices: $1.15 per share (as to 47,827 warrants); $1.35 per share (as to 40,741 warrants); $1.55 per share (as to 35,484 warrants); and $1.75 per share (as to 31,429 warrants).

         We began operations on March 27, 2006 and will ramp up our New York operations throughout 2007. On November 2, 2005, we took delivery of our first helicopter pursuant to a lease dated as of November 1, 2005. On December 1, 2005, February 14, 2006 and May 15, 2006, respectively, we took delivery of three additional aircraft pursuant to respective lease agreements dated December 1, 2005, February 10, 2006 and April 26, 2006, respectively.

         The executive offices of U.S. Helicopter are located at the 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, New York 10004; telephone number 212-248-2002. Our operations base is located at 600 Great Meadow Road, Suite 200, Sikorsky Memorial Airport, Stratford, Connecticut 06615; telephone number 203-378-2002.

BUSINESS STRATEGY

         U.S. Helicopter was founded to provide the most efficient and cost effective alternative to existing transportation problems, by initiating scheduled "short-hop" helicopter service into and around metropolitan areas utilizing new, dual engine, dual pilot helicopters. We believe this type of service represents the future of transportation in major metropolitan areas. Currently there is no scheduled helicopter service in any of our targeted markets. The sole competition comes from surface-based transportation alternatives such as rail, bus, taxi, and limo allowing U.S. Helicopter to gain the "first mover" advantage in each of its target markets.

         In addition to continued ground-based traffic congestion problems and delays, there have been significant increases in crowds and wait times associated with check-in and security at airports due to the terrorist attacks of September 11, 2001. Airlines have been trying to find new and better ways to attract business travelers back to flying. They have spent significant time and money figuring out ways to get passengers through this process in less time. U.S. Helicopter's service will offer our passengers an alternative solution because we will provide check-in and full security screening at each heliport. Passengers are screened prior to boarding our helicopter at the heliport (where passenger volumes are significantly lower than at major airports), and are delivered by U.S. Helicopter to the secure side of their destination airport. The overall process time for passengers will be greatly reduced as they will move through security with just six to twelve people on their helicopter flight instead of the crowds of hundreds or thousands at major airport.

ROLL-OUT PLAN

         While there are numerous metropolitan areas throughout the world that currently need U.S. Helicopter's service, management of U.S. Helicopter made the decision to launch our service in New York City. New York is one of the country's most densely populated metropolitan areas, with a highly congested ground-based transportation system. It is almost impossible to travel into, out of, and throughout the city without encountering major time-consuming traffic. New York has also reached its limit in infrastructure development because of the restriction on real estate due to the waterways surrounding the city. This traffic congestion problem has even spread to many of New York City's access highways and throughout the northeast corridor, spanning from Boston to Washington DC. U.S.

         Currently New York has the most developed helicopter infrastructure in the world with three strategically located public access heliports, a published and certified network of helicopter navigational routes, and a mayor who has expressed an understanding of helicopters and the value they offer corporations. Other cities such as Washington DC, Chicago and Los Angeles are not far behind. Management believes that by executing a strategy to provide the first scheduled helicopter service in each of its target markets, U.S. Helicopter will be able to leverage its first mover advantage to maintain a strong-hold in each market.

         Getting from Manhattan to Kennedy, LaGuardia, or Newark Liberty airports can be inefficient from a travel time perspective, and in many cases, can take hours door to door. This is due to traffic congestion in the city as well as on each of the roadways that service the airports. This is especially true during peak flight hours, which happen to coincide with rush hour traffic. For each airport, peak flight times occur in the morning between 7:00 am and 10:00 am and in the afternoon between 3:00 pm and 7:00 pm. The cost of a corporate limo service to the airport can cost between $75 and $125 and take anywhere from 1 to 2 plus hours travel time. At an average flight time of 10 minutes and a fare between $139-$169, U.S. Helicopter's helicopter services provide a quick and cost effective alternative to ground transportation. The Company's travel time estimates are derived from a number of sources including travel data from the Port Authority of New York and New Jersey, surveys of business persons working and/or traveling to/from Manhattan via the airports, and management team experience. Recently, the Company confirmed helicopter travel times through actual flights conducted by United Technologies, an entity affiliated with Sikorsky Aircraft, on two separate occasions.

         The best way to demonstrate the time savings that U.S. Helicopter's service will provide is to compare the total "Elapsed Time" that passengers would experience from the moment they step out of their front door until the time they reach their airport departure gate using each transportation alternative. This comparison is shown in the following table:

ELAPSED TRAVEL TIME COMPARISON SHEET (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Travel              Total             US
                                                         Average Travel Time          Time              Elapsed          Helicopter
Travel            Departure     Destination               Departure Zone to         Check-in &           Travel           Time
Method            Zone                                       Destination              Security            Time            Savings
------------------------------------------------------------------------------------------------------------------------------------

                                                       In                Outside
                                                   Manhattan           Manhattan
------------------------------------------------------------------------------------------------------------------------------------
Ground            Downtown          JFK               20 min            90 min           45 min            155 min          120 MIN
Ground            Downtown          EWR               15 min            75 min           45 min            135 min          100 MIN
Ground            Downtown          LGA               20 min            60 min           45 min            125 min          90 MIN
Helicopter        Downtown          All               10 min            10 min           15 min            35 MIN
------------------------------------------------------------------------------------------------------------------------------------
Ground            East Side         JFK               15 min            90 min           45 min            150 min          110 MIN
Ground            East Side         EWR               25 min            75 min           45 min            145 min          105 MIN
Ground            East Side         LGA               15 min            60 min           45 min            120 min          80 MIN
Helicopter        East Side         All               15 min            10 min           15 min            40 MIN
------------------------------------------------------------------------------------------------------------------------------------
Ground            West Side         JFK               25 min            90 min           45 min            160 min          115 MIN
Ground            West Side         EWR               15 min            75 min           45 min            135 min          90 MIN
Ground            West Side         LGA               25 min            60 min           45 min            130 min          85 MIN
Helicopter        West Side         All               20 min            10 min           15 min            45 MIN
------------------------------------------------------------------------------------------------------------------------------------

(1) The travel time estimates used in this table were taken from several different reliable sources. First, travel data from the Port Authority of New York and New Jersey was used to establish the existing methods of travel and the published elapsed time for each of those travel methods. This included the amount of time a passenger would have to plan to travel to/from each airport. Second, informal management surveys were taken of business persons working and/or traveling to/from Manhattan via the airports, which data correlated very well with Port Authority data. Third, the Company's management team has thorough knowledge of the New York City area with respect to transportation and airline service, which was relied upon to separate the data into the different segments as shown in the above table. In addition, the Company has confirmed travel times through actual flights provided by United Technologies (an entity affiliated with Sikorsky Aircraft) on two separate occasions. In all scenarios, the elapsed time of ground based travel is significantly higher than that of the helicopter.

         We anticipate that by the end of 2007, we will have completed initiation of the Metro-hop Airport Shuttle Service in the New York market and established the platform for optimum development of our business model. We will then position the company for expansion into other markets both domestically and internationally. Management plans to enter three additional markets after the initial introduction of services in New York, within the five-year timeframe which commenced on March 27, 2006. Washington DC, Chicago, and Los Angeles, along with New York represent the top four markets that we plan to service in the United States. The Washington DC, Chicago, and Los Angeles markets have been identified because they have transportation and congestion problems similar in scope to New York City's.

         We plan to acquire through lease or mortgage and put into service three additional helicopters in 2007. We received delivery of our initial aircraft on November 2, 2005 pursuant to a lease agreement dated November 1, 2005 for the lease of one Sikorsky S-76B Helicopter. The lease term is for three years with no renewals. At the time of entering into the lease, we paid the lessor the first month's rent, in advance, and a security deposit, as defined in the lease. Future rent payments are due on the first of each month during the Term. On

December 1, 2005, February 14, 2006 and May 15, 2006, respectively, we took delivery of three additional aircraft pursuant to respective lease agreements with a third party dated December 1, 2005, February 10, 2006 and April 26, 2006.

         We will need to secure approximately $12 million of helicopter debt/lease financing for our three additional aircraft in 2007. We have not completed the financing arrangements necessary for the leasing of these aircraft. We anticipate entering into a five-to-seven-year lease with monthly payments. We also anticipate that the lessor will pay or reimburse the Company for the cost of transporting the aircraft and all necessary maintenance and inspection work. The lessor will likely require a security deposit at the time the lease is entered into. In addition, the Company intends to contract with a provider of standard "power by the hour" ("PBH") arrangements covering all major airframe and engine components and parts. The Company will be required to insure the aircraft hull value and passenger liability.

         We need to obtain financing in order to pay owners or the aircraft manufacturers for the acquisition of the helicopters that we will operate. In connection with these financing arrangements potential financers have advised us that they may require the aircraft manufacturer to provide financial and performance guarantees. We may be required to issue some combination of our common stock, options and/or warrants to one or more financiers for our additional helicopters. Notwithstanding a successful grant of our common stock, options and/or warrants, we may not be able to obtain the necessary helicopter financing on favorable terms and we may not be able to get our aircraft manufacturer to provide the necessary guarantees. We are in negotiations with a number of potential financing sources; however, there can be no assurance that a transaction with any of these lenders will be completed.

                             DESCRIPTION OF BUSINESS

                                    OVERVIEW

         U.S. Helicopter is a Delaware corporation that was formed on March 4, 2003. We believe the timing is favorable, particularly in light of traffic congestion problems affecting many of the nation's highways serving major metropolitan areas during peak traffic hours (especially direct and connecting routes to major airports where gridlock has become the norm), to introduce our new Metro-hop Airport Shuttle Service. Our MASS service will provide regular, scheduled passenger helicopter service between many of the nation's larger metropolitan airports and surrounding city-based heliports. On March 27, 2006, we commenced regularly scheduled flight operations between the Downtown Manhattan Heliport and JFK International Airport. We estimate that there are annually over 29 million air passengers traveling in and out of Manhattan who could utilize a regularly scheduled helicopter service to access major airports, when it becomes available.

         Our principal target market is the business traveler who, we believe, will be willing to pay fares between $139 and $169. Individual travelers will purchase tickets at the higher price range. Large corporate travel management companies or corporations will purchase volume sales, which will be negotiated at a "per-ticket-price" at the lower price range and will be based upon large ticket commitments. Our approximate 8-minute regularly scheduled U.S. Helicopter flight from Manhattan to John F. Kennedy International Airport ("Kennedy Airport") stands in contrast to paying $850 to $2,770 for the same flight offered by a charter helicopter service or paying fares from $75-$125 plus tolls and tips for 65-125 minutes of travel time (or longer) via taxi or limousine airport ride. While our service is available to the general public including corporate CEOs and affluent leisure travelers, we believe our service has the greatest appeal to the segment of the business traveler market (like managers, directors, etc.) who use town car/executive car services, limos or taxi transportation, travel 2-3 times per month and recognize the true time-saving value offered via helicopter. We believe our service is highly attractive (for personal reasons as well as business reasons) compared to ground-based travel when the helicopter connection is reasonably and moderately priced in the range that U.S. Helicopter offers.

         During 2006, we introduced our MASS service in the Metro New York City market with service between Kennedy Airport and Newark Liberty International Airport ("Newark Liberty Airport") and the Downtown Manhattan Heliport. In February 2007 we expanded our service between Kennedy Airport and Newark Liberty Airport to the East 34th Street Heliport. In June 2006, we also commenced service between Sikorsky Memorial Airport in Stratford, Connecticut and the Downtown Manhattan Heliport. We intend to expand our service to LaGuardia International Airport and the West 30th Street Heliport in Manhattan during the next 12 months. Subsequently we intend to introduce our airport shuttle service in the metropolitan Washington DC, Chicago and Los Angeles markets, with further expansion into other major U.S. metro-markets. The number of passengers who originate or terminate their travel from within close proximity to one of these cities' heliports is estimated at over 200 million annually. Over 29 million passengers originate or terminate their trips from the island of Manhattan.

         Many of the same factors (population growth, economic expansion and airline deregulation), which drove the growth in air passenger travel during the years since 1975, are also responsible for the demand which currently exists for reliable, scheduled "Metro-hop" airport shuttle services. Even so, as traffic congestion intensified and systemic gridlock became the norm (while corporate charter helicopter usage expanded), the demand for scheduled helicopter services to and from airports to serve the general public, especially regular business travelers, has remained largely ignored and un-served in the United States.

         U.S. Helicopter believes that there is significant unfulfilled demand for scheduled, "Metro-Hop" airport helicopter shuttle services in the U.S., especially in its initial target market of the New York City metropolitan area. This demand has been largely unfulfilled since the late 1970s, when New York Airways' scheduled helicopter service carried over 400,000 passengers annually. During this period the market size was approximately 35 million passengers as compared to today, where the market size has grown to over 96 million passengers.

         Due to significant growth in many U.S. cities, the need for ground-based infrastructure servicing metropolitan areas, and roadways servicing major airports in particular, has outpaced capacity. Only so many subways, bus lines, and taxi routes can be added to service these high demand routes before each city runs out of space and capability. Adding more limousine and taxi services will not help the situation either because the bottleneck is in the infrastructure itself. U.S. Helicopter believes that the future of transportation for short distances into and out of these densely populated urban areas is by helicopter. By using the vertical take off and landing capabilities of the helicopter, passengers will be able to travel through the city and to local destinations without suffering through hours of gridlock. People will be able to quickly travel across town, to the local airport, or to a neighboring city in minutes instead of hours.

DEVELOPMENT OF THE COMPANY TO DATE

         The Company maintains its operations headquarters at Sikorsky Memorial Airport in Stratford, Connecticut, and its principal executive offices are located at the Downtown Manhattan Heliport in New York City. To date, the Company has assembled a management team with experience in a variety of positions in the aviation industry. The Company has received authorizations needed to commence flight operations from the FAA, DOT and TSA. We have finalized operating agreements with the Port Authority of New York and New Jersey (the "Port Authority") for our flight operations at the Downtown Manhattan Heliport, Kennedy Airport and Newark Liberty Airport. We also finalized an agreement with MacQuery Aviation North America for our flight operations at the East 34th Street Heliport. We will need to finalize an agreement with the Port Authority at LaGuardia Airport prior to beginning operations at this airport and will need to finalize and agreement with the operator of the West 30th Street Heliport.

         The Company has entered into Interline Agreements with Delta
Airlines and Continental Airlines for the establishment of operating and marketing relationships with these two companies, whereby the airlines provide select airport and airline services and ground handling. The Interline Agreements govern the procedures for passenger traffic handling and settlement of fees between the parties. The Company is also in discussions with other airlines as well for similar arrangements.

         The Company entered into a lease agreement dated November 1, 2005 (the "Lease") with a third party lessor to lease one helicopter. The term of the Lease is three years and terminates on October 31, 2008. At the time of entering into the Lease, we paid the lessor the first monthly rental payment and a deposit as defined in the Lease. On March 17, 2006, we entered into a Support Agreement, as defined below, effective as of November 1, 2005, with the Other Party, also as defined below. The term of the Support Agreement is three years with provisions for extension should we continue to lease the helicopter subject to the Lease.

         The Company has also entered into three Lease Agreements dated December 1, 2005, February 10, 2006 and April 26, 2006, with a third party lessor (the "Lessor") in accordance with the terms of a General Terms Agreement dated December 1, 2005 for three Sikorsky S76 helicopters (together, the "Aircraft Leases"). The terms of the Aircraft Leases commenced on the date the helicopters were delivered (December 1, 2005, February 14, 2006 and May 16, 2006, respectively) and shall terminate November 30, 2010, February 9, 2011 and April 25, 2011, respectively, or when the S76s are returned to Lessor, whichever is later. At the time of entering into the Aircraft Leases, we paid Lessor the first monthly rental payments and deposits as defined in the Aircraft Leases. The Lessor agreed to make all necessary arrangements to obtain certificates of airworthiness to allow us to operate the S76s under U.S. FAA Part 135.

         On December 19, 2005, we also entered into a Technical Support Agreement ("Support Agreement") with a party affiliated with Lessor ("the Other Party") pursuant to which the Other Party has agreed to provide us with certain exchange components, spare parts, and technical support for the S76 helicopters. The Support Agreement has a five year term and expires on December 1, 2010. After the expiration of the five year term, the Support Agreement may be renewed for periods of one year. We have agreed to pay a fixed rate per flight hour under the terms and conditions in the Support Agreement. We also agreed to provide the Other Party with a monthly flight hour report for the S76 and a removal schedule for the components covered by the Support Agreement. Compensation for the services to be performed by the Other Party under the terms of the Support Agreement shall be charged to us at the fixed rate per flight hour rate which is subject to price escalation. The price escalation will be adjusted at various intervals in accordance with a formula in the Support Agreement.

         In addition, the Company has entered into a Deposit and Advance Order Agreement, as amended, with Sikorsky Aircraft Corporation ("Sikorsky") for the purchase of four aircraft to be delivered in late 2008. The Company has made a deposit to Sikorsky in the amount of $400,000, or $100,000 per aircraft. The Company and Sikorsky will need to negotiate a formal sales agreement for the aircraft. We will need to arrange financing for the purchase or lease of these aircraft.

         Management of the Company is also in negotiations with a number of prospective financial sources for the approximate $12 million in aircraft acquisition or lease and other aircraft startup costs for three used helicopters to be delivered in 2007.

         No assurances can be given that a formal sales agreement with Sikorsky or transactions with any of these prospective financial sources will be completed.

MARKET RESEARCH

         During the development and research phase of U.S. Helicopter's activities, and currently, management devoted substantial time to understanding the Company's target customers and how to address their needs. Management has engaged in market research which included:

         1) Working with Port Authority of NY and NJ ("PANYNJ") and analyzing its airport traffic statistics and demographics with a view toward understanding the size and origin/destination of the Company's target market. As part of this process, the Company separated the New York Based Origin and Destination ("O&D") traffic from overall traffic statistics, then determined the amount of O&D traffic specifically for Manhattan. The Company then applied PANYNJ and airline passenger statistics to this O&D traffic number to derive the specific number of first class, business class, or Y (full economy) class passengers with an O&D of Manhattan. Concurrently, the Company analyzed overall ground transportation data from the PANYNJ for travel between the airports and Manhattan and separated this data into the different travel methods, which primarily included taxi, limousine, bus, and rail. The traffic statistics for the travel methods currently being used by the Company's passenger base correlated very well with the derived Manhattan O&D traffic numbers. Overall, the PANYNJ statistics show that U.S. Helicopter will only have enough capacity to service 2.8% of the first class, business class, or Y class passengers with an origin or destination of Manhattan.

         2) Coordinating the Company's marketing and sales activities with American Airlines to establish a direct link to all of American Airlines' customers on a worldwide basis. As part of this market research, the Company held a number of joint sessions with American Airlines' high-end corporate accounts and was granted access to their frequent traveler database.

         3) Enlisting the Company's marketing and advertising agency to perform a positing, branding, messaging, and concept survey with various target market customers.

         4) Performing historical research into helicopter operators that have provided similar services and their areas of success and failure.

INDUSTRY: HISTORICAL BACKGROUND & TECHNOLOGY IMPROVEMENTS

         Currently there is no scheduled helicopter service in any major U.S. metropolitan area other than U.S. Helicopter's operation. The only competition for U.S. Helicopter's services comes from ground-based alternatives such as taxi, bus, limo, and rail allowing us to gain the first mover advantage.

         The demand for scheduled helicopter service in major metropolitan areas has been demonstrated before. Between the 1950s and 1980s operators such as New York Airways, LA Airways, Chicago Airways, and Pan Am flew helicopters on a scheduled basis servicing major metropolitan areas.

         The two major limitations affecting such helicopter operations in the past were: (a) poor aircraft reliability and (b) inclement weather. Both of these factors led to unexpected aircraft down time, which in turn led to disappointed and dissatisfied customers and reduced revenues. The following shows how U.S. Helicopter has addressed each of these concerns:

     o Aircraft Reliability: The previously mentioned operators were utilizing helicopters such as the Sikorsky S58 or S61, which had much higher Direct Operating Costs (DOC's) per flight hour (FH) and a higher maintenance rate per FH (MH/FH). Sikorsky Aircraft Company's S-76, which we operate, has lower DOC's and a lower MH/FH. Additionally, unscheduled maintenance actions have been significantly reduced through backup systems, and a move toward replace-on-condition components. Aircraft such as the S-76 are significantly less expensive and more reliable to operate. Our utilization of this aircraft or a similar aircraft will allow U.S. Helicopter to offer a reliable, cost effective alternative to the current ground-based transportation market.

     o Backup Helicopters: U.S. Helicopter has recognized the importance to each customer of the reliability in service that is required in order to maintain repeat business and customer loyalty. To ensure a high level of service, we have built into our model a larger number of backup aircraft in the event that maintenance or other related delays require backup aircraft to be immediately inducted into service to maintain scheduled reliability.

     o Aircraft Technology and Safety: New helicopter technologies and navigational tools have greatly improved the economics of helicopter service. Each of U.S. Helicopter's aircraft are Category A, dual engine and will have special equipment (e.g. IFR ("Instrument Flight Rule") with GPS ("Global Positioning Satellite" systems), Full Authority Digital Engine Control (FADEC), and 3-Axis Automatic Flight Control Systems (AFCS), which (i) will increase reliability and safety over conventional on-demand charter helicopter operators while directly reducing maintenance and operational costs and (ii) are significant upgrades to the technologies that were used by scheduled helicopter service operators in the 1950s -- 1980s.

     o Down Time From Inclement Weather: Historically, when an airport went to "Instrument Flight Rule" (IFR) flights because of bad weather (which typically occurs 18% of the time in NYC), the operator, such as Pan Am or NY Airways, had two options: cancel flights or fly the fixed wing (airplane) Instrument Landing System (ILS) if the aircraft was so equipped. If the operator flew the ILS, this meant getting in line with all the fixed wing flights approaching or departing the airport. Due to the flight pattern required to do this, helicopter flight time would increase from ten minutes to up to one hour. Either way, canceling flights or flying the ILS would increase expenses drastically and disappoint passengers. U.S. Helicopter will not be subject to these delays when an airport goes IFR because of the development of Special Visual Flight Rule ("SVFR"), as governed by the FAA and as established by U.S. Helicopter, the FAA and Air Traffic Control at each airport, and GPS based IFR routes or "tunnels" between each heliport and each airport. These tunnels are helicopter only and are considered Simultaneous Non-Interfering Approach/Departure procedures. They allow U.S. Helicopter to fly in almost all weather, thereby reducing weather down time from approximately 18% to 1.5% and allowing a reliability factor of 98.5%, which is typical of international scheduled helicopter operators currently in service. The American Institute of Aeronautics and Astronautics Paper No. 73-25, Review of New York Airways Helicopter Operations, documents an overall operational reliability factor of 99.46%. It is management's position that U.S. Helicopter will operate aircraft with a much better reliability factor and conservatively projects a reliability factor of 98.5%.

WHAT SETS US APART

         U.S. HELICOPTER'S "VALUE-ADDED" FEATURES. The scheduled, "short-hop" shuttle service that U.S. Helicopter will launch represents a significant enhancement to the present and future status of both the helicopter and the regional transportation industry. There are specific "value-added" features of U.S. Helicopter's services that are cutting edge, which differentiate us from previous scheduled helicopter operators and charter helicopter services.

         Based on our analysis of the operations of current and historical scheduled helicopter operators our management has concluded that the major impediments to the success of such operations were operating costs, design and navigational limitations, as well as reliability. Utilizing significant developments in the industry, today's efficient, reliable state-of-the-art technology, and our own innovative techniques, U.S. Helicopter has been able to address each of these concerns, and expects to deliver the following value added features:

"VALUE-ADDED" FEATURES:

     o Time Efficient: 10 minute flight times or less, save hours off travel time.

     o Cost Effective Pricing: competitive with ground based travel alternatives.

     o Heliport Check-in and Security: Significantly reducing the "all-in" check in/security clearance time versus airport check in/security clearance.

     o Enhanced Safety Programs: Dual pilot operation and dual engine and FAR 135 compliant operational procedures.

     o Reliable All-Weather Operations: GPS-based IFR capability and waypoint route development.

     o New Navigational Technologies: Dual Global Positioning Satellite ("GPS"), Required Navigation Performance ("RNP"), Radio Navigation ("RNAV"), Special Precision Visual Flight Rule ("S/PVFR").

     o Step Above Customer Service: Lounges & services catering to the business traveler.

     o   Alliances with Major Airlines: Codesharing/Fare-sharing alliances.

     o State-of-the-art Aircraft: Safe, reliable, dual-engine technology with low direct operating expenses.

         RELIABLE ALL-WEATHER OPERATIONS. One very important aspect of U.S. Helicopter's flight service is its ability to offer near 100% flight availability. Down time due to inclement weather and delays associated with aircraft being re-routed into fixed wing air traffic patterns when approaching the airports, were among primary reasons why previous scheduled helicopter operators were not efficient from a reliability standpoint. U.S. Helicopter has developed and implemented several new programs to ensure that this does not happen with its operations. These programs include new maintenance techniques, redundant aircraft, and the development of an IFR network of routes with Simultaneous Non-Interfering ("SNI") approaches for all metro airports to which we provide scheduled service.

         STATE-OF-THE-ART AIRCRAFT. U.S. Helicopter anticipates over time that its fleet will consist of medium twin aircraft like the Sikorsky manufactured S-76. Management believes that its new "short-hop" airport shuttle is more appealing to customers because its aircraft contain new technology, with the perception that aircraft with new technology are safer and more reliable. This is one of US Helicopter's "value-added" features, because state-of-the-art aircraft will give U.S. Helicopter a distinct technological advantage over charter operators. Also, it is a significant improvement over the technology that was available to scheduled helicopter operators of the 1960s through 1980s, who operated Vietnam War-era technology that was prone to high maintenance requirements, no GPS or IFR operating capability and consequently, low reliability rates.

         ALLIANCES AND PARTNERING AGREEMENTS. U.S. Helicopter believes that a key to its success is its ability to negotiate and enter into critical airline alliances or airline partnering agreements. The purpose of these agreements is to provide a seamless transportation experience for our passengers from the point that they are checked-in at the various heliports in our system until they reach their ultimate travel destination as a result of a connecting flight with a major or regional airline. U.S. Helicopter believes that partnering with major airlines will provide an immediate and significantly larger customer base for U.S. Helicopter's service and that these alliances and partnerships will afford U.S. Helicopter the ability to service passengers in numerous areas such as passenger and baggage check-through and passenger lounges while waiting for flights both on U.S. Helicopter's aircraft and flights with the major or regional carrier to ultimate destinations. U.S. Helicopter also intends to use these alliances for cross-marketing purposes, including direct mail advertising to those airlines' multi-million frequent flyer members as well as advertising with major or regional airlines to market U.S. Helicopter's convenient service to the existing customer base of the major or regional carriers.

         As of the date of this prospectus, U.S. Helicopter has entered into Interline Agreements with Delta Airlines and Continental Airlines and is actively involved in negotiations with other major airlines. The Interline Agreements govern the procedures for passenger traffic handling and the settlement of fees between the parties. The Company's business model assumes that we will have one or two primary airline partner such as Delta Airlines and Continental where arrival and departure activities at JFK, LaGuardia and Newark Airports would operate from the airline partners' terminals. In addition, the Company also anticipates having a select number of secondary airline partners where the connecting transfer service from our primary airline partner terminal (such as Delta Airlines) would take place via van or bus. This transfer service will take place on the secure side of the airport roadway to/from our secondary partner terminal facility at each airport. The Company and Delta Airlines have determined where landing locations are/will be at each of Kennedy and LaGuardia Airports and Continental Airlines at Newark Liberty Airport for Continental Airlines' gates. However, there can be no assurances that we will be able to conclude agreements with any other major or regional airlines with respect to the marketing services, code-sharing/fare sharing alliances and other related services required in order to cater to the business travelers needs.

         AIRCRAFT FINANCING. U.S. Helicopter intends to continue to structure its financing agreements with respect to the purchase and financing of its helicopters in such a fashion as to limit the Company's exposure for maintenance-related costs and associated delays. Our strategy of purchasing new or low-time used aircraft is being pursued as a primary means of reducing expenses associated with the maintenance required for helicopter operations. Our purchasing decisions with respect to aircraft will be based not only on price sensitivity but also operational costs, including maintenance and fuel usage standards allotted by various manufacturers. It is anticipated that we will outsource our heavy maintenance service requirements including components overhaul to a known and reputable FAA certified maintenance service provider.

COMPETITION

         Currently there is no company or organization that presents direct competition to the affordable scheduled service that U.S. Helicopter intends to provide. That being the case, there are numerous other transportation services including limo, taxi, subway, and bus, yet only a few cater specifically to U.S. Helicopter's target customer. Using New York City as an example, the following table describes the current methods of transportation between Manhattan and Kennedy Airport, including a comparison to U.S. Helicopter's services.

METHOD OF TRANSPORTATION                          TIME TO BETWEEN MANHATTAN & JFK(1)                     COST
-----------------------------------------------------------------------------------------------------------------------------------
Cary Coach Express Bus         65 - 90 minutes, longer during rush hour. Unreliable due to unknowns.     $13
-----------------------------------------------------------------------------------------------------------------------------------
Taxi                           65 - 90 minutes, longer during rush hour. Unreliable due to unknowns.     $50, plus tolls & tip
-----------------------------------------------------------------------------------------------------------------------------------
Airport Bus to Subway          65 - 90 minutes, longer during rush hour. Unreliable due to unknowns.     Bus: Free Subway: $1.50
-----------------------------------------------------------------------------------------------------------------------------------
Limousine, Livery Service      65 - 90 minutes, longer during rush hour. Unreliable due to unknowns.     Starts at $70 plus tolls &
                                                                                                         tip
-----------------------------------------------------------------------------------------------------------------------------------
Helicopter Charter Service     8 - 12 minutes (pending availability), delivery to General Aviation       $575 - $2770 for aircraft
                               Terminal.                                                                 charter
-----------------------------------------------------------------------------------------------------------------------------------
US HELICOPTER                  8 MINUTES, RELIABLE, DELIVERY TO/FROM AIRLINE PARTNER'S GATE.             $139 - $169 PER SEAT
SCHEDULED HELICOPTER
AIRPORT SHUTTLE

(1) The travel time estimates used in this table were taken from several different reliable sources. First, travel data from the Port Authority of New York and New Jersey was used to establish the existing methods of travel and the published elapsed time for each of those travel methods. This included the amount of time a passenger would have to plan to travel to/from each airport. Second, informal management surveys were taken of business persons working and/or traveling to/from Manhattan via the airports, which data correlated very well with Port Authority data. Third, the Company's management team has a thorough knowledge of the New York City area with respect to transportation and airline service, which was relied upon to separate the data into the different segments as shown in the above table. In addition, the Company has confirmed travel times through actual flights provided by United Technologies (the parent company of Sikorsky Aircraft). In all scenarios, the elapsed time of ground based travel is significantly higher than that of the helicopter.

         Whether by price, travel time, reliability, or a combination thereof, none of the services listed in the above table are considered competition to our flight services. While U.S. Helicopter's ticket price is comparable to ground based alternatives like limo, taxi, and rental car, our scheduled services offer significant time savings and enhanced reliability. Additional analysis of available helicopter charter services is provided below:

         Helicopter Charter Service. There are several companies that charter helicopters in New York City, but none that offer scheduled flights using a pricing and seating system similar to that of the major airlines. By providing a scheduled flight alternative, U.S. Helicopter allows the customer to deal with fewer burdens in reaching his or her destination. The target customers have significant economies of scale working for them when one takes into account the reasonable pricing of our service as compared to chartering the entire aircraft for up to $6,000 per hour. Scheduled flights also offer more flexibility, frequency, and availability. Offering the same popular flights at different times during the day provides customers with better scheduling options than having to adjust to an air charter's erratic booking patterns.

         Another important advantage of U.S. Helicopter's service will be direct delivery of passengers to the "secure side of the airport" at the airline partner's gate. Conversely, with a charter service passengers are delivered to the General Aviation Terminal where they must take a taxi or connector shuttle to their departure terminal, then proceed through check-in and security, which all takes a significant amount of time. This feature provides U.S. Helicopter with significant differentiation versus the services offered by charter operators.

         Currently, there are several helicopter services that offer chartered flights from Manhattan to each airport, but at a significant premium. Helicopter Flight Services Inc. offers airport transfers for $850 per leg for a four passenger aircraft ($212 per seat), which is 33% higher than U.S. Helicopter's fare price (and subject to availability). Ventura Air Services offers a similar service for $2,770 per leg for a 6 person aircraft ($462 per seat), which is 190% higher than U.S. Helicopter's fare price. Unlike U.S. Helicopter's services, when chartering one of these carriers the customer pays for the entire aircraft, including any empty seats. Due to the economies of scale associated with its proposed operations, U.S. Helicopter's scheduled "short-hop" flight service will be priced very competitively in order to attract customers who need to reduce travel time to the airport in a safe, fast, and cost-effective manner.

         Associated Aircraft Group (AAG): Associated Aircraft Group is an operator in the New York market that has the potential to be a competitor of U.S. Helicopter. AAG operates a charter air taxi service out of Dutchess County Airport, in upstate New York, and caters specifically to top level executives. Their service benefits only the people that can afford its service, it does not benefit the community by providing cost effective metro "short-hop" flights.

         Management does not believe that AAG's services are a significant threat to U.S. Helicopter's service due to AAG's costly pricing structure, their limited passenger capacity, lack of flight frequency (charter vs. schedule), and the fact that they only cater to a very small portion of U.S. Helicopter's overall target market. U.S. Helicopter's service is focused on servicing the entire New York City business traveler market, by providing a safe, affordable, high frequency service that customers can depend upon.

         Other Scheduled Helicopter Services: U.S. Helicopter has not identified any direct competitors offering regularly scheduled helicopter service in New York City nor in our other primary target markets of Washington D.C., Chicago, and Los Angeles nor elsewhere in the United States. Scheduled helicopter service is offered by Helijet International, Inc. in the Vancouver, British Columbia area and by Copterline servicing the route between Helsinki, Finland and Tallinn, Eastonia. We believe that Helijet and Copterline are unlikely to compete with us in our markets (because of foreign ownership issues), although if we are successful in implementing our business plan it is possible that competitors could emerge.

         We have assumed in our projections that it will take between 12 months after startup of a new route for traffic on that route to develop. Should our projections be wrong, our operations could be materially impacted since lower passenger counts will result in lower revenue than anticipated. A significant variance from projected passenger volumes or a reduction in the anticipated pricing could cause us to reconsider providing hourly service throughout the day in certain of our markets. It is also possible that we could consider reallocating some of our aircraft to the charter market until passenger levels develop.

OPERATING AGREEMENTS

         In order to conduct its business, U.S. Helicopter must enter into operating/rental agreements with heliport facilities in New York City and other cities as the Company's operations expand into other target markets throughout the United States. We have secured operating agreements with the Port Authority of New York and New Jersey, which operates the Downtown Manhattan Heliport and Kennedy Airport, both of which are owned by the City of New York. In addition, we have entered into an operating agreement with the East 34th Street Heliport which is currently owned by the City of New York and operated by MacQuery Aviation North America. A similar arrangement is needed for the West 30th Street Heliport owned by the State of New York and operated by Air Pegasus. We have entered into a lease for a combined office/hangar facility at Sikorsky Memorial Airport in Stratford, Connecticut, where the Company's operational headquarters are based and where our aircraft are stored, maintained and serviced. We also are able to interface with the Windsor Locks FSDO. The Company has also entered into agreements for office space in Cranford, New Jersey and with the Port Authority of New York and New Jersey for office space at the Downtown Manhattan Heliport.

GOVERNMENT REGULATION

         In order to operate regularly scheduled passenger helicopter service, U.S. Helicopter is subject to regulation by each state in which it conducts or will conduct business, and under Federal, regional and (in some cases) local laws and regulations. The securing of the requisite Federal, State and local licenses and permits is a prerequisite for conducting, operating or performing any regulated activity. In addition, the Company's officers, directors, managers and principal shareholders may be subject to scrutiny and approval by various Federal and State regulatory bodies where the Company may conduct operations. In addition, persons who acquire beneficial ownership of U.S. Helicopter securities in excess of certain percentages may be subject to reporting and qualification procedures established by regulatory authorities.

         We have obtained approval from the Department of Transportation for a Certificate of Public Convenience and Necessity, the Federal Aviation Administration (the "FAA") for an Aircraft Operating Certificate, and the Transportation Security Administration.

         In order to comply with the restrictions on ownership by foreign persons of a aircraft transporting passengers or merchandise in U.S. airspace under Federal law, as amended, persons who are not citizens of the United States as defined therein, may not hold in the aggregate more than 24.9% of U.S. Helicopter outstanding common stock (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49%).

         We must also obtain licenses from state, regional, and local regulatory agencies for each of our proposed operations in other target markets such as Washington, D.C., Chicago, and Los Angeles. Local building, health and fire codes and similar regulations could also impact our operations. Violations of any of such statutes, codes or regulations could have a material adverse impact on the financial condition or operations of the company.

ENVIRONMENTAL MATTERS

         U.S. Helicopter is subject to certain Federal, state and local environmental protection, health and safety laws, regulations and ordinances that apply to non-helicopter business generally, such as the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), Occupational Safety and Health Act and similar state statutes, as well as other laws which apply to businesses specifically engaging in the helicopter and aviation industries. To the best of its knowledge, U.S. Helicopter believes that it is in material compliance with all such statutes and the regulations or ordinances thereunder.

EMPLOYEES

         As of May 1, 2007, we employed a total of 50 full-time employees and 22 part-time employees. We project we will employ on a ramped-up basis over 450 employees by year 5. None of our employees are represented by a labor union. We consider our employee relations to be good.

                                   MANAGEMENT

         The following sets for the information concerning the Company's directors and executive officers as of May 1, 2007:

               NAME      AGE       POSITION
--------------------------------------------------------------------------------

Dean C. Borgman          65        Chairman

John G. Murphy           59        Chief Executive Officer, President and
                                   Director

Terence O. Dennison      71        Chief Operating Officer and Senior Vice
                                   President

George J. Mehm, Jr       50        Chief Financial Officer, Senior Vice
                                   President and Treasurer

Donal F. McSullivan      60        Chief Marketing Officer and Senior Vice
                                   President

Gabriel Roberts          31        Vice President of Finance and Administration

Colonel Clinton Pagano   78        Director

John Capozzi             63        Director

Christopher D. Brady     52        Director

George A. Fechter        60        Director

Edward J. Sherman        61        Director

Stephen T. Wills         50        Director

         DEAN C. BORGMAN was appointed Chairman in September, 2004. Mr. Borgman is the former Chairman of Sikorsky Aircraft Corporation, a subsidiary of United Technologies Corporation, a position he retired from on July 1, 2004. Mr. Borgman joined Sikorsky as President in October 1998 and was appointed Chairman on July 1, 2003. Before joining Sikorsky, Mr. Borgman served as Senior Vice President in charge of the Boeing Company's helicopter facility in Mesa, Arizona. He was named to the post after the merger of Boeing and McDonnell Douglas. Mr. Borgman held a number of posts with McDonnell Douglas Helicopter Company in Mesa, including that of President. He joined the Mesa unit in 1981 as Director of Research and Development. Mr. Borgman advanced to Director of the LHX Program, Vice President of Engineering, Vice President for Advanced Product Development and Technology, General Manager for the MD Explorer Program and Vice President for Commercial Programs. From 1975-81, Mr. Borgman served with the U.S. Army Aviation Command, where he served the last two years as Director-Advanced Systems. He worked at the Army Aviation Research and Development Lab at Moffett Field from 1967-75. Mr. Borgman also held engineering positions at Alpha Research Company and Northrop Corporation. Mr. Borgman holds a bachelor's degree in aeronautical engineering from California State Polytechnic University and a master's degree in the same discipline from Stanford University. In 1983, he completed the Stanford Business School's Executive Program. Additionally, he serves on the advisory committees of the College of Engineering at California Polytechnic University, the Arizona State University College of Engineering and the Dean's Council of 100 at the ASU College of Business. He also serves on the board of The King's College, and is past Chairman of the Board of Trustees of Southwestern College, The American Helicopter Society, and Community Health Charities of Connecticut. Mr. Borgman also has been a member of the NASA Aeronautical Advisory Committee, the Flight Mechanics Panel of the NATO Advisory Group for Research and Development and the Army Science Board.

         JOHN G. MURPHY has served as our Chief Executive Officer, President and Director since March 7, 2003. Mr. Murphy has over 30 years of experience in general management and administration in the domestic/international airline industry. Mr. Murphy was President of JM Consulting and Associates from 1999 to 2004, his own transportation industry consulting firm. From 1995 to 1998, Mr. Murphy was President, Chief Executive Officer, and a Director of Kiwi International Airlines. From 1993 to 1995, Mr. Murphy was Senior Vice President of Marketing and Services for MGM Grand Air, a deluxe air carrier that catered to business and entertainment, executives, and affluent clientele. Prior to joining MGM, Mr. Murphy served as Vice President/GM Sales & Reservations at Pan American World Airways, with responsibility for all of Pan Am's worldwide sales & reservations functions. Prior to this position at Pan Am, Mr. Murphy served as Vice President Sales & Advertising for all system wide advertising, sales planning, commission programs and forecasting, as well as Managing Director Northeast, with primary responsibility for Pan Am's largest operation (including the Pan Am Shuttle, which provided scheduled helicopter service) in the New York area at JFK, LaGuardia, and Newark airports. While serving as Managing Director Northeast for Pan Am, Mr. Murphy directed all aspects of marketing/sales, customer service, operations, security, personnel-labor relations, and financial controls.

         TERENCE O. DENNISON was appointed our Senior Vice President and Chief Operating Officer effective September 1, 2004. Mr. Dennison has over 40 years of experience in the air transportation industry. Since 1999, Mr. Dennison has also served as President and Chief Executive Officer of North Atlantic Tours, Inc., a supplier of leisure and business travel services for domestic and international itineraries. Before joining U.S. Helicopter, Mr. Dennison served as Chief Operating Officer for Tower Air from 2000 to 2002 and was responsible for worldwide operations of a large fleet of Boeing 747 aircraft with offices and operations in Israel, France, Italy, the Dominican Republic, San Juan, Los Angeles, Miami and New York. Prior to his involvement with Tower Air, Mr. Dennison served as Chief Operating Officer for Kiwi Airlines from 1999 to 2000. From 1997 to 1998, Mr. Dennison served as President and Chief Operating Officer of WorldScapes, Inc., where he set up, staffed and certified a tour and travel agency with ARC and IATAN. From 1995 to 1997, Mr. Dennison was Chief Operating Officer for Sunworld International Airlines, where he was responsible for the selection of the company's management team, the organization and coordination of FAA certification and DOT fitness filings and the certification of the company as a FAR 119/121 Flag Carrier operating Boeing 727 aircraft in scheduled service to the Cayman Islands and charter service.

         GEORGE J. MEHM, JR. has served as our Chief Financial Officer, Senior Vice President and Treasurer since August 2004. Since 2000, Mr. Mehm has been President of MEHMCO Financial Services, Inc., which provides a broad range of consulting services in the transportation, service and professional industries. Mr. Mehm has provided advice in restructuring, bankruptcy aircraft/engine/equipment financing, accounting, tax, legal, operations, contract negotiations and administration. From May 2000 to June 2001, Mr. Mehm was employed by Tower Air to advise the Trustee on its bankruptcy proceeding. Prior to his involvement with MEHMCO Financial Services, Inc., Mr. Mehm served as Senior Director, Corporate Finance at the first Pan American World Airways. During his career at Pan Am, his responsibilities included company-wide corporate finance, cash forecasting, aircraft/engine/equipment acquisition, restructuring, and pension plan and group insurance activities. Prior to joining Pan Am, Mr. Mehm held several financial positions with The Great Atlantic & Pacific Tea Co., Inc. including Manager, Corporate Finance and Pension Investments, Manager, Treasury Services and Manager Group Insurance Financing. While at A&P, he was responsible for company-wide bank relations, corporate finance, cash management, pension system and corporate investments. Mr. Mehm holds an MBA and BA degrees from Seton Hall University and is active in local charitable and civic activities.

         DONAL F. MCSULLIVAN has served as our Chief Marketing Officer since August 2004. Mr. McSullivan has over 30 years experience in airline & tourism general management. From 2001 to 2004, Mr. McSullivan worked as a consultant for the estate of Eastern Airlines. Mr. McSullivan built, managed and sold IntelGo, a travel industry technology company, on behalf of the estate of Eastern Airlines. From 1999 to 2000, Mr. McSullivan served as President and CEO of Air Tahiti Nui, the national long haul airline of French Polynesia, where he introduced management systems, recruited appropriate staff and oversaw all divisions for the airline. Mr. McSullivan also worked with large established carriers such as Air France, Qantas and American Airlines. Following the dissolution of Pan American Airlines, Mr. McSullivan was instrumental in founding and was responsible for managing all commercial aspects of Pan Am II, which bought the rights to the Pan Am trademarks and its route system. Prior to his work with Pan Am II, Mr. McSullivan led the European Travel Commission for North America (an organization of 24 European Tourist Offices collectively marketing in North America) and was General Manager North America for the Irish Government Tourist Board for ten years.

         GABRIEL ROBERTS has served as our Vice President of Finance and Administration since March 7, 2003. Mr. Roberts's responsibilities include management of our financial operations, including treasury and controller functions. Mr. Roberts is also an active member of the FAA's Vertical Flight Subcommittee/Terminal Area Operations Rulemaking Committee (TAOARC). Mr. Roberts began his career in the aerospace industry as a Manager at Pratt and Whitney. From 1996 to 2002, Mr. Roberts was a Senior Mechanical Engineer at Sikorsky Aircraft, a division of United Technologies, where he was responsible for operational cost projections for aircraft components and systems, design, test, and certification of all Hydraulic, Flight Control, Mission System, Rotor, and Airframe components and systems. At Sikorsky Aircraft, Mr. Roberts was the Manager of a team responsible for the certification and Type Initial Authorization (TIA) of the Sikorsky S92 (Helibus). Mr. Roberts is a graduate of Rensselaer Polytechnic Institute with a Bachelors Degree in Mechanical Engineering and a minor in Industrial Psychology.

         COLONEL CLINTON PAGANO has served as a Director and member of our Security Advisory Board since September 1, 2004. Col. Pagano was the Superintendent of the New Jersey State Police from 1975 to 1990, during the tenures of two Governors. While in his role as Superintendent of State Police, Col. Pagano was instrumental in the creation of one of the largest state police helicopter fleets in the nation, including the institution of a 24 hour, 7 day a week air ambulance service that has become an example of the kind of emergency medical services capable with the use of helicopters. This New Jersey State Police aviation unit remains one of the largest in the United States. From 1990 to 1991, Col. Pagano was Director of New Jersey Division of Motor Vehicles, a position he was appointed to by a third New Jersey Governor. Col. Pagano has over 35 years of law enforcement experience, including the implementation in New Jersey of coordinated State and Federal organized crime control programs. He was appointed Director of Emergency Management and served on the national committee in developing the anti-terrorism plan for the United States. Colonel Pagano played a key role in developing the control plan for the New Jersey Casino Industry and the security operations of New Jersey Sports and Exposition Authority. Col. Pagano has studied military and civil aviation and related electronics and was one of the first graduates of the Teterboro School of Aeronautics in New Jersey. Col. Pagano also served as a member of the Board of Directors of Digital Products Corporation of Florida from 1992 to 1997. From November 1992 until mid-1999, he served as a Director and the Executive Vice President of Compliance for Capital Gaming International, Inc. Col. Pagano served as a director of Gary Player Golf.com, Inc. from 2000 to 2003. Col. Pagano also presently serves as Chairman of the Board and a consultant to Manex Entertainment, Inc.

         JOHN CAPOZZI has served as our Marketing and Business Development Advisor and Director since September 1, 2004. Mr. Capozzi is also President of JMC Marketing Services, LLC, JMC Publishing Services and JMC Investments, LLC, an investment banking firm that specializing in raising capital and assisting in the strategic growth plans of early stage companies. Mr. Capozzi is also Chairman and Founder of Wilton Publishing, owner of various guest magazines distributed in hotels such as Marriott and Hilton. Mr. Capozzi recently created a concept to generate unique funding for the Points of Light Foundation, which was started by President Bush, Richard Munro (former Co-Chairman of Time Warner) and Raymond Chambers (former Chairman Wesray). In 1991, Mr. Capozzi formed Communications Corporation of America, a company credited with creating the first "affinity credit card" for non-profit cause marketing. Since 1979, Mr. Capozzi has started 27 new businesses in a variety of industries. Mr. Capozzi began his corporate career at American Airlines where he advanced to an executive position in American's headquarters marketing organization. From 1974 to 1979, Mr. Capozzi served as an officer for the Thomas Cook Company, a division of Midland Bank, where he was promoted to CEO and ran the company's

North American Division. Mr. Capozzi is currently on the Board of the Business School at Fairfield University and the Board of the Enterprise Center at Yale University. He was a member of General Colin Powell's Organizing Committee and joined forces with former United States Surgeon General C. Everett Koop to found the World Organization for Science and Health. Mr. Capozzi is also an author whose work includes, among others, WHY CLIMB THE CORPORATE LADDER WHEN YOU CAN TAKE THE ELEVATOR, IF YOU WANT THE RAINBOW, YOU GOTTA PUT UP WITH THE RAIN AND A SPIRIT OF GREATNESS.

         CHRISTOPHER D. BRADY has served as a Director since October, 2005. Mr. Brady is the founding partner and Chairman of The Chart Group. Mr. Brady has over 25 years' experience in private equity, corporate finance and capital markets and focuses on identifying and building portfolio companies through his extensive industry relationships and perspective. Prior to his association with The Chart Group, Mr. Brady was a partner with The Lodestar Group, a merger advisory and investment firm acquired by Societe Generale. Mr. Brady spent eleven years in the Corporate Finance and Capital Markets Departments of Lehman Brothers and Dillon Read. Mr. Brady is a director of Bitrage, NWGH, Al-Deera Holding Co., IFA Khaleeji Fund and several investments and affiliates of The Chart Group. He received a B.A. from Middlebury College and an M.B.A. from Columbia University Graduate School of Business.

         GEORGE A. FECHTER has served as a Director since February, 2006. Since 2003, Mr. Fechter has managed personal portfolios as Fechter Holdings which consists of both start-up and established companies such as EHS PeriOptimum, Collaborative Fusion, Adherence Technologies and Vulcan. From 1999 to 2003, Mr. Fechter served as Associate Vice Chancellor for External Relations at the University of Pitssburgh. From 1998 to 1999, Mr. Fechter served as Chief Executive Officer for the McGowan Center for Artificial Organ Development at the University of Pittsburgh. Mr. Fechter has over 20 years of experience in the construction and contracting industries and has co-founded companies providing managerial services in the U.S. and Canada. Mr. Fechter also serves as a director to a number of privately-held for-profit and non-profit entities.

         EDWARD J. SHERMAN has served as a Director since February, 2006. Prior to joining U.S. Helicopter, Mr. Sherman served as Vice President of Infiniti East, a division of Nissan Motor Corporation. Mr. Sherman was employed by Nissan Motor Corporation from October 1976 until his retirement in November 2002. Before joining Nissan Motor Corporation, Sherman was a teacher in the City of Boston school district from 1970 to 1976. From 1967 to 1970, Mr. Sherman served as an Officer in The United States Marine Corps. Sherman held various positions in the USMC including Infantry Platoon Commander, Company Executive Officer and Battalion Intelligence Officer. He is a decorated Vietnam Veteran. Mr. Sherman holds a BS degree in Finance with a minor in Economics from Carroll School of Management; Boston College and a Masters in Education from Boston University. Mr. Sherman also serves as a director of Performance Health Technologies, Inc.

         STEPHEN T. WILLS has served as a Director since November, 2006. In addition to his involvement with U.S. Helicopter, Mr. Wills has served as Vice President, Secretary, Treasurer and Chief Financial Officer of Palatin Technologies, Inc. since 1997 and has been its Executive Vice President of Operations since 2005. From July 1997 to August 2000, Mr. Wills was also a Vice President and the Chief Financial Officer of Derma Sciences, Inc., a publicly held company which provides wound and skin care products, and currently serves as a director of Derma Sciences, Inc. From 1991 to August 2000, he was the President and Chief Operating Officer of Golomb, Wills & Company, P.C., a public accounting firm. Mr. Wills, a certified public accountant, received his B.S. in accounting from West Chester University, and an M.S. in taxation from Temple University.

         There have been no material changes to the procedures by which security holders may recommend nominees to the board of directors.

COMMITTEES

         Our business, property and affairs are managed by or under the direction of the board of directors. Members of the board are kept informed of our business through discussion with the chief executive and financial officers and other officers, by reviewing materials provided to them and by participating at meetings of the board and its committees.

         Since December 21, 2006, our board of directors has had four committees
- the audit committee, the compensation committee, the finance committee and the corporate governance and nominating committee. Our board of directors has not adopted written charters for any committee as of the date of this prospectus. Our audit committee currently consists of Stephen T. Wills, John Capozzi, George Fechter and Col. Clinton Pagano, with Mr. Wills as chairman. Mr. Wills is considered a "financial expert" member of the Audit Committee. Our compensation committee currently consists of Col. Clinton Pagano, Dean Borgman, Edward Sherman and Stephen Wills, with Col. Pagano as chairman. Our finance committee currently consists of Christopher Brady, George Fechter, John Capozzi and John
G. Murphy, with Mr. Brady as chairman. Our corporate governance and nominating committee currently consists of Dean Borgman, Christopher Brady, Edward Sherman and John G. Murphy, with Mr. Borgman as chairman.

         Our audit committee is involved in discussions with our independent auditor with respect to the scope and results of our year-end audits, our quarterly results of operations, our internal accounting controls, and the professional services furnished by our independent auditor.

         The compensation committee is responsible to our board of directors and to stockholders for approving compensation awarded to all executive officers of the Company. The committee authorizes all awards under our equity-based compensation plans, and it reviews and approves employment agreements with management and changes in compensation for our executive officers.

         Our finance committee, among other things, provides advice and assistance to our board of directors concerning proposed issuances of equity, debt or other securities and proposed credit and similar facilities, reviews the adequacy of existing financing facilities, and reviews short-term and long-term financing plans.

         Our corporate governance and nominating committee is responsible for identifying qualified candidates to serve as directors and recommend to our board of directors nominees for director, recommend to our board of directors nominees for each committee of our board of directors, oversee the process of evaluation of the performance of our management, and develop and recommend to our board of directors corporate governance guidelines.

FAMILY RELATIONSHIPS

         No family relationships exist among the Company's directors or officers.

CODE OF ETHICS

         We have not formally adopted a written Code of Ethics. Management of the Company has drafted a Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics. Management of the Company is in the process of obtaining comments to its draft Code of Ethics from the Board of Directors. We have not adopted a written Code of Ethics prior to filing the accompanying registration statement because based on our small size, early development stage and limited financial and human resources, we did not believe that formally adopting a written Code of Ethics would have been necessary or cost-effective prior to the end of fiscal 2006.

                                              EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid by us during the two years ended on December 31, 2006 to our Chief Executive Officer and our other executive officers who were serving as executive officers on December 31, 2006 and received total salary and bonus in excess of $100,000 during fiscal year 2006 (the "Named Executive Officers").

                                                                                                 CHANGE IN
                                                                                                  PENSION
                                                                                                  VALUE AND
                                                                                                 NONQUALIFIED
                                                                                    NON-EQUITY     DEFERRED
                                                                 STOCK   OPTION   INCENTIVE PLAN COMPENSATION  ALL OTHER
                                                                 AWARDS  AWARDS    COMPENSATION    EARNINGS  COMPENSATION   TOTAL
NAME AND PRINCIPAL POSITION    YEAR   SALARY ($)    BONUS ($)     ($)     ($)          ($)           ($)        ($)          ($)
-----------------------------------------------------------------------------------------------------------------------------------
John G. Murphy                 2006   $225,000      $150,000      --      --            --            --         --        $375,000
Chief Executive Officer        2005   $225,000(1)       --        --      --            --            --         --        $225,000
and President

----------------------------------------------------------------------------------------------------------------------------------

George J. Mehm, Jr.            2006   $130,000      $ 25,000      --      --            --            --         --        $155,000
Chief Financial Officer, Sr.   2005   $130,000(2)       --        --      --            --            --         --        $130,000
Vice President and Treasurer

-----------------------------------------------------------------------------------------------------------------------------------

Donal McSullivan               2006   $130,000      $ 25,000      --      --            --            --     $442,092(3)   $597,092
Chief Marketing Officer        2005   $130,000(4)       --        --      --            --            --         --        $130,000
and  Sr. Vice President

-----------------------------------------------------------------------------------------------------------------------------------

Terence O. Dennison            2006   $130,000      $ 25,000      --      --            --            --         --        $155,000
Chief Operating Officer        2005   $ 90,000          --        --      --            --            --         --        $ 90,000
and Sr. Vice President

-----------------------------------------------------------------------------------------------------------------------------------

Gabriel S. Roberts             2006   $ 95,000      $ 25,000      --      --            --            --         --        $115,000
Vice President Finance         2005   $ 90,000          --        --      --            --            --         --        $ 90,000
and Administration
-----------------------------------------------------------------------------------------------------------------------------------


---------
(1)  Includes an amount equal to 40% of Mr. Murphy's salary which was deferred.
(2)  Includes an amount equal to 20% of Mr. Mehm's salary which was deferred.
(3) Represents (a) $170,000 in cash paid to Mr. McSullivan pursuant to a marketing services agreement, (b) the cash value of warrants to purchase 100,000 shares of common stock at $0.01 per share issued on April 1, 2006 at an assumed value of $0.80 per share, and (c) the cash value of warrants to purchase 200,000 shares of common stock at $0.05 per share which were earned in 2006 with an assumed value of approximately $0.96 per share. All compensation paid under this column to Mr. McSullivan was made pursuant to the terms of a marketing services agreement and a Settlement Agreement and Release which terminated such marketing services agreement.
(4) Includes an amount equal to 40% of Mr. McSullivan's salary which was deferred.

         The Company paid the salary deferred by each of the named officers in the above table as follows: one-third of the total deferred salary was paid in December 2005, one-third was paid in March 2006 and the remaining one-third was paid in April 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

                                    OPTION AWARDS                                                  STOCK AWARDS
--------------------------------------------------------------------------------  --------------------------------------------------
                                                                                                                        EQUITY
                                                                                                                       INCENTIVE
                                                                                                                      PLAN AWARDS:
                                                                                                             EQUITY     MARKET OR
                                                                                                           INCENTIVE     PAYOUT
                                                    EQUITY                                                PLAN AWARDS:    VALUE
                                                   INCENTIVE                                                NUMBER OF    UNEARNED
                       NUMBER OF      NUMBER OF   PLAN AWARDS:                                    MARKET    UNEARNED        OF
                      SECURITIES     SECURITIES    NUMBER OF                         NUMBER OF   VALUE OF    SHARES,      SHARES,
                      UNDERLYING     UNDERLYING   SECURITIES                         SHARES OR  SHARES OR     UNITS        UNITS
                     UNEXERCISED    UNEXERCISED   UNDERLYING                          UNITS OF   UNITS OF   OR OTHER      OR OTHER
                       OPTIONS        OPTIONS     UNEXERCISED    OPTION              STOCK THAT STOCK THAT RIGHTS THAT   RIGHTS THAT
                         (#)            (#)        UNEARNED     EXERCISE   OPTION     HAVE NOT   HAVE NOT    HAVE NOT      HAVE NOT
                     -----------   -------------   OPTIONS        PRICE  EXPIRATION    VESTED     VESTED      VESTED        VESTED
NAME                 EXERCISABLE   UNEXERCISABLE     (#)           ($)       DATE        (#)        ($)         (#)         ($)(1)
--------------------------------------------------------------------------------  --------------------------------------------------

George J. Mehm, Jr.      --            --          231,000        $0.50     7/23/14       --         --        75,000(2)   $127,500

Donal McSullivan         --            --            --            --         --          --         --        75,000(2)   $127,500

Terence O. Dennison      --            --          211,000        $0.50    10/27/14       --         --        75,000(2)   $127,500

Gabriel S. Roberts       --            --            --            --         --          --         --        75,000(2)   $127,500

--------
(1) Market value is based on the closing price of our common stock on December
29, 2006 as quoted on the OTC Bulletin Board, or $1.70 per share.
(2) Represents an award of shares of common stock that vests on September 30, 2007.

DIRECTOR COMPENSATION TABLE

                                                                                         CHANGE
                                                                                       IN PENSION
                                                                                       VALUE AND
                                                                       NON-EQUITY     NONQUALIFIED
                                                                       INCENTIVE        DEFERRED
                               FEES EARNED OR    STOCK      OPTION       PLAN          COMPENSATION      ALL OTHER
                                PAID IN CASH     AWARDS     AWARDS    COMPENSATION       EARNINGS       COMPENSATION      TOTAL
NAME                                ($)           ($)         ($)         ($)               ($)             ($)            ($)
-----------------------------------------------------------------------------------------------------------------------------------

Dean C. Borgman                  $17,500          --(1)       --(2)       --               --                --            $17,500

Col. Clinton L. Pagano, Sr.      $16,250          --(3)       --          --               --                --            $16,250

John Capozzi                     $17,500          --(4)       --          --               --           $638,123(5)        $655,623

Christopher D. Brady             $17,500           --     $56,866(6)      --(7)            --                --            $74,366

George A. Fechter                $16,250           --     $56,866(6)      --               --                --            $73,116

Edward J. Sherman                $15,000           --     $56,866(6)      --               --                --            $71,866

Stephen T. Wills                  $1,250           --        --(8)        --               --                --             $1,250

--------

(1) In the aggregate, Mr. Borgman holds a total of 700,000 shares of common stock.
(2) In the aggregate, Mr. Borgman holds options to purchase up to 300,000 shares of common stock at an exercise price of $0.50 per share issued on October 27, 2004 and expire on October 27, 2014.


                                      -66-

(3) In the aggregate, Col. Pagano is the beneficial owner of a total of 213,000 shares of common stock.
(4) In the aggregate, Mr. Capozzi holds a total of 3,710,145 shares of common stock.
(5) Represents: (a) $349,985 in fees paid to Mr. Capozzi in accordance with a marketing services agreement which was terminated in January 2007; plus (b) the dollar amount recognized for financial statement reporting purposes for fiscal year 2006 based on warrants to purchase up to 300,000 shares of common stock earned in 2006 in connection with the marketing services agreement. See "Item 12: Certain Relationships and Related Transactions" for further information.
(6) Represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2006 based on options to purchase up to 50,000 shares of common stock at an exercise price of $0.50 per share issued on April 3, 2006 and expire on April 3, 2016.
(7) In the aggregate, Mr. Brady is the beneficial owner of (a) options to purchase 50,000 shares of common stock, (b) options to purchase up to 156,250 shares of U.S. Helicopter common stock held by William Street Advisors, LLC, and (c) options to purchase up to 156,250 shares of U.S. Helicopter common stock held by Univest Group Limited.
(8) Represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2006 based on options to purchase up to 50,000 shares of common stock at an exercise price of $1.25 per share issued on December 21, 2006 and expire on December 21, 2016.

         For fiscal year 2006, we compensated our non-employee directors the sum of $2,500 for attending each in-person Board meeting and the sum of $1,250 for attending each telephonic Board meeting. We also issued to each director joining the Company on or subsequent to November 1, 2005 an option pursuant to our 2004 Stock Incentive Plan to purchase up to 50,000 shares of our common stock with an exercise price equal to the fair market value of our common stock as of the grant date. We agreed to issue 300,000 options to Dean Borgman as an incentive for Mr. Borgman to accept the appointment of Chairman of our Board of Directors.

EMPLOYMENT AGREEMENTS

         Effective April 16, 2004, U.S. Helicopter entered into a five-year employment agreement with John G. Murphy. Mr. Murphy is employed as the President and Chief Executive Officer of U.S. Helicopter. Mr. Murphy's annual salary is $225,000. Payment of Mr. Murphy's salary commenced on August 9, 2004. Mr. Murphy is also entitled to bonuses tied to the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") which range from 50% of salary based on the Company's achieving 95% of targeted EBITDA to 200% of salary based on the Company's achieving 125% of targeted EBITDA.

         Effective July 14, 2004, U.S. Helicopter entered into a three-year employment agreement with George J. Mehm, Jr. Mr. Mehm is employed as the Senior Vice President, Treasurer and Chief Financial Officer of U.S. Helicopter. Payment of Mr. Mehm's salary commenced on August 9, 2004. Mr. Mehm's annual salary is $130,000. Mr. Mehm is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company's Board of Directors.

         Effective July 14, 2004, U.S. Helicopter entered into a two-year employment agreement with Donal McSullivan, which expired on July 14, 2006. Mr. McSullivan is employed as the Senior Vice President and Chief Marketing Officer of U.S. Helicopter. Payment of Mr. McSullivan's salary began on August 9, 2004. Mr. McSullivan's annual salary is $130,000. Mr. McSullivan is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company's Board of Directors.

         Effective July 18, 2004, U.S. Helicopter entered into a five-year employment agreement with Gabriel Roberts. Mr. Roberts is employed as the Vice President of Finance and Administration of U.S. Helicopter. Mr. Roberts' annual salary is $95,000. Payment of Mr. Roberts' salary commenced on August 9, 2004. Mr. Roberts is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company's Board of Directors.

         Effective August 24, 2004, U.S. Helicopter entered into a two-year employment agreement with Terence O. Dennison, which expired on August 24, 2006. Mr. Dennison is employed as the Senior Vice President and Chief Operating Officer of U.S. Helicopter. Mr. Dennison's annual salary is $90,000. Mr. Dennison's annual salary will be increased to $130,000 upon commencement of the Company's flight operations. Payment of Mr. Dennison's salary began on September 1, 2004. Mr. Dennison is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company's Board of Directors.

         Effective March 11, 2005, U.S. Helicopter entered into an employment agreement with John W. Galligan. Mr. Galligan is employed as the Director of Maintenance of U.S. Helicopter. Mr. Galligan is currently being paid a base salary of $78,000.

                             DESCRIPTION OF PROPERTY

         On December 1, 2004, U.S. Helicopter entered into a three year agreement for its executive offices at 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, New York. The agreement provides for a monthly payment of $781 for 294 square feet of office space. As a part of the agreement, U.S. Helicopter was required to post a security deposit of $3,300. This facility has sufficient space to meet our near-term needs.

         On February 8, 2006, we entered into a one-year Lease Agreement with Three Wing Flying Service, Inc. ("Three Wing") for lease for our operations base and for office and hangar space at Sikorsky Memorial Airport in Stratford, Connecticut. In addition, we agreed to issue 20,000 shares of our common stock to Three Wing. This agreement has expired by its terms and we continue to pay rent at the rate of $16,000 per month, the rate paid immediately prior to the termination of the written lease agreement. We are in discussions with the lessor of the facility for a new lease agreement on terms substantially similar to our existing agreement. There can be no guarantee these discussions will be successful. This facility has sufficient space to meet our near-term needs.

         On February 27, 2006, we entered into a three year lease agreement for office space in Cranford, New Jersey. Monthly rent for these facilities is $4,732 for the first year of the lease, $4,845 for the second year of the lease and $4,957 for the third year of the lease. This facility has sufficient space to meet our near-term needs.

                                LEGAL PROCEEDINGS

         On or about July 29, 2006, Textron Innovations, Inc. ("Textron") instituted a trademark cancellation proceeding against us before the U.S. Patent and Trademark Office, Trademark Trial and Appeal Board. In the cancellation proceeding, Textron seeks to cancel our trademark registration for the mark U.S. HELICOPTER(R), Trademark Registration No. 3,072,323, as used by us for our scheduled airline services (the "Mark"). We registered the Mark on March 21, 2006 on the Supplemental Register of the U.S. Patent and Trademark Office. Textron contends in the Cancellation Proceeding that a subsidiary of Textron was named "U.S. Helicopter" and used that business entity name for "helicopter repair services" in Texas prior to the use of the Mark by us. On or about September 7, 2006, we filed an answer to the petition to cancel, generally denying the allegations of Textron, and seeking dismissal of the cancellation proceeding. We are vigorously defending this claim. The case is currently in a discovery phase.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
                          RELATED STOCKHOLDER MATTERS

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of May 1, 2007, the number and percentage of outstanding shares of our common stock beneficially owned by our executive officers, directors and stockholders owning more than 5% of our common stock and our executive officers and directors as a group:

Name of Owner                                  Shares Beneficially Owned   Percentage of Class(1)
-------------------------------------------------------------------------------------------------
Dean C. Borgman(2)                                    1,000,000 (3)                2.79%
John G. Murphy(2)                                     6,197,633                   17.45%
Gabriel Roberts(2)                                    4,752,513 (17)              13.38%
John Capozzi(2)                                       3,710,145                   10.44%
Donal McSullivan(2)                                   3,146,759 (18)               8.83%
International Financial Advisors, K.S.C.(4)           3,750,000 (5)               10.34%
Samama Global Corporation(6)                          3,000,000                    8.44%
Cornell Capital Partners, LP(7)                       8,459,416 (8)               20.72%
George J. Mehm, Jr.(2)                                  870,000 (9)                2.43%
Terence O. Dennsion(2)                                  711,000 (10)               1.99%
Col. Clinton Pagano(2)                                  213,000                        *
Christopher D. Brady(11)                                362,500 (12)               1.01%
George A. Fechter(13)                                    50,000 (19)                   *
Edward J. Sherman(14)                                    50,000 (19)                   *
Stephen T. Wills(15)                                     50,000 (19)                   *
All Executive Officers and Directors as a Group
(12 persons)                                         21,113,550 (16)              57.41%
---------------------------------------------------------------------------------------------------

(1) The percentage of class calculation for each person or entity is based on 35,524,931 shares of U.S. Helicopter common stock outstanding as of May 1, 2007, inclusive of the number of shares of U.S. Helicopter common stock issuable to the person or entity upon conversion of convertible securities held by such person or entity. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of May 1, 2007 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of May 1, 2007, there were also a total of 47,000 shares of Series A Preferred Stock issued and outstanding, none of which was owned by our executive officers or directors.

(2) Address: c/o U.S. Helicopter Corporation, 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, NY 10004.

(3) Includes options held by Dean Borgman to purchase up to 300,000 shares of U.S. Helicopter common stock exercisable within 60 days of March 31, 2007.

(4)  Address: P.O. Box 4694, Safat 13047, Kuwait.


                                      -69-

(5) Includes warrants held by International Financial Advisors, K.S.C. to purchase up to 750,000 shares of U.S. Helicopter common stock exercisable within 60 days of March 31, 2007.

(6)  Address: P.O. Box 2781, Riyadh 11461, Saudi Arabia.

(7)  Address: 101 Hudson Street, Suite 3700, Jersey City, NJ 07302.

(8) This figure includes warrants to purchase a total of 5,305,481 shares of U.S. Helicopter common stock exercisable within 60 days of May 1, 2007. This figure does not include shares held by Troy Rillo, who is an employee of Cornell Capital but who does not control, is not controlled by and is not under common control with Cornell Capital. In addition, Cornell Capital holds three Convertible Debentures in the principal amounts of $6,000,000, $2,750,000 and $1,100,000, respectively, which are convertible into shares of common stock at a price of the lower of $1.45 per share or 95% of the lowest daily volume weighted average price of our common stock for the 30-day period prior to the interest payment due date. The terms of the Convertible Debentures prohibit conversion if the number of shares held by Cornell Capital after giving effect to such conversion would equal in excess of 4.99% of all our outstanding shares of common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. If such prohibition did not apply, Cornell Capital would be entitled to convert the Convertible Debentures along with accrued interest as of March 31, 2007 into a total of approximately 10,724,500 shares.

(9) Includes options held by George Mehm to purchase up to 231,000 shares of U.S. Helicopter common stock exercisable within 60 days of March 31, 2007.

(10) Includes options held by Terence Dennison to purchase up to 211,000 shares of U.S. Helicopter common stock exercisable within 60 days of March 31, 2007.

(11) Address: The Chart Group, 70 East 55th Street, New York, NY 10022.

(12) Includes (a) options to purchase 50,000 shares of common stock held by Mr. Brady, (b) options to purchase up to 156,250 shares of U.S. Helicopter common stock held by William Street Advisors, LLC, and (c) options to purchase up to 156,250 shares of U.S. Helicopter common stock held by Univest Group Limited, all of which are exercisable within 60 days of May 1, 2007.

(13) Address: 1 Trimont Lane, 1515-A, Pittsburgh, PA 15211.

(14) Address: 87 Wilshire Drive, Belle Mead, NJ 08502.

(15) Address: 13 Highview Lane, Yardley, PA 19067.

(16) Includes options held by Dean Borgman (300,000 shares), George Mehm (231,000 shares), Terence Dennison (211,000 shares), Christopher Brady (50,000 shares), William Street Advisors, LLC (156,250), Univest Group Limited (156,250 shares), Edward Sherman (50,000), George Fechter (50,000 shares) and Stephen Wills (50,000 shares) to purchase up to a total of 1,254,500 shares of U.S. Helicopter common stock exercisable within 60 days of May 1, 2007.

(17) Includes 1,000 shares held by Mr. Roberts' spouse.

(18) Includes warrants to purchase up to 100,000 shares of U.S. Helicopter common stock exercisable within 60 days of May 1, 2007.


                                      -70-

(19) Represents options to purchase shares of common stock exercisable within 60 days of May 1, 2007.

* Less than 1%.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         See "Market for Common Equity, Related Stockholders Matters and Small Business Issuer Purchases of Equity Securities".

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MARCH 2007 CONVERTIBLE DEBENTURE FINANCING

         On March 30, 2007, we entered into a Securities Purchase Agreement (the "March 2007 SPA") with Cornell Capital pursuant to which we agreed to issue a secured convertible debenture to Cornell Capital in the principal amount of $1,100,000 (the "March 2007 Debenture"), which was funded on April 2, 2007. The March 2007 Debenture is repayable as of June 30, 2007; however, if we are not successful in completing a financing of at least $1.1 million at such time and no event of default occurs under the March 2007 Debenture, the maturity date will be extended until September 30, 2007. The March 2007 Debenture accrues interest at 12% per year payable in our common stock at the rate equal to the conversion price of the debenture in effect at the time of payment. In the event that the maturity date for the debenture is extended, the interest rate under the debenture will increase by two percent per month through and until September 30, 2007.

         The March 2007 Debenture is convertible at Cornell Capital's option into shares of our common stock at a price per share equal to the lower of $1.45 per share or 95% of the lowest daily volume weighted average price of our common stock ("Fair Market Value") for the 30 days prior to the notice of exercise, as adjusted in accordance with the terms of the March 2007 Debenture. Cornell Capital's conversion right under the March 2007 Debenture is subject to certain limitations including that Cornell Capital may not convert the March 2007 Debenture for a number of shares in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of our common stock beneficially held by Cornell Capital to exceed 4.99% of our then outstanding common stock. In addition, Cornell Capital has agreed to not sell any shares that may be acquired under the March 2007 Debenture until March 31, 2008; provided, however, that such limitation does not apply in the event that the closing bid price of our common stock is greater than $1.75 for five consecutive trading days, upon the occurrence of an event of default under the March 2007 Debenture, if waived by Cornell Capital or to private resales by Cornell Capital.

         In addition, in the event we close on any debt or equity financing after the issuance date of the March 2007 Debenture, we are required to use 100% of the net proceeds of such financings to prepay outstanding amounts under the March 2007 Debenture until the March 2007 Debenture is repaid in full. In connection with this financing, we also agreed to repay up to a total of $5 million owed to Cornell Capital pursuant to the March 2007, November 2006 and March 2006 Debentures in the event we are successful in raising $5.0 million in two separate private placement transactions.

         We have agreed to grant a security interest to Cornell Capital covering substantially all of our assets to secure our obligations under the March 2007 Debenture pursuant to an Amended and Restated Security Agreement. Pursuant to the March 2007 SPA, we also agreed to issue to Cornell Capital warrants to purchase a total of 155,481 shares of our common stock with the following exercise prices: $1.15 per share (as to 47,827 warrants); $1.35 per share (as to 40,741 warrants); $1.55 per share (as to 35,484 warrants); and $1.75 per share (as to 31,429 warrants). The warrants are exercisable for a period of five years.

         In connection with the March 2007 SPA, we also agreed to register upon written request from Cornell Capital the shares that may be acquired under the March 2007 Debenture and the 155,481 shares that may be issued pursuant to the warrants.

NOVEMBER 2006 CONVERTIBLE DEBENTURE FINANCING

         On November 10, 2006, we entered into the November SPA with Cornell Capital pursuant to which we agreed to issue the November 2006 Debenture, which was funded on November 28, 2006. The November 2006 Debenture matures 36 months after issuance and accrues interest at 8% per year which will be payable in shares of our common stock at the lower of $1.45 per share or 95% of the lowest daily volume weighted average price of our common stock ("Fair Market Value") for the 30-day period prior to the interest payment due date.

         The November 2006 Debenture is convertible at Cornell Capital's option into shares of our common stock at a price per share equal to the lower of $1.45 per share or 95% of the Fair Market Value of our common stock for the 30 days prior to the notice of exercise, as adjusted in accordance with the terms of the November 2006 Debenture. Cornell Capital's conversion right under the November 2006 Debenture is subject to certain limitations including that Cornell Capital may not convert the Novem Debenture for a number of shares in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of our common stock beneficially held by Cornell Capital to exceed 4.99% of our then outstanding common stock. In addition, Cornell Capital has agreed to not sell any shares that may be acquired under the November 2006 Debenture until May 10, 2007. Thereafter, Cornell Capital will limit its resales of our common stock acquired under the November 2006 Debenture to $250,000 worth for a period of 30 days if our common stock falls below $1.45 per share for five consecutive trading days (the "Resale Limitation"). The Resale Limitation would not apply upon an event of default as defined in the November 2006 Debenture, if waived in writing by us, or to private resales by Cornell Capital. We are required pursuant to the November 2006 Debenture to reserve a total of 20% of the maximum number of shares that may be owned by persons who are not U.S. citizens as determined in accordance with U.S. Department of Transportation regulations for issuance pursuant to the November 2006 Debenture.

         In addition, in the event we close on any debt or equity financing after the issuance date of the November 2006 Debenture, we are required to use 50% of the net proceeds of such financings to prepay outstanding amounts outstanding under the November 2006 Debenture or any other debenture issued by us to Cornell Capital. If amounts to be prepaid by us do not total at least the equivalent of $70,000 per month beginning on April 1, 2007, we must prepay the difference to match such amount up to $2,000,000. No further prepayments are required once we prepay a total of $2,000,000.

         We have agreed to grant a security interest to Cornell Capital covering substantially all of our assets to secure our obligations under the November 2006 Debenture pursuant to an Amended and Restated Security Agreement. Pursuant to the November SPA, we also agreed to issue to Cornell Capital warrants (the "New Warrants") to purchase a total of 2,000,000 shares of our common stock with the following exercise prices: $1.20 per share (as to 500,000 warrants); $1.35 per share (as to 500,000 warrants); $1.50 per share (as to 500,000 warrants); and $1.65 per share (as to 500,000 warrants).

         In connection with the November SPA, we also entered into an Investor Registration Rights Agreement whereby we have agreed to register upon written request from Cornell Capital up to 6,875,000 shares that may be acquired under the November 2006 Debenture and the 2,000,000 shares that may be issued pursuant to the New Warrants.

OCTOBER 2006 WARRANT AMENDMENTS AND EXERCISE

         On October 20, 2006, Cornell Capital and we amended the terms of two warrant agreements (the "Cornell Warrants") relating to the issuance of 1,250,000 shares of common stock each that were issued in connection with the March 2006 Debenture (defined below). The Cornell Warrants contained exercise prices of $1.00 and $1.15, respectively. To induce Cornell Capital to make an additional investment in us via the cash exercise of the Cornell Warrants, the Company agreed to reduce the exercise price of each Cornell Warrant to $0.70 per share. On October 20, 2006, we issued a total of 2,500,000 shares of common stock in connection with a notice of exercise of the Cornell Warrants received from Cornell Capital on such date. In connection with this agreement, we also agreed to issue additional warrants to purchase up to 500,000 shares of our common stock with the following exercise prices: $1.20 per share (as to 125,000 warrants); $1.35 per share (as to 125,000 warrants); $1.50 per share (as to 125,000 warrants); and $1.65 per share (as to 125,000 warrants).

MARCH 2006 CONVERTIBLE DEBENTURE FINANCING

         On March 31, 2006, we entered into a Securities Purchase Agreement with Cornell Capital pursuant to which we issued convertible debentures in the principal amount of $6,000,000 (the "March 2006 Debenture"). The March 2006 Debenture is convertible at the option of Cornell Capital any time up to maturity at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. We are not permitted to issue such number of shares to Cornell Capital upon conversion that would result in Cornell Capital owning in excess of 4.99% of our outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. The debentures have a three-year term and accrue interest at 8% per year payable in our common stock at the rate equal to the conversion price of the debentures in effect at the time of payment. Interest and principal payments on the March 2006 Debenture are due on the maturity date of March 31, 2009. To date, we have issued a total of 100,473 shares to Cornell Capital pursuant to conversion notices of a total of $100,000 under the March 2006 Debenture.

         We entered into an Amended and Restated Security Agreement with Cornell Capital in connection with the March 2006 Debenture pursuant to which we continued the security interest of Cornell Capital in all our assets which we granted in connection with the original debenture issued by us to Cornell Capital in August 2004.

         We were required to register all shares issuable pursuant to the March 2006 Debenture pursuant to the terms of an Investor Registration Rights Agreement between Cornell Capital and us. We registered a total of 10,802,179 shares of common stock underlying the March 2006 Debenture pursuant to a registration statement declared effective by the SEC on June 13, 2006 (the "June 2006 Registration Statement").

         In connection with this financing, we issued to Cornell Capital five year warrants with the following exercise prices: 1,250,000 at $1.00 per share, 1,250,000 at $1.15 per share, 1,250,000 at $1.30 and 1,250,000 at $1.45. The warrants containing exercise prices of $1.15 and $1.00 were amended in October 2006 as described above. We registered the shares issuable upon exercise of each of these warrants with the Securities and Exchange Commission in the June 2006 Registration Statement.

AUGUST 2005 CONVERTIBLE DEBENTURE FINANCING

         On August 23, 2005, we entered into a new Securities Purchase Agreement with Cornell Capital, whereby $220,000 of 5% secured convertible debentures were issued (the "August 2005 Debenture"). On August 23, 2005, we received net proceeds of $190,000 after payment of certain expenses in the amount of $30,000. The August 2005 Debenture accrued interest at a rate of 5%. Up to 10% of the debenture's principal, plus interest, was converted at a price equal to $0.20 per share and we registered shares equal to the amount of shares that could have been converted under this agreement pursuant to a registration statement declared effective by the SEC on June 13, 2006. The balance of the August 2005 Debenture was converted on September 11, 2006 into 74,608 shares.

AMENDED AND RESTATED CONVERTIBLE DEBENTURE FINANCING

         On April 8, 2005, we entered into an Amended and Restated Secured Debenture (the "New Debenture"). The New Debenture was issued in the face amount of $1,335,424 in exchange for previously issued debentures, which totaled $1,300,000, and accumulated interest through the date of the revision to the agreement. The New Debenture accrued interest at a rate of 5%. Up to 10% of the debenture's principal, plus interest, could be converted at a price equal to $0.20 per share. We are registering a total of 509,980 shares of our common stock that were issued upon conversion of the New Debenture on September 11, 2006.

AMENDED AND RESTATED STANDBY EQUITY DISTRIBUTION AGREEMENT

         On August 4, 2004, the Company entered into the SEDA with Cornell Capital, which was amended and restated on April 8, 2005. Pursuant to the SEDA the Company may, at its discretion, periodically issue and sell to Cornell Capital, up to $11,000,000 of the Company's common stock. Upon the execution of the SEDA, the Company agreed to issue 2,472,527 shares of its common stock to Cornell Capital, plus an additional $10,000 worth of the Company's common stock to Newbridge Securities Corporation ("Newbridge"), as a placement fee, per the Placement Agent Agreement between the Company and Newbridge, valued at the fair market value of the stock as of the date of the initial trading day of the Company's common stock. As of March 31, 2007, the Company has issued 2,472,527 shares with an aggregate par value of $2,473 in connection with the SEDA. We are required to file a registration statement for the shares issuable under the SEDA prior to making any sales of our common stock thereunder.

MARKETING SERVICES AGREEMENT

         Donal McSullivan, Senior Vice President and Chief Marketing Officer, and John Capozzi, Marketing and Business Development Advisor and Director, have provided certain consulting services to the Company from its inception. In connection with the provision of such consulting services, they had an agreement with the Company (the "Marketing Services Agreement") to jointly receive 10% of the proceeds of any financings arranged with Cornell Capital and certain other investors. As of the date of this prospectus, they have received $832,500 of the proceeds of the transactions with Cornell Capital and certain other investors. In addition, Mr. McSullivan and Mr. Capozzi were to receive 10% commissions relating to commuter flight pre-sell seats and scheduled service pre-sell seats pursuant to an agreement dated April 15, 2004. In addition, Mr. Capozzi also had an agreement to provide ongoing marketing consulting services to the Company at a cost of $5,000 per month.

         On January 17, 2007, we entered into a Settlement Agreement and Release with respect to the Marketing Services Agreement. In exchange for a full termination of the Marketing Services Agreement, we agreed to the following: (i) a payment of $50,000 to each of Mr. Capozzi and Mr. McSullivan upon the signing of the settlement agreement; (ii) a payment of $99,985 to each of Mr. Capozzi and Mr. McSullivan as of March 15, 2007; and (iii) the issuance of warrants to purchase 300,000 and 200,000 shares to Mr. Capozzi and Mr. McSullivan, respectively, with an exercise price of $0.05 per share and a term of five years.

WILLIAM STREET ADVISORS, LLC

         We are a party to an agreement dated October 28, 2005 with William Street Advisors, LLC ("William Street") which provides for payment to William Street of a cash fee equal to five percent of the consideration paid by investors introduced to us by William Street, as well as warrants to purchase up to five percent of the stock purchased by such investors. William Street is a subsidiary of The Chart Group, LP, of which Christopher Brady, one of our directors, is founder and Chairman. In October, 2005, we entered into common stock purchase agreements with six separate purchasers for a total of $6,250,000 whereby we issued 6,250,000 shares and warrants to purchase up to 750,000 shares. In connection with these transactions, we paid William Street a cash fee of $312,500 and warrants to purchase a total of 312,500 shares of our common stock.

DIRECTOR INDEPENDENCE

         Our common stock is quoted on the OTC Bulletin Board interdealer quotation system, which does not have director independence requirements. Under NASDAQ Rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation, or if he or she has accepted any compensation from the company in excess of $100,000 during any 12-month period in the prior three years. John G. Murphy is the President and Chief Executive Officer of the Corporation and is not deemed to be an independent director under this definition. Also, John Capozzi received or accrued compensation for services rendered during 2006 of $250,000 and is not deemed to be an independent director.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK.

         The authorized capital stock of U.S. Helicopter consists of 95,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of May 1, 2007, we had 35,524,931 shares of our common stock outstanding and 47,000 shares of our preferred stock outstanding. In addition, there are 1,988,000 options to purchase common stock outstanding, and 7,373,981 warrants to purchase shares of our common stock outstanding. The following description is a summary of the capital stock of U.S. Helicopter and contains the material terms of the capital stock. Additional information can be found in U.S. Helicopter's Certificate of Incorporation and Bylaws.

         Stock Split. Effective July 22, 2004, U.S. Helicopter implemented a twenty-one thousand three hundred-to-one (21,300:1) stock split of U.S. Helicopter common stock.

         Common Stock. Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of U.S. Helicopter, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

         Preferred Stock. We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series as may be designated by our Board of Directors.

         The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, exercise rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of common stock.

         On October 27, 2004, we authorized for issuance up to 1,500,000 shares of U.S. Helicopter Series A Preferred Stock. At May 1, 2007, 47,000 shares of preferred stock were outstanding. Our Series A Preferred Stock is the only class of preferred stock authorized for issuance by us as of the date of this prospectus. The Series A Preferred Stock ranks prior to our common stock and is subordinate to and ranks junior to all indebtedness of U.S. Helicopter now or hereafter outstanding. Our Series A Preferred Stock is convertible into shares of our common stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price shall be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price shall be equal to 80% of the fair market value of our common stock on the date upon which we receive a notice of conversion from the Series A Preferred Stockholder. Such fair market value shall be determined by an accounting firm selected by us which accounting firm is not then currently performing any accounting services for us. The registration rights for our Series A Preferred Stock will expire at such time as the common stock issuable upon conversion of the Series A Preferred Stock becomes tradable under Rule 144 without restriction as to number of shares.

         Holders of our Series A Preferred Stock will be entitled to receive, out of any funds legally available therefore, non-cumulative annual dividends at the rate of 6% at such times and as declared by our Board of Directors. In addition, Series A Preferred Stockholders have voting rights equivalent to common stockholders (i.e., one share of Series A Preferred Stock has the same voting rights as one share of common stock for voting purposes only).

OUTSTANDING AND ISSUABLE SECURITIES

         At May 1, 2007, the Company had outstanding the following convertible securities, warrants, options and commitments to issue Company securities:

      CONVERTIBLE DEBENTURES AND NOTES

     o $1,100,000 in principal of 12% convertible debentures (the "March 2007 Debenture"), plus accrued and unpaid interest, which is convertible into shares of Common Stock at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. The debentures have a three-year term and accrue interest at 12% per year payable in our common stock at the rate equal to the conversion price of the debentures in effect at the time of payment. The March 2007 Debenture is repayable as of June 30, 2007; however, if we are not successful in completing a financing of at least $1.1 million at such time and no event of default occurs under the March 2007 Debenture, the maturity date will be extended until September 30, 2007. We are restricted from issuing such number of shares upon conversion of the March 2007 Debenture that would result in Cornell Capital holding in excess of 4.9% of our issued and outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default.

     o $2,750,000 in principal of 8% convertible debentures (the "November 2006 Debenture"), plus accrued and unpaid interest, which is convertible into shares of Common Stock at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. The November 2006 Debenture matures 36 months after issuance and accrues interest at 8% per year payable in our common stock at the rate equal to the conversion price of the debentures in effect at the time of payment. We are restricted from issuing such number of shares upon conversion of the November 2006 Debenture that would result in Cornell Capital holding in excess of 4.9% of our issued and outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default.

     o $6,000,000 in principal of 8% convertible debentures (the "March 2006 Debenture"), plus accrued and unpaid interest, which is convertible into shares of Common Stock at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. The debentures have a three-year term and accrue interest at 8% per year payable in our common stock at the rate equal to the conversion price of the debentures in effect at the time of payment. Interest and principal payments on the March 2006 Debenture are due on the maturity date of March 31, 2009. We are restricted from issuing such number of shares upon conversion of the March 2006 Debenture that would result in

         Cornell Capital holding in excess of 4.9% of our issued and outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default.

      SERIES A PREFERRED STOCK

     o At May 1, 2007, 47,000 shares of preferred stock were outstanding, which were purchased by investors in the 2004 Private Placement. Our Series A Preferred Stock is the only class of preferred stock authorized for issuance by us as of May 1, 2007. The Series A Preferred Stock ranks prior to our common stock and is subordinate to and ranks junior to all indebtedness of U.S. Helicopter now or hereafter outstanding. Our Series A Preferred Stock is convertible into shares of our common stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price shall be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price shall be equal to 80% of the fair market value of our common stock on the date upon which we receive a notice of conversion from the Series A Preferred Stockholder. Such fair market value shall be determined by an accounting firm selected by us which accounting firm is not then currently performing any accounting services for us.

      WARRANTS

     o Warrants to purchase up to 7,217,981 shares of Common Stock at prices ranging from $0.01 to $1.75 per share.

     o Warrants to purchase up to 63,200 shares of Common Stock at an exercise price equal to 125% of the conversion price of the Series A Preferred Stock.

     o Warrants to purchase up to 63,200 shares of Common Stock at an exercise price equal to 150% of the conversion price of the Series A Preferred Stock.

     o Warrants to purchase up to 29,600 shares of Common Stock at an exercise price equal to 80% of the fair market value of the Company's common stock on the date of exercise.

      OPTIONS

     o 1,988,000 options to purchase Common Stock at exercise prices ranging from $0.50 to $1.40 per share.

LIMITATION OF LIABILITY: INDEMNIFICATION

         Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of U.S. Helicopter to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of U.S. Helicopter.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of U.S. Helicopter pursuant to the foregoing, or otherwise, U.S. Helicopter has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

         AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of U.S. Helicopter that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with U.S. Helicopter's Board of Directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

                                     EXPERTS

         The financial statements as of December 31, 2006, and for each of the two years in the period then ended included in the Prospectus have been audited by Moore Stephens, P.C., independent registered public accountants to the extent and for the periods set forth in their report, which includes an explanatory paragraph related to the Company's ability to continue as a going concern, appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby and other legal matters in connection with the offering contained herein will be passed upon for our company by Gallagher, Briody & Butler, Princeton, New Jersey.

                           HOW TO GET MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

         We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year ended December 31, 2006, were contained in our Annual Report on Form 10-KSB. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

                           U.S. HELICOPTER CORPORATION

                                TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm                 F-1
Balance Sheet                                                           F-2
Statements of Operations                                                F-4
Statements of Stockholders' Equity (Deficit)                            F-5
Statements of Cash Flows                                                F-6

Notes to Financial Statements                                           F-7

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of U.S. Helicopter Corporation

We have audited the accompanying balance sheet of U.S. Helicopter Corporation as of December 31, 2006, and the related statements of operations, stockholders equity (deficit), and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Helicopter Corporation as of December 31, 2006, and the results of its operations and its cash flows for each of the two years in the period then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                               MOORE STEPHENS, P.C.
                                               Certified Public Accountants.

New York, New York
April 11, 2007

U.S. HELICOPTER CORPORATION

BALANCE SHEET AS OF DECEMBER 31, 2006

ASSETS:
CURRENT ASSETS:
  Cash                                                              $ 2,620,540
  Restricted Cash                                                       179,442
  Accounts Receivable                                                    40,594
  Inventory                                                              31,416
  Prepaid Expenses                                                      202,697
  Other Current Assets                                                  343,169
                                                                    -----------

    TOTAL CURRENT ASSETS                                              3,417,858
                                                                    -----------

PROPERTY AND EQUIPMENT:
  Leasehold Improvements                                              1,120,625
  Office Equipment                                                      105,937
  Less: Accumulated Depreciation                                       (250,535)
                                                                    -----------

  PROPERTY AND EQUIPMENT - NET                                          976,027
                                                                    -----------

OTHER ASSETS:
  Deferred Financing Costs, Net of Accumulated Amortization
    of $180,682                                                       1,469,226
  Deferred Offering Costs                                               220,806
  Deposits                                                              833,039
                                                                    -----------

    TOTAL OTHER ASSETS                                                2,523,071
                                                                    -----------

    TOTAL ASSETS                                                    $ 6,916,956
                                                                    ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

U.S. HELICOPTER CORPORATION

BALANCE SHEET AS OF DECEMBER 31, 2006

LIABILITIES AND STOCKHOLDERS' [DEFICIT]:
CURRENT LIABILITIES:
  Accounts Payable and Accrued Expenses                               $  1,995,071
  Current Maturities of Long-Term Debt, Net of Discount                    490,347
    of $4,158
  Deferred Salary and Taxes Payable                                          7,591
  Accrued Salary and Taxes Payable                                          69,530
  Air Traffic Liability                                                     94,031
                                                                      ------------
                                                                         2,656,570
  TOTAL CURRENT LIABILITIES

LONG-TERM DEBT - NET OF DISCOUNT OF $3,060,647                           5,589,353

LONG-TERM DERIVATIVE LIABILITY                                             251,754

DEFERRED CHARGES                                                           499,100
                                                                      ------------

  TOTAL LIABILITIES                                                      8,996,777
                                                                      ------------

COMMITMENTS AND CONTINGENCIES                                                 --
                                                                      ------------

STOCKHOLDERS' [DEFICIT]:
  Convertible Series A Preferred Stock, $0.001 Par Value; 1,500,000
    Shares Authorized; 47,000 Shares Issued and Outstanding                     47

  Common Stock, $0.001 Par Value; 95,000,000 Shares Authorized;
    35,449,931 Issued and Outstanding                                       35,450

  Additional Paid In Capital                                            11,531,008

  Deferred Equity Compensation                                            (912,449)

  Accumulated Deficit                                                  (12,733,877)
                                                                      ------------

  TOTAL STOCKHOLDERS' [DEFICIT]                                         (2,079,821)
                                                                      ------------

  TOTAL LIABILITIES AND STOCKHOLDERS' [DEFICIT]                       $  6,916,956
                                                                      ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

U.S. HELICOPTER CORPORATION

STATEMENTS OF OPERATIONS

                                                           YEARS ENDED
                                                           DECEMBER 31,
                                                       2006           2005
                                                       ----           ----

REVENUES                                           $  1,417,215    $      --
                                                   ------------    ------------

EXPENSES:
  Payroll                                             2,886,533         826,003
  Payroll Taxes and Benefits                            277,953         112,509
  Crew Costs and Other                                  109,541            --
  Substitute Service/Interrupted Passenger               13,395            --
  Maintenance                                         1,273,208            --
  Fuel                                                  387,690            --
  Aircraft and Traffic Servicing                        275,991            --
  Other Taxes                                             9,900             800
  Professional Fees                                   1,837,556         476,154
  Insurance                                             669,613          53,494
  Office Expense                                        210,776          38,427
  Website and Website Design                             35,943          21,726
  Travel                                                 64,463          37,687
  Rent                                                  369,645          20,689
  Lease Expense - equipment                           1,551,304          98,834
  Reservation Expense                                   189,524         124,450
  Advertising                                         1,946,148         133,000
  Licenses and Fees                                      11,197          10,998
  Depreciation and Amortization                         252,362           2,421
                                                   ------------    ------------
  TOTAL EXPENSES                                     12,372,742       1,957,192
                                                   ------------    ------------

  OPERATING (LOSS)                                  (10,955,527)     (1,957,192)
                                                   ------------    ------------

OTHER INCOME (EXPENSE):
  Interest Income                                       118,579            --
  Interest Expense                                     (445,689)        (94,120)
  Amortization of Beneficial Conversion
    Feature of Long-Term Debt                              --          (380,000)
  Amortization of Deferred Financing Costs             (354,120)        (98,904)
  Change in Fair Value of Derivative                  2,765,581            --
  Amortization of Debt Discount                        (748,584)           --
                                                   ------------    ------------
                                                      1,336,167        (573,024)
  NET OTHER INCOME (EXPENSE)

  NET (LOSS)                                       $ (9,619,760)   $ (2,546,291)
                                                   ============    ============

  NET (LOSS) PER COMMON SHARE:

    BASIC AND DILUTED                              $       (.30)   $       (.10)
                                                   ============    ============

  WEIGHTED AVERAGE NUMBER OF SHARES                  32,583,871      25,590,244
                                                   ============    ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

U.S. HELICOPTER CORPORATION

STATEMENTS OF STOCKHOLDERS' EQUITY [DEFICIT]

                               PREFERRED STOCK        COMMON STOCK          ADDITIONAL     DEFERRED      ACCUMULATED
                             ------------------     ---------------        PAID-IN          EQUITY       DEFICIT
                             SHARES      AMOUNT      SHARES  AMOUNT        CAPITAL       COMPENSATION   ACCUMULATED      TOTAL
--------------------------------------------------------------------------------------------------------------------------------
Balance at
January 1, 2005              316,000       316    24,545,723  24,546        418,434           --         (567,826)      (124,530)

Intrinsic value of
beneficial conversion
feature of debenture -
February 25, 2005               --        --            --      --           75,000           --             --           75,000
Intrinsic value of
beneficial conversion
feature of debenture -
August 24, 2005                 --        --            --      --           55,000           --             --           55,000
Issuance of common
stock, $0.001 par value -
November 1, 2005                --        --       6,250,000   6,250      6,243,750           --             --        6,250,000
Offering costs associated
with sale
of common shares                --        --            --      --         (625,000)          --             --         (625,000)
Net loss                        --        --            --      --             --             --       (2,546,921)    (2,546,291)
                           -----------------------------------------------------------------------------------------------------
                             316,000       316    30,795,723  30,796      6,167,184           --       (3,114,117)     3,084,180
Balance at
December 31, 2005

Conversion of Amir Elbaz's
stock to convertible note -
February 23, 2006               --        --        (494,505)   (495)      (494,010)          --             --         (494,505)
Conversion of Portfolio
Lenders promissory note -
March 26, 2006                  --        --         500,000     500        249,500           --             --          250,000
Issuance of Restricted Stock    --        --       1,000,000   1,000      1,449,000     (1,450,000)          --             --
Issuance of common stock to
Newbridge Securities for
services rendered               --        --           5,556       6          9,994           --             --           10,000
Issuance of common stock to
IGAS Consulting for services
rendered                        --        --         200,000     200        289,800           --             --          290,000
Issuance of common stock to
Three Wing Flying Service
for services rendered           --        --          20,000      20         28,980           --             --           29,000
Conversion of preferred
stock into common stock      269,000       269       238,096     238             31           --             --             --
Issuance of warrants for
payment of financing fees       --        --            --      --          120,000           --             --          120,000
Issuance of warrants for
payment of services             --        --            --      --          299,918       (299,918)          --             --
Issuance of options for
payment of services             --        --            --      --          170,598           --             --          170,598
Amortization of deferred
equity compensation             --        --            --      --             --          837,469           --          837,469
Conversion of long term
debt into common stock -
August 15, 2006                 --        --          50,126      50         49,950           --             --           50,000
Conversion of long term
debt into common stock -
August 30, 2006                 --        --          50,347      50         49,950           --             --           50,000
Conversion of short term
debt into common stock -
September 11, 2006              --        --         584,588     585        116,328           --             --          116,913
Issuance of common shares       --        --       2,500,000   2,500      1,747,500           --             --        1,750,000
Retirement of Warrants
upon exercise                   --        --            --      --          796,054           --             --          796,054
Issuance of warrants for
payment of services             --        --            --      --          480,230           --             --          480,230
Net Loss                        --        --            --      --             --             --       (9,619,760)    (9,619,760)
                           -----------------------------------------------------------------------------------------------------

Balance at
December 31, 2006             47,000        47    35,449,931  35,450     11,531,008       (912,449)   (12,733,877)    (2,079,821)
                           =====================================================================================================

                    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.


U.S. HELICOPTER CORPORATION

STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED DECEMBER 31,
                                                                     2006           2005
                                                                     ----           ----
OPERATING ACTIVITIES:
  Net (Loss)                                                     $(9,619,760)   $(2,546,291)
  Adjustments to Reconcile Net (Loss)
    to Net Cash (Used for) Operating Activities:
      Depreciation Expense                                           252,362          2,421
      Amortization of Deferred Financing Costs                       354,120        144,274
      Accrued Interest on Convertible Debenture                         --           35,424
      Amortization of Beneficial Conversion
        Feature of Long-Term Debt                                       --          380,000
      Recognition of Deferred Income                                (100,900)          --
      Change in Fair Value of Derivative Liability                (2,701,856)          --
      Amortization of Debt Discount                                  684,858           --
      Amortization of Deferred Equity Compensation                   837,468           --
      Fees paid to Directors - Noncash                               170,599           --
      Fees paid - Termination of Marketing Agreement - Noncash       480,230
      Fees paid to Placement Agent - Noncash                          10,000           --
    Changes in Assets and Liabilities:
      (Increase) Decrease in:
        Accounts Receivable                                          (40,592)          --
        Prepaid Expenses and Other Current Assets                   (111,880)      (119,664)
        Restricted Cash                                             (179,443)          --
      Increase (Decrease) in:
        Accounts Payable and Accrued Liabilities                   1,602,906        401,943
        Deposits                                                    (630,274)      (198,765)
        Deferred Charges                                             600,000           --
                                                                 -----------    -----------
  NET CASH - OPERATING ACTIVITIES                                 (8,392,160)    (1,900,658)
                                                                 -----------    -----------
INVESTING ACTIVITIES:
  Acquisition of Property and Equipment                           (1,105,771)      (117,407)
                                                                 -----------    -----------
FINANCING ACTIVITIES:
  Proceeds From Long-Term Debt                                     8,750,000        520,000
  Proceeds From Short-Term Debt                                         --          250,000
  Payment of Debt                                                 (1,507,834)          --
  Release of Restricted Cash                                         250,000           --
  Proceeds from Sale of Common Stock                               1,750,000      6,250,000
  Payment of Financing Costs                                      (1,583,092)    (1,044,071)
                                                                 -----------    -----------
  NET CASH - FINANCING ACTIVITIES                                  7,659,074      5,975,929
                                                                 -----------    -----------
  NET (DECREASE) INCREASE IN CASH                                 (1,838,857)     3,957,864
CASH - BEGINNING OF YEARS                                          4,459,397        501,533
  CASH - END OF YEARS                                            $ 2,620,540    $ 4,459,397
                                                                 ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the years for:
    Interest                                                     $     2,096    $       635
    Income Taxes                                                 $      --      $       --

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Since inception, the Company has entered into certain agreements whereby it issued convertible debentures and amended the existing debentures and commitments to purchase its common stock [See Note 10].

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

U.S. HELICOPTER CORPORATION NOTES TO FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

U.S. Helicopter Corporation ("U.S. Helicopter," the "Company," "we" or "us") began flight operations on March 27, 2006 between the Downtown Manhattan Heliport and John F. Kennedy International Airport ("Kennedy"). Prior to that date we were a development stage company that devoted most of our efforts to activities such as financial planning, capital raising, and the development of a business plan. The Company's core business will be providing regularly scheduled helicopter shuttle service between many of the nation's larger metropolitan airports and surrounding city-based heliports. U.S. Helicopter was incorporated in the State of Delaware on March 4, 2003. We have introduced, and intend to expand our service, which we call "Metro-hop Airport Shuttle Service" ("MASS"), in the New York City market. When fully implemented, our plan in the New York City-area market is to offer frequent service between Kennedy, Newark Liberty and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34th Street, and West 30th Street.

(2) GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have incurred substantial net operating losses and used substantial amounts of cash in our operating activities. Since our inception, we have incurred losses, have an accumulated deficit, and have experienced negative cash flows from operations. The expansion and development of our business will likely require additional capital. This condition raises substantial doubt about our ability to continue as a going concern. We expect cash flows from operating activities to improve, primarily as a result of an increase in revenue, although there can be no assurance thereof. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flows or obtain additional financing when required, we may have to modify, delay or abandon some or all of our business and expansion plans.

Our operating plan seeks to minimize our capital requirements, but expansion of our flight services in the New York market and other markets will require additional capital. As of December 31, 2006, we had $2,620,540 in cash. We believe that additional capital is required to satisfy our cash requirements for the following 12 months with our current cash and expected revenues from operations. We have recently entered into a number of financing transactions (see Notes 10 and 11 to our Financial Statements), and we are continuing to seek other financing initiatives and have had, and continue to have, discussions with a number of potential investors concerning investments in our securities.

We are presently working to raise additional capital to meet our working capital needs, for the repayment of debt and for capital expenditures. During the next twelve months, we anticipate that we will need approximately $4.0 million of working capital (inclusive of capital expenditures), $12.0 million of lease financing, and $1.1 million to repay debt.

Such capital is expected to come from helicopter lease financing and the sale of equity or debt securities, which may include the sale of common stock under our existing $11 million SEDA. As of the date of this report, we are in discussions with financing sources for helicopter operating lease financing on one helicopter. We believe that if we complete this helicopter lease financing and raise the remaining approximately $13.1 million through $8 million of operating lease financing and $5.1 million of some combination of debt, equity or SEDA draws, we would have sufficient funds to meet our needs for working capital, repayment of debt and for capital improvements over the next 12 months. There can be no assurances, however, that we will be able to complete such financings on terms favorable to us or at all.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK - Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

We maintain our cash and cash equivalents in accounts with a major financial institution in the United States in the form of demand deposits and money market accounts. Deposits in these banks may exceed the amounts of insurance provided on such deposits. As of December 31, 2006 and December 31, 2005, we had approximately $2,820,370 and $4,505,000, respectively, in deposits subjected to such risk. We have not experienced any losses on our deposits of cash and cash equivalents.

We generally do not require collateral related to our financial instruments.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the fact that most customers pay for the flights in advance of the flights. The allowance for doubtful accounts as of December 31, 2006 was $0. We routinely assess the financial strength of customers and, based upon factors concerning credit risk, we establish an allowance for doubtful accounts. Management believes that accounts receivable credit risk exposure beyond such allowance is limited.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," require the disclosure of fair values for all financial statements, both on- and off-balance-sheet, for which it is practicable to estimate fair value. We estimate that there are no material variations between fair value and book value of our financial assets or liabilities as of December 31, 2006.

CASH EQUIVALENTS - We consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. We had no cash equivalents at December 31, 2006.

RESTRICTED CASH - We had restricted cash of $179,442 and $250,000 at December 31, 2006 and December 31, 2005. Our restricted cash at December 31, 2006 related to a cash deposit securing a letter of credit we were required to post.

PROPERTY AND EQUIPMENT - We record our property and equipment at cost less accumulated depreciation. For financial reporting purposes, we use the straight-line method to compute depreciation based upon estimated useful lives of two to five years for flight equipment and one to seven years for other equipment. Leasehold improvements are amortized over the shorter of the related lease term or the estimated life of the improvements. Equipment under capital leases are amortized over the lease term and such amortization is included in the depreciation of property and equipment. Upon selling or otherwise disposing of property and equipment, we remove cost and accumulated depreciation from the accounts and reflect any resulting gain or loss in earnings. Depreciation and amortization totaled $253,362 and $2,421, for the twelve months ended December 31, 2006 and December 31, 2005, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS -We review our long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value based on market value (when available) or discounted expected cash flows of those assets, and is recorded in the period in which the determination is made.

DEFERRED OFFERING COSTS - Amounts paid or accrued for costs associated with an anticipated public offering will be expensed and not recorded as a reduction of the net proceeds, if the offering is not consummated. Upon successful completion of such an offering, these expenses will be recorded as a reduction of the net proceeds.

ADVERTISING COSTS - We expense advertising costs as incurred.

REVENUE RECOGNITION - We recognize revenue when transportation has been provided, including scheduled passenger and charter services.

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

We had revenue for the year ended December 31, 2006 as follows:

Scheduled Passenger                                        $     417,415
Charter                                                          987,185
Miscellaneous                                                     12,615

     TOTAL                                                 $   1,417,215
                                                           ==============

INCOME TAXES - We account for income taxes under the provisions of Statement 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to affect taxable income. Valuation allowances will be established when necessary to reduce deferred tax assets to the amounts expected to be realized.

RECENT ACCOUNTING PRONOUNCEMENTS - In December 2006, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position EITF 00-19-2 ("FSP ETF 00-19-2") that addresses an issuer's accounting for registration payment arrangements. EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, "ACCOUNTING FOR CONTINGENCIES". The guidance in EITF 00-19-2 amends FASB Statements No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, and FASB Interpretation No. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS, to include scope exceptions for registration payment arrangements. This pronouncement further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles (GAAP) without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. Under FSP 00-19-2, the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement shall be recognized and measured separately in accordance with Statement 5 and FASB Interpretation No. 14, REASONABLE ESTIMATION OF THE AMOUNT OF A LOSS. FSP EITF 00-19-2 is effective immediately for registration payment arrangements entered into after December 21, 2006 and for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for us as of December 31, 2007.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measures" ("SFAS 157"). FAS 157 defines fair value and establishes a framework for measuring fair value in accordance with generally accepted accounting principles. This Statement also applies to other accounting pronouncements that require or permit a fair value measure. As defined by this Statement, the fair value of an Asset or Liability would be based on an "exit price" basis rather than an "entry price" basis. Additionally, the fair value should be market-based and not an entity-based measurement. SFAS 157 is effective for fiscal years beginning after November 15, 2007. We are still evaluating the effects, if any, SFAS No. 157 may have on our financial position, results of operations or cash flows.

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Specifically, FIN 48 requires the recognition in financial statements of the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Additionally, FIN 48 provides guidance on the de-recognition of previously recognized deferred tax items, classification, accounting for interest and penalties, and accounting in interim periods related to uncertain tax positions, as well as, requires expanded disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED) - In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140" ("SFAS 156"). This Statement amends FASB Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," with respect to accounting for separately recognized servicing assets and servicing liabilities. This Statement clarifies when servicing rights should be separately accounted for, requires companies to account for separately recognized servicing rights initially at fair value, and gives companies the option of subsequently accounting for those servicing rights at either fair value or under the amortization method. SFAS 156 is effective for fiscal years beginning after September 15, 2006. The effects of this standard are not anticipated to have a material impact on our financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment to FASB Statements No. 133 and 140" ("SFAS 155"). SFAS155 simplifies the accounting for certain hybrid financial instruments containing embedded derivatives. SFAS 155 allows fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS 133. In addition, it amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired, issued, or subject to a re-measurement (new basis) event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. The effects of this standard are not anticipated to have a material impact on our financial position, results of operations or cash flows.

In October 2006 the FASB issued FSB No. FAS 123(R)-5, "Amendment of FASB Staff Position FAS 123(R)-1". This FSP concluded that for instruments that were originally issued as employee compensation and then modified, and for which such modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, no change in the recognition or the measurement (due to a change in classification) of those instruments will result if certain conditions are met. The FSP is to be applied in the first reporting period beginning after October 10, 2006. The effects of this standard are not anticipated to have a material impact on our financial position, results of operations or cash flows.

In October 2006 the FASB issued FSB No 123(R)-6, "Technical Corrections of FASB Statement No. 123(R)". This FSP made four technical corrections to eliminate certain inconsistencies in FASB Statement No. 123(R), Share-Based Payment. This FSP should be applied in the first reporting period beginning after October 20, 2006. The effects of this standard are not anticipated to have a material impact on our financial position, results of operations or cash flows.

In December 2006 the FASB issued FSB No. AUG AIR-1, "Accounting for Major Maintenance Activities". This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The guidance in the FSP is applicable to entities in all industries and must be applied to the first fiscal year beginning after December 15, 2006.

In January 2007 the FASB issued Derivatives Implementation Group Statement 133 Implementation Issue No. B40, "Embedded Derivatives: Application of Paragraph 13(b) to Securitized Interested in Prepayable Financial Assets". This Issue provides a narrow scope exception from paragraph 13(b) of Statement No. 133 for securitized interests that contain only an embedded derivative that is tied to the prepayment risk of the underlying prepayable financial assets. The guidance in this Issue is generally effective upon initial adoption of Statement No. 155. The effects of these standards are not anticipated to have a material impact on our financial position, results of operations or cash flows.

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(4) DEPOSITS

We had deposits of $833,039 at December 31, 2006. Deposits are principally related to our leasing of four helicopters and a deposit we placed with a manufacturer for the purchase of four new helicopters.

(5) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

We had accounts payable and accrued expenses of $1,995,071 at December 31, 2006, broken down as follows:

Professional Fees                                           $   226,334
Reservations Service                                             72,671
Advertising                                                      48,483
Maintenance                                                     481,453
Insurance                                                       264,256
Interest                                                        422,289
Deferred Financing Costs                                        391,545
Other Accounts Payable and Accrued Expenses                      88,040
                                                            -----------
    TOTALS                                                  $ 1,995,071
    ------                                                  ===========

(6) AIR TRAFFIC LIABILITY

We had air traffic liability of $94,031 at December 31, 2006. Air traffic liability refers to tickets we have sold where the passenger has not yet used the ticket to fly.

(7) DEFERRED SALARY AND TAXES PAYABLE

Effective April 16, 2004, U.S. Helicopter entered into a five-year employment agreement with John G. Murphy. Mr. Murphy is employed as the President and Chief Executive Officer of U.S. Helicopter. Mr. Murphy's annual salary is $225,000. Payment of Mr. Murphy's salary commenced on August 9, 2004. Mr. Murphy deferred payment of 40% of his salary until 60 days after the effectiveness of the Registration Statement which was deemed effective by the Securities and Exchange Commission ("SEC") on September 2, 2005 [Note 11]. One-third of the deferred amount of Mr. Murphy's salary was paid to him in December 2005, an additional one-third was paid to him in March 2006 and the balance in April 2006.

Effective July 14, 2004, U.S. Helicopter entered into a three-year employment agreement with George J. Mehm, Jr. Mr. Mehm is employed as the Senior Vice President, Treasurer and Chief Financial Officer of U.S. Helicopter. Mr. Mehm's annual salary is $130,000. Payment of Mr. Mehm's salary commenced on August 9, 2004. Mr. Mehm deferred payment of 20% of his salary until 60 days after the effectiveness of the Registration Statement which was deemed effective by the SEC on September 2, 2005 [Note 11]. One-third of the deferred amount of Mr. Mehm's salary was paid to him in December 2005, an additional one-third was paid to him in March 2006 and the balance in April 2006.

Effective July 14, 2004, U.S. Helicopter entered into a two-year employment agreement with Donal McSullivan. Mr. McSullivan is employed as the Senior Vice President and Chief Marketing Officer of U.S. Helicopter. Mr. McSullivan's annual salary is $130,000. Payment of Mr. McSullivan's salary began on August 9, 2004. Mr. McSullivan deferred payment of 40% of his salary until 60 days after the effectiveness of the Registration Statement which was deemed effective by the SEC on September 2, 2005 [Note 11]. One-third of the deferred amount of Mr. McSullivan's salary was paid to him in December 2005, an additional one-third was paid to him in March 2006 and the balance in April 2006.

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(7) DEFERRED SALARY AND TAXES PAYABLE (CONTINUED)

Effective July 18, 2004, U.S. Helicopter entered into a five-year employment agreement with Gabriel Roberts. Mr. Roberts is employed as the Vice President of Finance and Administration of U.S. Helicopter. Mr. Roberts is currently being paid at the annual rate of $95,000. Payment of Mr. Roberts' salary commenced on August 9, 2004. Mr. Roberts deferred payment of 20% of his salary until 60 days after effectiveness of the Registration Statement which was deemed effective by the SEC on September 2, 2005 [Note 11]. One-third of the deferred amount of Mr. Roberts' salary was paid to him in December 2005, an additional one-third was paid to him in March 2006 and the balance in April 2006. Prior to the commencement of operations, Mr. Roberts was paid at the annual rate of $90,000.

Effective August 24, 2004, U.S. Helicopter entered into a two-year employment agreement with Terence O. Dennison. Mr. Dennison is employed as the Senior Vice President and Chief Operating Officer of U.S. Helicopter. Mr. Dennison is currently being paid at the annual rate of $130,000. Payment of Mr. Dennison's salary commenced on September 1, 2004. Mr. Dennison deferred payment of 20% of his salary until 60 days after effectiveness of the Registration Statement which was deemed effective by the SEC on September 2, 2005 [Note 11]. One-third of the deferred amount of Mr. Dennison's salary was paid to him in December 2005, an additional one-third was paid to him in March 2006 and the balance in April 2006. Prior to the commencement of operations, Mr. Dennison was paid at the annual rate of $90,000.

(8) STOCK-BASED COMPENSATION

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment". SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes Accounting Principles Board's ("APB")'s APB 25. Among other items, SFAS 123R eliminated the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. We adopted SFAS 123R effective January 1, 2006. We currently utilize a standard option pricing model (the Black-Scholes-Merton Model) to measure the fair value of stock options granted to employees. Under the "modified prospective" method, which the Company has chosen to use, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R.

SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. We have not yet determined what effect, if any, this change will have on future periods.

On March 30, 2006 we issued a total of 1,000,000 shares of common stock to various directors, officers, employees and consultants of the Company in connection with our 2004 Stock Incentive Plan ("Restricted Stock Awards") as Deferred Equity Compensation. The Restricted Stock Awards have a restriction on transferability and sale for a period of 18 months from and after the issuance date. We expensed $837,469 for these Restricted Stock Awards in 2006 and will expense $912,449 ratably over the first nine months of 2007.

In 2006, we issued an additional 226,000 shares of common stock and options to purchase an additional 576,000 shares of common stock to employees, officers and directors, which have various restrictions on transferability and sale for periods after the issuance date.

(9) EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed giving effect to all potential dilutive common stock, including options and convertible debentures. For all periods presented, options, convertible shares of Series A Preferred Stock, and convertible debentures were not included in the computation of diluted loss per share because the effect would be antidilutive. These items could be dilutive in the future.

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(10) DEFERRED OFFERING COSTS AND DEFERRED FINANCING COSTS

We have incurred certain costs related to financing activities since inception. These costs consisted primarily of legal fees, placement agent fees, and commissions which are related to the placement of debt securities (deferred financing costs) and equity securities (deferred offering costs).

At December 31, 2006, we had net deferred financing costs of $1,469,226. These costs were related to the placement of the March 2006 Debenture [Note 10] the November 2006 Debenture [Note 11], and are being amortized over the lives of the debentures. The balances of the New Debenture and the August 2005 Debenture were converted on September 11, 2006 and all deferred financing costs related to that issuance were written off at that time. We recorded amortization expense related to deferred financing totaling $354,120 for the twelve month periods ended December 31, 2006

At December 31, 2006, we had net deferred offering costs of $220,806. These costs were primarily related to our Standby Equity Distribution Agreement [Note 12] and will be offset against the proceeds of the offering, when consummated.

(11) CONVERTIBLE DEBT

LONG-TERM CONVERTIBLE DEBT - On April 8, 2005, we entered into an Amended and Restated Secured Debenture (the "New Debenture"). The New Debenture was issued in the face amount of $1,335,424 in exchange for the previously issued debentures, which totaled $1,300,000, and accumulated interest through the date of the revision to the agreement. The New Debenture accrued interest at a rate of 5%. Up to 10% of the debenture's principal, plus interest, could be converted at a price equal to $0.20 per share and we registered shares equal to the amount of shares which could have been converted under this agreement, pursuant to a registration statement declared effective by the SEC on September 2, 2005. The New Debenture's balance was converted on September 11, 2006 into 509,980 shares.

On August 23, 2005, we issued a $220,000 5% interest convertible debenture to the same investor to whom we sold the $1,335,424 New Debenture described in exchange for $220,000 in cash (the "August 2005 Debenture"). The August 2005 Debenture accrued interest at a rate of 5%. Up to 10% of the debenture's principal, plus interest, was converted at a price equal to $0.20 per share and we registered shares equal to the amount of shares which could have been converted under this agreement, pursuant to a registration statement declared effective by the SEC on June 13, 2006. The August 2005 Debenture's balance was converted on September 11, 2006 into 74,608 shares.

In February 2006 we issued a convertible note (the "February 2006 Note") in the amount of $494,505 to an investor in exchange for 494,505 shares of our common stock held by the investor. This investor had previously acquired such shares in a private transaction with Cornell Capital Partners, LP ("Cornell Capital"). The February 2006 Note bears interest at 10% per annum is repayable on February 23, 2007 and may be extended to February 23, 2008. The February 2006 Note is convertible into shares of our common stock at the lesser of $1.00 per share or 100% of the fair market value of our common stock for the ten trading days prior to the conversion date, provided that the conversion price shall not be less than $0.50 per share. We registered shares equal to the amount of shares which may be converted under the February 2006 Note pursuant to a registration statement declared effective by the SEC on June 13, 2006. The investor has indicated they would like to extend the term of the note and we anticipate completing the documentation in the near future.

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(11) CONVERTIBLE DEBT (CONTINUED)

LONG-TERM CONVERTIBLE DEBT (CONTINUED) - On March 30, 2006 we issued a $6,000,000 8% interest convertible debenture maturing March 31, 2009 (the "March 2006 Debenture") to the same investor we sold the New Debenture and the August 2005 Debenture described above. Proceeds from the March 2006 Debenture were used to repay a majority of the New Debenture and the August 2005 Debenture such that a combined $113,497 was still outstanding. This amount was converted on September 11, 2006 at a price of $0.20 per share, thereby terminating the New Debenture and the August 2005 Debenture. We registered shares equal to the amount of shares which may be converted under the March 2006 Debenture pursuant to a registration statement declared effective by the SEC on June 13, 2006. The March 2006 Debenture is convertible at the option of Cornell Capital any time up to maturity at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. The March 2006 Debenture has a three-year term and accrues interest at 8% per year payable in our common stock at the rate equal to the conversion price of the March 2006 Debenture in effect at the time of payment. Interest and principal payments on the March 2006 Debenture are due on the maturity date of March 31, 2009. In connection with this financing, we issued to Cornell Capital five year warrants with the following exercise prices: 1,250,000 at $1.00 per share, 1,250,000 at $1.15 per share, 1,250,000 at $1.30 and 1,250,000 at $1.45.
We have separately filed a registration statement including these shares with the Securities and Exchange Commission.

On November 10, 2006, we entered into a Securities Purchase Agreement (the "November SPA") with Cornell Capital pursuant to which we issued a secured convertible debenture to Cornell Capital in the principal amount of $2,750,000 (the "November 2006 Debenture"). The November 2006 Debenture matures 36 months after issuance and accrues interest at 8% per year which is payable in shares of our common stock at the lower of $1.45 per share or 95% of the lowest daily volume weighted average price of our common stock ("Fair Market Value") for the 30-day period prior to the interest payment due date.

The November 2006 Debenture is convertible at Cornell Capital's option into shares of our common stock at a price per share equal to the lower of $1.45 per share or 95% of the fair market value of our common stock for the 30 days prior to the notice of exercise, as adjusted in accordance with the terms of the November 2006 Debenture. We are required to register the shares issuable upon conversion of the November 2006 Debenture and the warrants issued in connection therewith within 45 days of our receipt of a written request from Cornell Capital to register such shares. Cornell Capital's conversion right under the November 2006 Debenture is subject to certain limitations including that Cornell Capital may not convert the November 2006 Debenture for a number of shares in excess of that number of shares which, upon giving effect to such conversion, would cause the aggregate number of shares of our common stock beneficially held by Cornell Capital to exceed 4.99% of our then outstanding common stock. In addition, Cornell Capital agreed to not sell any shares that may be acquired under the November 2006 Debenture until May 10, 2007. Thereafter, Cornell Capital will limit its resales of our common stock acquired under the November 2006 Debenture to no more than $250,000 for a period of 30 days if our common stock falls below $1.45 per share for five consecutive trading days (the "Resale Limitation"). The Resale Limitation would not apply upon an event of default as defined in the November 2006 Debenture, if waived in writing by us, or to private resales by Cornell Capital. We are required pursuant to the November 2006 Debenture to reserve a total of 20% of the maximum number of shares that may be owned by persons who are not U.S. citizens as determined in accordance with U.S. Department of Transportation regulations for issuance pursuant to the November 2006 Debenture. Pursuant to the November SPA, we issued to Cornell Capital warrants to purchase a total of 2,000,000 shares of our common stock with the following exercise prices: $1.20 per share (as to 500,000 warrants); $1.35 per share (as to 500,000 warrants); $1.50 per share (as to 500,000 warrants); and $1.65 per share (as to 500,000 warrants).

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(11) CONVERTIBLE DEBT (CONTINUED)

LONG-TERM CONVERTIBLE DEBT (CONTINUED) - In addition, in the event we close on any debt or equity financing after the issuance date of the November 2006 Debenture, we will be required to use 50% of the net proceeds of such financings to prepay outstanding amounts outstanding under the November 2006 Debenture or any other debenture issued by us to Cornell Capital. If amounts to be prepaid by us do not total at least the equivalent of $70,000 per month beginning on April 1, 2007, we must prepay the difference to match such amount up to $2,000,000. No further prepayments will be required once we prepay a total of $2,000,000.

We agreed to grant a security interest to Cornell Capital covering substantially all of our assets to secure our obligations under the November 2006 Debenture and the March 2006 Debenture pursuant to an Amended and Restated Security Agreement. Pursuant to the November SPA, we also agreed to issue to Cornell Capital warrants (the "New Warrants") to purchase a total of 2,000,000 shares of our common stock with the following exercise prices: $1.20 per share (as to 500,000 warrants); $1.35 per share (as to 500,000 warrants); $1.50 per share (as to 500,000 warrants); and $1.65 per share (as to 500,000 warrants).

The above issued convertible notes and warrants (in addition to the Short-Term Convertible Debt described below) require the Company to register the resale of the shares of common stock upon conversion or exercise of these securities. The Company accounts for the fair value of these outstanding warrants to purchase common stock and conversion feature of its convertible notes in accordance with SFAS No. 133 "Accounting For Derivative Instruments And Hedging Activities" and EITF Issue No. 00-19 "Accounting For Derivative Financial Instruments Indexed To And Potentially Settled In A Company's Own Stock" which requires the Company to bifurcate and separately account for the conversion feature and warrants as embedded derivatives contained in the Company's convertible notes. Pursuant to SFAS No. 133, the Company bifurcated the fair value of the conversion feature from the convertible notes, since the conversion features were determined to not be clearly and closely related to the debt host. In addition, since the effective registration of the securities underlying the conversion feature and warrants is an event outside of the control of the Company, pursuant to EITF Issue No. 00-19, the Company recorded the fair value of the conversion feature and warrants as either short-term or long-term liabilities (based on the underlying term of the notes) as it was assumed that the Company would be required to net-cash settle the underlying securities. The Company is required to carry these embedded derivatives on its balance sheet at fair value and unrealized changes in the values of these embedded derivatives are reflected in the consolidated statement of operations.

In valuing the terms of the March 2006 Debenture and the November 2006 Debenture in accordance with SFAS No. 133, we elected to value the debenture using the Black Scholes-Merton model. The effect of this valuation was the creation of a long-term derivative liability of $3,724,718 for the March 2006 Debenture and $80,140 for the November 2006 Debenture, which were also recorded as discounts to each of the debentures. These discounts are being amortized over the respective 36 month lives of each debenture. The long-term derivative liability is periodically revalued using the Black-Scholes-Merton model. For the twelve month periods ended December 31, 2006, we recorded a change in fair value of derivative liability of $2,765,581 in the Statement of Operations.

SHORT-TERM CONVERTIBLE DEBT - On October 26, 2005, we entered into a definitive convertible note purchase agreement ("Short-Term Convertible Debt") with Portfolio Lenders II, LLC, pursuant to which we issued $250,000 in principal amount of convertible notes, convertible by the holder into our common stock at the price of $0.50 per share. The Short-Term Convertible Debt had an interest rate of 15% per annum, 120 days of which was prepaid at the time of the closing. Additional consideration of $12,500 was paid at the time of closing. The Short-Term Convertible Debt is uncollateralized. We also issued Portfolio Lenders II, LLC a warrant to purchase up to 100,000 shares of our common stock as an inducement to enter into the transaction. The warrant is exercisable at a price of $0.50 per share for a period of five years from its date of issuance. The Short-Term Convertible Debt converted into 500,000 shares effective March 26, 2006.

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(11) CONVERTIBLE DEBT (CONTINUED)

SHORT-TERM CONVERTIBLE DEBT (CONTINUED) -

In February 2006 we issued the February 2006 Note in the amount of $494,505 to an investor in exchange for 494,505 shares of our common stock held by the investor. This investor had previously acquired such shares in a private transaction with Cornell Capital. The February 2006 Note bears interest at 10% per annum is repayable on February 23, 2007, and may be extended to February 23, 2008. The investor has indicated they would like to extend the term of the note and we anticipate completing the documentation in the near future. The February 2006 Note is convertible into shares of our common stock at the lesser of $1.00 per share or 100% of the fair market value of our common stock for the ten trading days prior to the conversion date, provided that the conversion price shall not be less than $0.50 per share. We registered shares equal to the estimated maximum amount of shares which may be converted under the February 2006 Note pursuant to a registration statement declared effective by the SEC on June 13, 2006.

Principal repayment for each of the five succeeding fiscal years and thereafter as of December 31, 2006 is as follows:

YEAR ENDING
DECEMBER 31,
    2007                                               $   490,347
    2008                                                         --
    2009                                                 8,650,000
    2010                                                         --
    2011                                                         --
    Thereafter                                                   --
                                                       ------------
    TOTAL ANNUAL DEBT REPAYMENTS                       $ 9,140,347
                                                       ============

(12) SECURITIES OFFERINGS

EXERCISE OF WARRANTS BY CORNELL CAPITAL - On October 20, 2006, the Company and Cornell Capital amended the terms of two warrant agreements (the "Warrants") relating to the issuance of 1,250,000 shares of the Company's common stock each. The Warrants contained exercise prices of $1.00 and $1.15, respectively. To induce Cornell Capital to make an additional investment in the Company via the cash exercise of the Warrants, the Company agreed to reduce the exercise price of each Warrant to $0.70 per share. We received proceeds of $1,750,000 from the exercise of these warrants on October 20, 2006.

On October 20, 2006, the Company issued a total of 2,500,000 shares of common stock in connection with a notice of exercise of the Warrants received from Cornell Capital on such date. In connection with this agreement, the Company issued additional warrants to purchase up to 500,000 shares of the Company's common stock with the following exercise prices: $1.20 per share (as to 125,000 warrants); $1.35 per share (as to 125,000 warrants); $1.50 per share (as to 125,000 warrants); and $1.65 per share (as to 125,000 warrants).

PRIVATE PLACEMENT - On October 27, 2004, we authorized for issuance up to 1,500,000 shares of our Series A Preferred Stock. We completed a private placement offering of our equity securities at the end of December 2004. The private placement offering was through the sale of equity units ("Units"), each Unit consisting of five shares of our Series A Preferred Stock and two warrants, each warrant exercisable to purchase one share of our common stock. The purchase price per Unit was $5.00. We issued a total of 63,200 of our Units. Holders received a total of 316,000 shares of our Series A Preferred Stock and 126,400 warrants to purchase our common stock, of which 63,200 warrants have an exercise price equal to 125% of the conversion price of the Series A Preferred Stock and the remaining 63,200 warrants have an exercise price equal to 150% of the conversion price of the Series A Preferred Stock.

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(12) SECURITIES OFFERINGS (CONTINUED)

PRIVATE PLACEMENT (CONTINUED) - During 2006, holders of 53,800 Units converted their preferred shares into 269,000 of our common shares. At December 31, 2006, 9,400 Units representing 47,000 shares of preferred stock were outstanding. Our Series A Preferred Stock is the only class of preferred stock authorized for issuance by us as of December 31, 2006. The Series A Preferred Stock ranks prior to our common stock and is subordinate to and ranks junior to all of our indebtedness now or hereafter outstanding. Our Series A Preferred Stock is convertible into shares of our common stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price shall be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price shall be equal to 80% of the fair market value of our common stock on the date upon which we receive a notice of conversion from the Series A Preferred Stockholder. Such fair market value shall be determined by an accounting firm selected by us which accounting firm is not then currently performing any accounting services for us.

Holders of our Series A Preferred Stock are entitled to receive, out of any funds legally available therefore, non-cumulative annual dividends at the rate of 6% at such times and as declared by our Board of Directors. In addition, Series A Preferred Stockholders have voting rights equivalent to common stockholders (i.e., one share of Series A Preferred Stock has the same voting rights as one share of common stock for voting purposes only).

STANDBY EQUITY DISTRIBUTION AGREEMENT - On August 4, 2004, we entered into a Standby Equity Distribution Agreement ("SEDA") with an investor. Under the original terms of the SEDA, we could, at our discretion, periodically issue and sell to the investor shares of common stock for a total purchase price of $10.0 million. These placements could occur, as elected by us, in increments not to exceed $250,000 every seven business days. There is no minimum placement under the SEDA. These placements of common stock will be at a 1% discount to the volume weighted average price of our common stock for the 5 days immediately following the notice date.

Under the terms of the SEDA, the investor will receive a fee equal to 5% of the gross proceeds received by us pursuant to the SEDA. The SEDA has a term of 2 years from the Effectiveness of the SEDA registration. We are required to register the SEDA shares under the Securities Act of 1933 prior to any sales of our common stock under the SEDA. Proceeds of the SEDA will be offset against deferred offering costs [Note 10] until those amounts are extinguished.

On April 8, 2005, we entered into an Amended and Restated Standby Equity Distribution Agreement (the "New SEDA"). The New SEDA increased the total amount of stock available for purchase from $10 million to $11 million and the maximum size of each advance was increased from $250,000 to $300,000. Under the New SEDA the maximum advances over each period of 30 days is $1,200,000.

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(13) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES - To establish our executive offices, we entered into a three year operating lease for real property, which expires on August 16, 2007 (as amended), at a rate of approximately $780 per month.

Effective February 1, 2006, we entered into an agreement to use an additional 1,590 square feet of space at the Downtown Manhattan Heliport ("DMH") as our passenger facility. The term of the agreement expires August 16, 2007, which corresponds to the expiration of the Port Authority's agreement with the City of New York for the DMH. The monthly rental for the space is $6,360. In addition, we agreed to pay the Port Authority an additional fee of $8,333 per month, which may increase based on the gross receipts we earn from DMH departing flights. We do not anticipate any additional fee payments over the next 12 months.

On February 8, 2006, we entered into a one year lease agreement for office and hangar space for our operations base. Monthly rent will increase steadily through the term of the lease from approximately $6,300 at inception to approximately $16,000 after July 2006. We are accounting for this rent expense as paid, since the difference in accounting on a straight-line basis is immaterial. We also agreed to issue 20,000 shares of our common stock to the lessor. We are in discussions with the lessor of this facility for a new agreement. While there can be no assurances, we do expect that a new agreement will be signed in the near future.

Total rental expense was $369,645 and $20,689for the twelve months ended December 31, 2006 and December 31, 2005, respectively.

On February 27, 2006, we entered into a three year lease agreement for office space in Cranford, New Jersey. Monthly rent for these facilities is $4,732 for the first year of the lease, $4,844.67 for the second year of the lease and $4,957.33 for the third year of the lease.

We entered into a three year operating lease for a helicopter, which expires on October 31, 2008, at a monthly lease rate of $31,500 per month. There are no purchase or renewal options. Effective November 1, 2005, we secured a Technical Support Agreement to provide us with certain exchange components, spare parts, and technical support for the equipment for the length of the lease term.

In 2005 and 2006, we entered into separate five year operating leases for three Sikorsky S-76 helicopters with a different lessor. These leases expire five years after the commencement of the leases or redelivery to the lessor. Rent on two of the helicopters is payable at the monthly rate of $35,834 per month and at a monthly rate of $45,417 for the third helicopter. Each lease provides that the lessor will finance up to $200,000 per helicopter towards the costs of shipping and modification; the amortization of this amount is included in the lease payment. The net effect of this is Deferred Charges of $499,100, which amount will be amortized as a reduction in the rental expense over the life of each lease. There are no purchase or renewal options. In connection with these leases, we entered into a Technical Support Agreement ("Support Agreement") where we will pay a set rate per flight hour, subject to price escalation, to cover all of the helicopter's major maintenance costs.

Minimum future lease rent payments as of December 31, 2006 were:

YEAR ENDING
DECEMBER 31,
    2007                                                     $    1,938,092
    2008                                                          1,809,660
    2009                                                          1,459,547
    2010                                                          1,405,020
    2011                                                            253,336
    Thereafter                                                           --
                                                             --------------
    TOTAL MINIMUM FUTURE LEASE PAYMENTS                      $    6,865,655
    -----------------------------------                      ==============

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)

On or about July 29, 2006, Textron Innovations, Inc. ("Textron") instituted a trademark cancellation proceeding against us before the U.S. Patent and Trademark Office, Trademark Trial and Appeal Board. In the cancellation proceeding, Textron seeks to cancel our trademark registration for the mark U.S. HELICOPTER(R), Trademark Registration No. 3,072,323, as used by us for our scheduled airline services (the "Mark"). We registered the Mark on March 21, 2006 on the Supplemental Register of the U.S. Patent and Trademark Office. Textron contends in the Cancellation Proceeding that a subsidiary of Textron was named "U.S. Helicopter" and used that business entity name for "helicopter repair services" in Texas prior to the use of the Mark by us. On or about September 7, 2006, we filed an answer to the petition to cancel, generally denying the allegations of Textron, and seeking dismissal of the cancellation proceeding. We are vigorously defending this claim. The case is currently in a discovery phase.

(14) RELATED PARTY TRANSACTIONS

Donal McSullivan, Senior Vice President and Chief Marketing Officer, and John Capozzi, Marketing and Business Development Advisor and Director, have provided certain consulting services to the Company from its inception. In connection with the provision of such consulting services, they had an agreement with the Company (the "Marketing Services Agreement") to jointly receive 10% of the proceeds of any financings arranged with Cornell Capital and certain other investors. As of the date of this report, they have received $832,500 of the proceeds of the transactions with Cornell Capital and certain other investors plus warrants to purchase up to 600,000 shares of the Company's common stock. On January 17, 2007, we entered into a Settlement Agreement and Release with respect to the Marketing Services Agreement. In exchange for a full termination of the Marketing Services Agreement, we agreed to the following: (i) a payment of $50,000 to each of Mr. Capozzi and Mr. McSullivan upon the signing of the settlement agreement; (ii) a payment of $99,985 to each of Mr. Capozzi and Mr. McSullivan as of March 15, 2007; and (iii) the issuance of warrants to purchase 300,000 and 200,000 shares to Mr. Capozzi and Mr. McSullivan, respectively, with an exercise price of $0.05 per share and a term of five years.

We are a party to an agreement dated October 28, 2005 with William Street Advisors, LLC ("William Street") which provides for payment to William Street of a cash fee equal to five percent of the consideration paid by investors introduced to us by William Street, as well as warrants to purchase up to five percent of the stock purchased by such investors. William Street is a subsidiary of The Chart Group, LP, of which Christopher Brady, one of our directors, is founder and Chairman. In October, 2005, we entered into common stock purchase agreements with six separate purchasers for a total of $6,250,000 whereby we issued 6,250,000 shares and warrants to purchase up to 750,000 shares. In connection with these transactions, we paid William Street a cash fee of $312,500 and warrants to purchase a total of 312,500 shares of our common stock, of which 156,250 warrants were issued in the name of Univest Group Limited.

(15) INCOME TAXES

We have approximately $4,340,000 of unamortized capitalized pre-operating costs that have not been deducted for tax purposes at December 31, 2006. These deductions are being applied against future taxable income in the sixty month period following the commencement of operations.

These future deductions were recorded by us as deferred tax assets totaling approximately $1,736,000 at December 31, 2006. As the effective utilization of this deferred tax asset is dependant on future taxable profits, a valuation allowance of approximately $1,736,000 was recorded at December 31, 2006, leaving a net deferred tax asset of $-0- for all periods presented. The valuation allowance decreased by $306,000 in 2006.

We have approximately $8,394,000 of net operating losses ("NOLS") that have not been used for tax purposes as of December 31, 2006. These NOLS expire twenty years following the year in which the loss occurred. Our NOLS begin expiring in 2023.

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(16) EMPLOYEE STOCK OPTIONS

On July 23, 2004, we issued an option to acquire 231,000 shares of our common stock for $0.50 per share. On October 27, 2004, we issued options to acquire 581,000 shares of our common stock for $0.50 per share. On May 25, 2005, we issued an option to acquire 70,000 shares of our common stock for $0.50 per share. On April 3, 2006 we issued options to acquire 150,000 shares of our common stock for $0.50 per share. On October 26, 2006 we issued options for 351,000 shares. On December 21, 2006 we issued options for 75,000 shares.

We recorded $170,599 in recognition of the cost of the options issued in 2006.

We determined that there was no difference between the fair value and the intrinsic value of the options issued in 2005.

The following is a summary of options outstanding:

                                               WEIGHTED AVERAGE
                                               NUMBER OF SHARES       EXERCISE PRICE
                                               ----------------       --------------
  Outstanding at December 31, 2004               812,000          $             0.50

  Granted                                         70,000                        0.50
  Exercised                                          --                           --
  Forfeited                                          --                           --
                                         ----------------         -------------------

  Outstanding at December 31, 2005               882,000          $             0.50
                                         ================         ===================
                                                 576,000          $     0.50 - $1.40
  Granted
  Exercised                                          --                           --
  Forfeited                                      (70,000)                       0.50
                                         ----------------         -------------------
                                               1,388,000          $     0.50 - $1.40
  Outstanding at December 31, 2006
                                         ================         ===================

                                               At                         At
                                        DECEMBER 31, 2006          DECEMBER 31, 2005
                                         ----------------         ------------------
Options Exercisable                            1,225,500                    882,000
                                         ================         ==================

                                                    YEARS ENDED DECEMBER 31,
                                               2006                        2005
                                               ----                        ----

Weighted Average Fair Value of Options
  Granted During the Periods             $       170,599                     --
                                         ================        ===================

As of December 31, 2006 the weighted average exercise price of all of our employee stock options is $0.768. The weighted average remaining contractual life is approximately 8.59 years.

As of December 31, 2006, the weighted average exercise price for our employee stock options which have vested is $0.684. The weighted average contractual life is approximately 8.43 years,

U.S. HELICOPTER CORPORATION
NOTES TO FINANCIAL STATEMENTS

(16) EMPLOYEE STOCK OPTIONS (CONTINUED)

The fair value of each option granted is estimated on the grant date using the Black-Scholes Model. The following assumptions were made in estimating fair value:

                                                YEARS ENDED DECEMBER 31,
                                           2006                         2005
                                           ----                         ----
Dividend Yield                             --%                          --%
Risk-Free Interest Rate                  4.75%                        4.75%
Expected Life                         10 years                          N/A
Expected Volatility                        N/A                          N/A

(17) SUBSEQUENT EVENTS

On March 10, 2007, the Board of Directors approved the issuance of a restricted stock grant in the amount of 75,000 shares to Former Senator John Breaux ("Breaux") and options to purchase up to 300,000 shares of common stock to each of Breaux and IGAS Enterprises, Inc. ("IGAS"). The restricted stock grant is subject to forfeiture in the event that Sen. Breaux is not providing services to the Company as of March 10, 2008. The stock options awarded to IGAS and Breaux contain an exercise price of $1.05 per share and vest as follows: 100,000 options vest upon issuance, 100,000 options vest on December 31, 2007 and 100,000 options vest on December 31, 2008. The issuance of the compensation to each of Breaux and IGAS was in consideration of certain services rendered to the Company with respect to the Company's efforts to expand flight operations.

On March 30, 2007, we entered into a Securities Purchase Agreement with Cornell Capital pursuant to which we issued convertible debentures in the principal amount of $1,100,000. The debentures are convertible at the option of Cornell Capital any time up to maturity at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. The debentures are repayable as of June 30, 2007; however, if we are not successful in completing a financing of at least $1.1 million at such time and no event of default occurs under the debentures, the maturity date will be extended until September 30, 2007. The debentures accrue interest at 12% per year payable in our common stock at the rate equal to the conversion price of the debentures in effect at the time of payment. In the event that the maturity date for the debentures is extended, the interest rate under the debentures will increase by two percent per month through and until September 30, 2007. We plan to use the proceeds received in this financing for working capital.

Pursuant to the Securities Purchase Agreement, we issued warrants to Cornell Capital to purchase a total of 155,481 shares of our common stock with the following exercise prices: $1.15 per share (as to 47,827 warrants); $1.35 per share (as to 40,741 warrants); $1.55 per share (as to 35,484 warrants); and $1.75 per share (as to 31,429 warrants). The warrants are exercisable for a period of five years. We entered into an amended security agreement with Cornell Capital pursuant to which we continued the security interest of Cornell Capital in all our assets which we granted in connection with the original debentures issued by us to Cornell Capital.

On April 2, 2007 we signed an Offer Letter with Electronic Data Systems Corporation ("EDS") for the purchase of a Sikorsky S-76B helicopter. We paid a refundable deposit (under certain circumstances) to EDS on April 9, 2007 pursuant to an Escrow Agreement dated April 9, 2007 We are in discussions with financing sources to provide operating lease financing for the purchase and lease the helicopter to us. There can be no guarantee of the discussions with financing sources will be successful.

         WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON
          TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT
                        U.S. HELICOPTER, INC. EXCEPT THE
                         INFORMATION OR REPRESENTATIONS
                        CONTAINED IN THIS PROSPECTUS. YOU
                             SHOULD NOT RELY ON ANY
               ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

     o   except the common stock offered by this prospectus;

     o in any jurisdiction in which the offer or solicitation is not authorized;

     o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

     o   to any person to whom it is unlawful to make the offer or solicitation;
         or

     o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

     o there have been no changes in the affairs of U.S. Helicopter Corporation after the date of this prospectus; or

     o the information contained in this prospectus is correct after the date of this prospectus.

                       ----------------------------------

                                   PROSPECTUS

                       ----------------------------------

                        1,003,354 SHARES OF COMMON STOCK

                           U.S. HELICOPTER CORPORATION

                                  May 15, 2007